Exhibit 2.1
Execution Version
AGREEMENT AND PLAN OF MERGER
AMONG
NOBLE CORPORATION
NOBLE AM MERGER CO.
FDR HOLDINGS LIMITED
AND
CERTAIN SHAREHOLDERS OF
FDR HOLDINGS LIMITED AND ITS SUBSIDIARIES
Dated June 27, 2010

i

LIST OF ANNEXES

Annex I	Existing Principal Shareholders
Annex II	Recapitalizing Shareholders
Annex III	Junior Shareholders
Annex IV	Senior Shareholders

LIST OF EXHIBITS

Exhibit A Addendum Agreement

LIST OF SCHEDULES*

Schedule 2.3(b)(iv)	Closing Day Severance Payments
Schedule 2.3(b)(vi)	Company Transaction Costs
Schedule 2.3(b)(xii)	SECP Payments
Schedule 3.4	Closing Date Principal Shareholders
Schedule 3.5	Brokers, Finders and Investment Bankers
Schedule 4.1(a)	Foreign Qualifications
Schedule 4.3	Subsidiaries, Joint Ventures and Investments
Schedule 4.4(a)	Capitalization
Schedule 4.4(e)	Equity Interests
Schedule 4.4(f)	Signing Date Indebtedness
Schedule 4.5(a)	Absence of Restrictions and Conflicts; Consents
Schedule 4.5(b)	Consents and Filings
Schedule 4.5(c)	Company Shareholder Approval
Schedule 4.6	Vessels
Schedule 4.6(a)	Marketable Title; Defects
Schedule 4.6(b)	Liens
Schedule 4.7	Vessel Registration
Schedule 4.8(a)	Audited Financial Statements of the Company
Schedule 4.8(b)	Unaudited Financial Statements of the Company
Schedule 4.8(c)	Financial Statements of Bully 1 Joint Venture
Schedule 4.8(d)	Financial Statements of Bully 2 Joint Venture
Schedule 4.8(e)	Changes in Accounting Policies, Practices or Procedures
Schedule 4.9	No Undisclosed Liabilities
Schedule 4.10	Absence of Certain Changes
Schedule 4.11	Legal Proceedings
Schedule 4.13	Company Contracts
Schedule 4.14(a)	Tax Returns; Taxes
Schedule 4.14(a)(xv)	Subject Entities
Schedule 4.15	Directors, Officers and Employees
Schedule 4.16(a)	Company Benefit Plans
Schedule 4.16(e)	Company Benefit Plan Compliance
Schedule 4.16(f)	Payments under Company Benefit Plans
Schedule 4.16(i)	Foreign Plans
Schedule 4.16(k)	Employee Payments
Schedule 4.17	Labor Relations

Schedule 4.18	Insurance Policies
Schedule 4.19	Intellectual Property; Software
Schedule 4.20	Licenses and Permits
Schedule 4.21	Bank Accounts; Powers of Attorney
Schedule 4.22	Brokers, Finders and Investment Bankers
Schedule 4.24(a)	Anti-Corruption Laws
Schedule 4.24(b)	Anti-Corruption Activities
Schedule 4.24(c)	Anti-Corruption – Prohibited Activities
Schedule 4.25	Capital Expenditure Program and Construction Schedules
Schedule 4.26	Bully 1 and Bully 2 Purchase Orders
Schedule 4.27	Accounts Receivable
Schedule 4.28	Recapitalization
Schedule 4.29	Other Related Party Agreements
Schedule 5.4	Brokers, Finders and Investment Bankers
Schedule 6.1	Conduct of Operations of Company and its Subsidiaries
Schedule 6.2	Prohibited Activities
Schedule 6.10(e)	Foreign Good Standings
Schedule 6.11(a)	Continuing Employees
Schedule 6.11(b)	Continuing Employee Bonuses and Vacation Time
Schedule 6.13	Released Contracts
Schedule 6.14	Shareholder Indemnification Agreements
Schedule 6.16	Termination of Related Party Agreements
Schedule 7.2(e)(iii)	Resigning Officers and Directors
Schedule 7.2(h)	Certain Construction Contracts
Schedule 9.3	Indemnification Procedure
*Noble agrees to furnish supplementally a copy of any omitted schedule to this Agreement to the Securities and Exchange Commission upon request.

v

DEFINED TERMS
     The following is a list of the defined terms used in this Agreement:

1934 Act	Section 5.3(a)
Accrued Amounts	Section 2.3(b)(i)
Acquisition Proposal	Section 6.15
Actions	Section 4.11
Adjusted Aggregate Credit Facility Payoff Amount	Section 2.3(b)(ii)
Affiliate	Section 6.7(c)
Aggregate Credit Facility Payoff Amount	Section 6.19
Agreement	Preamble
Antitrust Authority	Section 6.7(b)
Antitrust Laws	Section 6.7(b)
Antitrust Prohibition	Section 6.7(b)
Applicable Laws	Section 4.12
Bully 1	Section 4.25
Bully 1 Credit Agreement	Section 4.4(g)(i)
Bully 1 Drilling Contract	Section 4.25
Bully 1 Financial Statements	Section 4.8(c)
Bully 1 Joint Venture	Section 2.1
Bully 1 Joint Venture Agreement	Section 7.2(f)
Bully 2	Section 4.25
Bully 2 Credit Agreement	Section 4.4(g)(ii)
Bully 2 Drilling Contract	Section 4.25
Bully 2 Financial Statements	Section 4.8(d)
Bully 2 Joint Venture	Section 2.1
Bully 2 Joint Venture Agreement	Section 7.2(f)
Bully Construction Programs	Section 4.25
Bully Joint Venture Companies	Section 2.1
Bully Project Severance Payment	Section 2.3(b)(iii)
Business Day	Section 10.19
Business IP	Section 4.19(a)
Claims	Section 6.13(c)
Claims Period	Section 9.4(a)
Closing	Section 1.2
Closing Date	Section 1.2
Closing Date Employee	Section 2.9(a)
Closing Date Majority	Section 10.3(d)
Closing Date Principal Shareholders	Preamble
Closing Date Taxable Year	Section 6.10(d)
Closing Date Taxable Years	Section 6.10(d)
Closing Day Severance Payment Deduct Amount	Section 2.3(b)(xii)
Closing Day Severance Payments	Section 2.3(b)(iv)
COBRA	Section 4.16(e)(viii)
Code	Section 2.4(d)
Companies Law	Recitals

6

Company	Preamble
Company Ancillary Documents	Section 2.3(b)(i)
Company Benefit Plan	Section 4.16(a)
Company Contracts	Section 4.13
Company Credit Facilities	Section 4.4(g)(iii)
Company D&O Insurance	Section 6.14(d)
Company Options	Section 2.7
Company Ordinary Shares	Recitals
Company Shareholder Approval	Recitals
Company Transaction Costs	Section 2.3(b)(i)
Constituent Companies	Section 1.1
Construction Contract	Section 4.13(a)
Construction Schedules	Section 4.25
Continuing Employee	Section 6.11(a)
Control	Section 6.7(c)
Controlled	Section 6.7(c)
Controlling	Section 6.7(c)
Converting Interests	Recitals
Designated Entity	Section 2.8(c)
Dissenting Shares	Section 2.6
Divestiture Action	Section 6.7(b)
Driller Ltd	Recitals
Driller Ltd. First Lien Agent	Section 4.4(g)(iv)
Driller Ltd. First Lien Credit Agreement	Section 4.4(g)(iv)
Driller Ltd. First Lien Payoff Amount	Section 6.19(c)
Driller Ltd. First Lien Payoff Letter	Section 6.19(c)
Driller Ltd. Second Lien Agent	Section 4.4(g)(v)
Driller Ltd. Second Lien Credit Agreement	Section 4.4(g)(v)
Driller Ltd. Second Lien Payoff Amount	Section 6.19(d)
Driller Ltd. Second Lien Payoff Letter	Section 6.19(d)
Drilling ASA	Recitals
Drilling Contract	Section 4.13(b)
Drilling USA First Lien Agent	Section 4.4(g)(vi)
Drilling USA First Lien Credit Agreement	Section 4.4(g)(vi)
Drilling USA First Lien Payoff Amount	Section 6.19(a)
Drilling USA First Lien Payoff Letter	Section 6.19(a)
Drilling USA Second Lien Agent	Section 4.4(g)(vii)
Drilling USA Second Lien Credit Agreement	Section 4.4(g)(vii)
Drilling USA Second Lien Payoff Amount	Section 6.19(b)
Drilling USA Second Lien Payoff Letter	Section 6.19(b)
Drillships 1	Recitals
Drillships 2	Recitals
Drop Dead Date	Section 8.1(b)(ii)
Effective Time	Section 1.3
Employee Benefit Plan	Section 4.16(a)
Enforceability Exceptions	Section 3.2(b)

7

Environmental, Health and Safety Requirements	Section 4.12
ERISA	Section 4.16(a)
ERISA Affiliate	Section 4.16(c)
Escrow Agent	Section 2.4(a)
Escrow Agreement	Section 2.4(a)
Escrow Amount	Section 2.3(b)(vii)
Excluded Claims	Section 9.5(a)
Excluded Losses	Section 9.1(d)
Excluded Shares	Section 2.1
Existing Principal Shareholders	Preamble
FCPA	Section 4.24
Financial Statements	Section 4.8(b)
Financing	Section 6.17
Financing Sources	Section 9.5(c)
Foreign Competition Notifications	Section 6.7(b)
Foreign Plan	Section 4.16(i)
GAAP	Section 4.8(e)
Governmental Entities	Section 3.3(a)
Governmental Entity	Section 3.3(a)
Hazardous Materials	Section 4.12
HSR Act	Section 4.5(b)
Indemnification Escrow Amount	Section 2.3(b)(vii)
Indemnified Party	Section 9.3(a)
Indemnifying Party	Section 9.3(a)
Intellectual Property	Section 4.19(b)
Internal Revenue Service	Section 4.16(b)
Junior Shareholder	Section 2.3(b)(ix)
Knowledge	Section 10.16
Legal Dispute	Section 10.8
Liens	Section 4.3(a)
Losses	Section 9.1(d)
Made Available	Section 10.17
Management Services Agreement	Section 4.29(c)
Material Adverse Effect	Section 4.1(b)
Maximum Severance Payout Amount	Section 2.9(b)
Maximum Severance Payout Deduct Amount	Section 2.9(c)
Merger	Recitals
Merger Consideration	Section 2.2
Merger Sub	Preamble
Most Recent Balance Sheet	Section 4.8(b)
NYSE	Section 5.3(b)
Option Consideration	Section 2.7
Outstanding Shares	Recitals
Ownership Percentage	Section 2.9(c)
Parent	Preamble
Parent Ancillary Documents	Section 5.2(a)

8

Parent Basket	Section 9.5(a)
Parent De Minimis Liabilities	Section 9.5(a)
Parent Indemnified Parties	Section 9.1(a)
Parent Losses	Section 9.1(e)
Parent Material Adverse Effect	Section 5.3(a)
Partially Owned Subsidiaries	Recitals
Parties	Preamble
Party	Preamble
Pending Claim Amount	Section 9.6(g)
Pending Claims	Section 9.6(g)
Per Share Cash Amount	Section 2.3(b)(vii)
Per Share Escrow Amount	Section 2.3(b)(xi)
Permit	Section 4.20
Permitted Exceptions	Section 4.6(b)
Permitted Indebtedness	Section 6.2(v)
Person	Section 2.1
Plan of Merger	Section 1.3
Post-Closing Day Severance Payment	Section 2.9(a)
Post-Closing Day Severance Payment Deduct Amount	Section 2.9(d)(i)
Post-Closing Tax Actions	Section 6.10(c)
Pre-Closing Date Tax Returns	Section 6.10(a)
Primary Claims Period	Section 9.4(a)
Primary Escrow Release Date	Section 9.6(g)(i)
Principal Shareholder Ancillary Documents	Section 2.3(b)(i)
Reasonable Efforts	Section 10.18
Recapitalization	Recitals
Recapitalization Agreement	Recitals
Recapitalizing Shareholders	Preamble
Related Party Agreements	Section 4.13(e)
Released Claims	Section 6.13(a)
Released Contracts	Section 6.13(b)
Releasees	Section 6.13(a)
Releasing Party	Section 6.13(a)
Remaining Closing Date Employees	Section 2.9(d)(i)
SEC	Section 6.17(d)
SECP Participant	Section 2.8(b)
SECP Payments	Section 2.3(b)(xii)
Senior Holder	Section 2.3(b)(xiii)
Severance Amounts	Section 2.3(b)(xiv)
Severance Holdback Escrow Amount	Section 2.3(b)(xii)
Shareholder	Recitals
Shareholder Indemnified Parties	Section 9.2(a)
Shareholder Indemnitees	Section 6.14(a)
Shareholder Losses	Section 9.2(b)
Shareholder Representative	Section 10.3(a)
Shareholders’ Agreement	Section 3.4

9

Shell	Section 7.2(f)
Signing Date Indebtedness	Section 4.4(f)
Stock Option Plan	Section 2.7
Subject Entity	Section 4.14(a)(xv)
Subsidiary	Section 2.1
Surviving Company	Section 1.1
Surviving Company Options	Section 2.7
Tax	Section 4.14(b)
Tax Contest	Section 6.10(b)
Tax Items	Section 4.14(a)(ii)
Tax Related Claims Period	Section 9.4(a)
Tax Related Parent Losses	Section 9.4(a)
Tax Related Retained Escrow Amount	Section 9.5(a)(i)
Tax Related Retained Escrow Release Date	Section 9.6(g)(ii)
Tax Return	Section 4.14(b)
Taxes	Section 4.14(b)
Terminable Breach	Section 8.1(b)(iii)
Termination Date	Section 8.1
Total Per Share Merger Consideration	Section 2.3(b)(xvi)
Vessels	Section 4.6(a)
WARN Act	Section 4.17(ix)

10

AGREEMENT AND PLAN OF MERGER
     AGREEMENT AND PLAN OF MERGER, dated June 27, 2010 (the “Agreement”), among Noble Corporation, a Swiss corporation (“Parent”), Noble AM Merger Co., an exempted company with limited liability in the Cayman Islands and an indirect wholly owned subsidiary of Parent (“Merger Sub”) , FDR Holdings Limited, an exempted company with limited liability in the Cayman Islands having its registered office at Clifton House, 75 Fort Street, P.O. Box 1350, KY1-1108, George Town, Grand Cayman, Cayman Islands (the “Company”), the shareholders of the Company listed on Annex I to this Agreement (the “Existing Principal Shareholders”) and all such parties to the Recapitalization Agreement (as defined below) other than the Company, as listed on Annex II to this Agreement (the “Recapitalizing Shareholders,” together with the Existing Principal Shareholders, the “Closing Date Principal Shareholders”). Each of Parent, the Merger Sub, the Company, and the Closing Date Principal Shareholders are referred to herein as a “Party” and together as the “Parties.”
     WHEREAS, the respective Boards of Directors of Parent, the Company and Merger Sub have determined that the merger of Merger Sub with and into the Company, with the Company being the Surviving Company (the “Merger”), upon the terms and subject to the conditions set forth in this Agreement and pursuant to the Companies Law (2009 Revision) of the Cayman Islands (the “Companies Law”), would be fair and in the best interests of their respective companies and shareholders, and such Boards of Directors have approved, and the sole shareholder of Merger Sub will approve, such Merger and the other transactions contemplated hereby and have adopted this Agreement in accordance with the Companies Law (and, in the case of the Company, recommended that this Agreement be adopted by the Shareholders), pursuant to which the ordinary shares of Merger Sub issued and outstanding at the Effective Time (as defined below) will be converted, subject to the terms hereof, into ordinary shares of the Company (“Company Ordinary Shares” ) and each share of the Company outstanding at the Effective Time, including the Company Ordinary Shares issued to the Recapitalizing Shareholders in connection with the Recapitalization (collectively, the “Outstanding Shares”; each holder of an Outstanding Share is referred to herein as a “Shareholder”), excluding Dissenting Shares and Excluded Shares as hereinafter provided, shall be converted, subject to the terms hereof, into the right to receive the applicable Per Share Cash Amount plus the right to receive payments, if any, pursuant to Sections 2.9(c), 2.9(d) and Section 9.6(g);
     WHEREAS, the Recapitalizing Shareholders collectively own all of the issued and outstanding preferred shares, shareholder loans and certain other interests in Frontier Drilling ASA, a Norwegian public limited company (“Drilling ASA”), Frontier Drillships, Ltd., a Cayman Islands exempted company (“Drillships 1”), Frontier Drillships 2, Ltd., a Cayman Islands exempted company (“Drillships 2”) and Frontier Driller Ltd., a Cayman Islands exempted company (“Driller Ltd,” together with Drilling ASA, Drillships 1 and Drillships 2, the “Partially Owned Subsidiaries”), and 70% of the ordinary shares in Drillships 2 (collectively, the “Converting Interests”);
     WHEREAS, in connection with the transactions contemplated by this Agreement, the Recapitalizing Shareholders and the Company have entered into a Recapitalization Agreement dated the date hereof (the “Recapitalization Agreement”), pursuant and subject to the terms and conditions of which, immediately prior to the Merger, the Company will purchase the

Converting Interests in exchange for the issuance of Company Ordinary Shares to the Recapitalizing Shareholders (the “Recapitalization”);
     WHEREAS, upon consummating the Recapitalization, the Partially Owned Subsidiaries will each be 100% owned by the Company;
     WHEREAS, authorization and consummation of the Merger by the Company and approval of this Agreement require the affirmative vote of a majority in number of Shareholders representing at least 75% in value of the shareholders of the Company, voting together as one class (such approval, the “Company Shareholder Approval”); and
     WHEREAS, the Existing Principal Shareholders and the Recapitalizing Shareholders will benefit directly and indirectly from the transactions contemplated by this Agreement and, with respect to the Recapitalizing Shareholders, the Recapitalization Agreement, and are entering into this Agreement and, with respect to the Recapitalizing Shareholders, the Recapitalization Agreement, to induce Parent and Merger Sub to enter into this Agreement and consummate the Merger.
     NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements herein contained, the Parties hereby agree as follows:
ARTICLE I
THE MERGER
     Section 1.1 The Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the provisions of the Companies Law, Merger Sub shall be merged with and into the Company at the Effective Time. At the Effective Time, the separate existence of Merger Sub shall cease, and the Company shall continue as the surviving company (Merger Sub and the Company are sometimes hereinafter referred to as “Constituent Companies” and the Company is sometimes hereinafter referred to as the “Surviving Company”) and shall continue under the name “FDR Holdings Limited.”
     Section 1.2 Closing. Unless this Agreement shall have been terminated and the transactions herein contemplated shall have been abandoned pursuant to Section 8.1, and subject to the satisfaction or waiver of the conditions set forth in Article VII, the closing of the Merger (the “Closing”) shall take place at 9:00 a.m., Houston time, on July 30, 2010 (the “Closing Date”), at the offices of Vinson & Elkins L.L.P., 1001 Fannin Street, Houston, Texas 77002, unless another date, time or place is agreed to in writing by the Parent and Company.
     Section 1.3 Effective Time of the Merger. At the Closing, the Company and Merger Sub will cause the plan of merger and all other documents as may be required under the Companies Law, in a form mutually acceptable to Parent and the Company (the “Plan of Merger”) to be executed, acknowledged and filed with the Registrar of Companies of the Cayman Islands as provided in Section 233(9) of the Companies Law together with the authorizations, consents and documents referred to in such subsection. The Merger will become effective upon the date of the issuance of a Certificate of Merger by the Registrar of Companies (the “Effective Time”).

     Section 1.4 Effects of the Merger.
          (a) The Merger shall have the effects as set forth in this Agreement, the Plan of Merger and the applicable provisions of the Companies Law.
          (b) The memorandum and articles of association of Merger Sub as in effect at the Effective Time shall be the memorandum and articles of association of the Surviving Company, until duly amended in accordance with the provisions thereof and the Companies Law.
          (c) The directors and officers of Merger Sub immediately prior to the Effective Time will, from and after the Effective Time, continue as the directors and officers, respectively, of the Surviving Company until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the articles of association of the Surviving Company.
ARTICLE II
EFFECT OF THE MERGER ON THE SHARE CAPITAL OF THE
CONSTITUENT COMPANIES; EXCHANGE OF CERTIFICATES
     Section 2.1 Effect on Share Capital and Membership Interests. At the Effective Time, by virtue of the Merger and without any action on the part of the holder of any Outstanding Shares or the holder of any outstanding shares of Merger Sub, all of the Outstanding Shares and any other shares of the Company that are owned, directly or indirectly, by Parent, Merger Sub or any other Subsidiary of Parent shall be canceled and retired and shall cease to exist, and all of the Outstanding Shares and any other shares of the Company that are owned, directly or indirectly, by any Subsidiary of the Company shall remain outstanding and, in either case, no consideration shall be delivered or deliverable in exchange therefor (collectively, the “Excluded Shares”). As used in this Agreement, the term “Subsidiary,” with respect to any Person, means any corporation, partnership, limited liability company, unlimited liability company, business trust, mutual stock company, joint stock company, trust, joint venture, or other association or organization, whether incorporated or unincorporated, of which: (i) such Person or any other subsidiary of such Person is a general partner; or (ii) voting power to elect a majority of the Board of Directors or others performing similar functions with respect to such corporation, limited liability company, unlimited liability company, business trust, mutual stock company, joint stock company, trust, joint venture, or other association or organization is held by such Person or by any one or more of its subsidiaries. For avoidance of doubt, with respect to the Company, the term “Subsidiary” shall include Bully 1, Ltd., a Cayman Islands exempted company (together with its Subsidiaries, if any, “Bully 1 Joint Venture” and Bully 2, Ltd., a Cayman Islands exempted company (together with its Subsidiaries, if any, “Bully 2 Joint Venture,” together with Bully 1 Joint Venture, the “Bully Joint Venture Companies”). As used in this Agreement, “Person” means any individual, corporation, partnership, limited liability company, unlimited liability company, business trust, mutual stock company, joint stock company, joint venture, trust, Governmental Entity (or political subdivision thereof) or other organization or association.

     Section 2.2 Merger Consideration. The total consideration, subject to adjustment in accordance with the terms of this Agreement (including pursuant to Sections 2.6, 2.9 and 6.22), to be paid by Parent (i) to the Shareholders in respect of all the Outstanding Shares, other than the Dissenting Shares and the Excluded Shares, (ii) on behalf of the Shareholders with respect to certain Company Transaction Costs and (iii) on behalf of the Company and its Subsidiaries with respect to (w) certain Company Transaction Costs, (x) the Adjusted Aggregate Credit Facility Payoff Amount, (y) the SECP Payments and (z) the Closing Day Severance Payment Deduct Amount, all as described below, and, in each case, in exchange for the Merger and the agreements and covenants set forth in this Agreement, shall be U.S.$1,703,000,000 in cash (the “Merger Consideration”).
     Section 2.3 Conversion of Shares.
          (a) At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or the holders of any of the shares of the Company or Merger Sub, (i) each Outstanding Share, other than the Excluded Shares and the Dissenting Shares, shall be converted into the right to receive the applicable Per Share Cash Amount plus the right to receive payments, if any, pursuant to Sections 2.9(c), 2.9(d) and 9.6(g), payable to the registered holder thereof without interest thereon and (ii) each ordinary share of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into an ordinary share of the Surviving Company. The Merger Consideration shall be distributed to the Shareholders, as set forth in Section 2.4, other than with respect to holders of Dissenting Shares who shall receive payment in accordance with Section 2.6 or to holders of Excluded Shares.
          (b) Defined Terms. As used herein, the following terms shall have the meanings set forth below:
     (i) “Accrued Amounts” means (A) with respect to Persons who participate in the Frontier Drilling USA, Inc. Employee Change in Control and Severance Benefit Plan for Non-Executive Employees or the Frontier Drilling USA, Inc. Employee Change in Control Plan for Shore-Based Staff, any “Accrued Benefits” (within the meaning of such term as set forth in the plans), and (B) with respect to Persons who have entered into an employment agreement with the Company or any of its Subsidiaries, any “Accrued Amounts” (within the meaning of such term as set forth in the applicable employment agreement).
     (ii) “Adjusted Aggregate Credit Facility Payoff Amount” means the Aggregate Credit Facility Payoff Amount less the portion of the Aggregate Credit Facility Payoff Amount attributed to accrued but unpaid interest on principal amounts outstanding at Closing under the Driller Ltd. First Lien Credit Agreement, Driller Ltd. Second Lien Credit Agreement, Drilling USA First Lien Credit Agreement and Drilling USA Second Lien Credit Agreement accruing from the date hereof until the Closing Date; provided, however, that such deducted amount shall not exceed $2.9 million.
     (iii) “Bully Project Severance Payment” means any Severance Amount due from the Company or any of its Subsidiaries as a result of the termination, on or before the Closing Date, of employees, with respect to which the payor is entitled to seek reimbursement by the Bully Joint Venture Companies pursuant to any Management Services Agreement.
     (iv) “Closing Day Severance Payments” means the aggregate dollar amount of Severance Amounts due from the Company or any of its Subsidiaries as a result of the termination, on or before the Closing Date, of employees in the amounts and with regard to the Persons listed on Schedule 2.3(b)(iv) (as such schedule may be updated as of the Closing), who have as of the Closing Date returned a properly executed release agreement to the Company, other than the SECP Payments.
     (v) “Closing Day Severance Payment Deduct Amount” means the sum of (A) any Closing Day Severance Payments paid pursuant to Section 2.8(b) less any portion of such Closing Day Severance Payments constituting Accrued Amounts with respect to the applicable employee as set forth under the column entitled “accrued amounts” on Schedule 2.3(b)(iv) (as such schedule may be updated as of the Closing), other than any Bully Project Severance Payments paid pursuant to Section 2.8(b) and (B) 50% of any Bully Project Severance Payments paid pursuant to Section 2.8(b) less 50% of any portion of such Bully Project Severance Payments constituting Accrued Amounts with respect to the applicable employee as set forth under the column entitled “accrued amounts” on Schedule 2.3(b)(iv) (as such schedule may be updated as of the Closing).
     (vi) “Company Transaction Costs” means (i) all fees, costs and expenses of any brokers, financial advisors, consultants, accountants, attorneys or other professionals engaged by the Company or the Closing Date Principal Shareholders, including Goldman Sachs, Vinson & Elkins LLP, Appleby, Wikborg Rein, Latham & Watkins LLP, Gardere Wynne Sewell LLP, Davis Polk & Wardwell LLP and Deloitte & Touche, LLP, in connection with the structuring, negotiation or consummation of the transactions contemplated by (A) this Agreement, (B) the Escrow Agreement, (C) the Recapitalization Agreement, (D) any other certificate, agreement, document or other instrument to be executed and delivered by any Closing Date Principal Shareholder pursuant to Section 7.2(e) (collectively, together with the Escrow Agreement and the Recapitalization Agreement, the “Principal Shareholder Ancillary Documents”), and (E) any other certificate, agreement, document or other instrument to be executed and delivered by the Company pursuant to Section 7.2(e) (collectively, together with the Escrow Agreement and the Recapitalization Agreement, the “Company Ancillary Documents”), on behalf of the Company or the Closing Date Principal Shareholders, including the amounts set forth on Schedule 2.3(b)(vi) (as such schedule may be updated as of the Closing), and (ii) one-half of the fees and expenses payable to the Escrow Agent in connection with the transactions contemplated by this Agreement and the Escrow Agreement.
     (vii) “Escrow Amount” means the sum of the Indemnification Escrow Amount and the Severance Holdback Escrow Amount.

     (viii) “Indemnification Escrow Amount” means $100,000,000.
     (ix) “Junior Shareholder” means the holders of Outstanding Shares listed on Annex III (which Annex shall be delivered prior to the Closing so as to be accurate as of the Closing) solely with respect to the number of Outstanding Shares set forth opposite their name on Annex III; provided, however, that the aggregate number of Outstanding Shares set forth on Annex III shall not be less than that number of Outstanding Shares that when multiplied by the Total Per Share Merger Consideration shall be equal to the Escrow Amount.
     (x) “Per Share Cash Amount” means (i) in the case of a Senior Holder with respect to the Outstanding Shares set forth opposite such Senior Holder’s name on Annex IV (which Annex shall be delivered prior to the Closing so as to be accurate as of the Closing), the Total Per Share Merger Consideration, and (ii) in the case of a Junior Shareholder with respect to the Outstanding Shares set forth opposite such Junior Shareholder’s name on Annex III, a dollar amount equal to the difference between the Total Per Share Merger Consideration and the Per Share Escrow Amount.
     (xi) “Per Share Escrow Amount” means a dollar amount equal to the quotient of (A) the Escrow Amount divided by (B) the aggregate number of Outstanding Shares held by Junior Shareholders (other than Dissenting Shares held by Junior Shareholders) as set forth on Annex III (which Annex shall be updated so as to be accurate as of the Closing Date).
     (xii) “SECP Payments” means the aggregate dollar amount due on the Closing Date from the Company or any of its Subsidiaries to employees under the Frontier Drilling USA, Inc. Supplemental Executive Compensation Plan adopted June 4, 2010 as a result of the transactions contemplated by this Agreement in the amounts and with regard to the Persons listed on Schedule 2.3(b)(xii) (as such schedule may be updated as of the Closing).
     (xiii) “Senior Holder” means the holders of Outstanding Shares listed on Annex IV (which Annex shall be delivered prior to the Closing so as to be accurate as of the Closing) solely with respect to the number of Outstanding Shares set forth opposite their name on Annex IV. All shareholders who are not Closing Date Principal Shareholders shall be Senior Holders.
     (xiv) “Severance Amounts” means any and all payments or other benefits or amounts due from the Company or any of its Subsidiaries to employees resulting from the transactions contemplated by this Agreement (including any benefits or amounts due in connection with a termination of employment) pursuant to (A) any employment agreement, plan or policy, (B) the Frontier Drilling USA, Inc. Employee Change in Control and Severance Benefit Plan for Non-Executive Employees, and (C) the Frontier Drilling USA, Inc. Employee Change in Control Plan for Shore-Based Staff.

     (xv) “Severance Holdback Escrow Amount” means $23,000,000 less the Closing Day Severance Payment Deduct Amount.
     (xvi) “Total Per Share Merger Consideration” means a dollar amount equal to the quotient of (A) the Merger Consideration less the sum of (i) the Company Transaction Costs identified on Schedule 2.3(b)(vi) (as such schedule may be updated as of Closing), (ii) the Adjusted Aggregate Credit Facility Payoff Amount, (iii) the SECP Payments identified on Schedule 2.3(b)(xii) and (iv) the Closing Day Severance Payment Deduct Amount, divided by (B) the aggregate number of Outstanding Shares less the aggregate number of the Excluded Shares.
          (c) As of the Effective Time, all Outstanding Shares converted in accordance with this Section 2.3 shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist and the register of members of the Company shall be updated accordingly, and each Outstanding Share shall thereafter represent only the right to receive, without interest, the applicable Per Share Cash Amount plus the right to receive payments, if any, pursuant to Sections 2.9(c), 2.9(d) and 9.6(g). The holders of such Outstanding Shares shall cease to have any rights with respect to such Outstanding Shares except as otherwise provided herein or by Applicable Law and, upon the surrender of such Outstanding Shares in accordance with the provisions of Section 2.4, shall only have the right to receive for each such share, the applicable Per Share Cash Amount plus the right to receive payments, if any, pursuant to Sections 2.9(c), 2.9(d) and 9.6(g), without interest.
     Section 2.4 Exchange of Shares.
          (a) Escrow. At the Effective Time, Parent shall deposit the Escrow Amount with JPMorgan Chase Bank, National Association (the “Escrow Agent”) to be held in escrow and distributed by the Escrow Agent pursuant to the terms and conditions of an escrow agreement consistent with the terms of Section 2.9 and Article IX of this Agreement and otherwise mutually acceptable to Parent, the Company and the Shareholder Representative (the “Escrow Agreement”).
          (b) Exchange Procedures. Prior to the Closing Date, Parent shall deliver to each Shareholder, but excluding Shareholders in respect of their Dissenting Shares and Excluded Shares, (i) a letter of transmittal (which shall specify that delivery of the Outstanding Shares shall be deemed to be effected by and contemporaneously with the delivery of the letter of transmittal) and (ii) instructions for use in effecting the surrender and cancellation of the Outstanding Shares and updating the Company’s register of members to reflect such cancellation in exchange for the applicable portion of the Merger Consideration. Subject to the Effective Time having occurred, upon surrender of the Outstanding Shares for cancellation to Parent by means of the letter of transmittal, duly executed, and such other customary documents as may be required pursuant to such instructions, each Shareholder shall be entitled to receive from Parent, in exchange therefor, on behalf of the Constituent Companies, cash in an amount equal to the applicable Per Share Cash Amount multiplied by the number of Outstanding Shares of such Shareholder evidenced by the Company’s register of members at the Closing.

     Such cash payable to the Shareholders shall be wired, in immediately available funds, to the account or accounts designated by the respective Shareholders in their respective letters of transmittal or, if requested by any Shareholder in its letter of transmittal, shall be paid by check. No interest shall be paid on the Merger Consideration.
     Until surrendered as contemplated by this Section 2.4, each Outstanding Share (other than Dissenting Shares or Excluded Shares) shall be deemed at any time after the Effective Time to evidence only the right to receive upon such surrender the applicable portion of the Merger Consideration.
          (c) No Further Rights. Cash paid upon conversion of Outstanding Shares in accordance with the terms hereof shall be deemed to have been paid in full satisfaction of all rights pertaining to such Outstanding Shares.
          (d) Withholding Rights. Each of Parent and the Surviving Company shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any Person, including, without limitation, payments made pursuant to Sections 2.6, 2.7, 2.8, 2.9 and 9.6(g), such amounts as Parent or the Surviving Company, as the case may be, is required to deduct and withhold with respect to the making of such payment under the Internal Revenue Code of 1986, as amended (“Code”), or any provision of federal, state, local or non-U.S. Tax law. To the extent that amounts are so deducted and withheld by Parent or the Surviving Company, as the case may be, such deducted and withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made by Parent or the Surviving Company.
     Section 2.5 Register of Members. At the Closing and after giving effect to any transfers and issuances of Outstanding Shares pursuant to the Recapitalization Agreement or Section 2.3(b)(ix), the register of members of the Company shall be closed and there shall be no further registration of transfers of any share capital of the Company thereafter. From and after the Effective Time, any Outstanding Shares deemed to be presented to Parent or the Surviving Company for any reason shall be converted into the applicable portion of the Merger Consideration, subject to Applicable Laws in the case of Dissenting Shares.
     Section 2.6 Dissenting Shares. Notwithstanding any provision of this Agreement to the contrary, any Outstanding Shares that are held by any Shareholder who has not voted in favor of the Merger or consented thereto in writing and who has demanded properly in writing an appraisal for such Outstanding Shares in accordance with Section 238 of the Companies Law (collectively, the “Dissenting Shares”) will not be converted into or represent the right to receive the applicable portion of the Merger Consideration into which the Outstanding Shares held by such Shareholder would otherwise have been converted pursuant to this Article II. Such shareholders holding Dissenting Shares will be entitled to receive payment of the appraised value of such Dissenting Shares held by them in accordance with the provisions of Section 238 of the Companies Law, which shall be in the absence of agreement as to such value between such Shareholders and the Company, subject to the applicable Cayman court’s determination of the fair value pursuant to Section 238 of the Companies Law, payable in the form of cash.

     Section 2.7 Treatment of Stock Options. Any outstanding, unexercised and unexpired stock options and other rights to purchase or otherwise acquire shares of the Company’s capital stock, whether or not presently exercisable or subject to additional conditions prior to exercise (collectively, the “Company Options”), under and pursuant to the Company’s 2006 Stock Option Plan (the “Stock Option Plan”) shall automatically be accelerated in full so that each such Company Option is fully vested and exercisable immediately prior to the Effective Time, conditioned upon the consummation of the Merger, and shall as of the Effective Time be converted automatically into options to buy a number of ordinary shares of the Surviving Company (the “Surviving Company Options”) (i) that provide the holders of the Company Options with the ability to obtain, upon exercise of such Surviving Company Options, a percentage interest in the ordinary shares of the Surviving Company equal to the percentage interest such holders would have obtained in the outstanding Company Ordinary Shares upon exercise of the Company Options immediately after the completion of the Recapitalization and (ii) with an exercise price adjusted to reflect the transactions contemplated by this Agreement and the Recapitalization Agreement. With respect to each Company Option, the Company shall use its commercially reasonable efforts to obtain, prior to the Closing Date, an option cancellation agreement from the holders of all such Company Options, in exchange for which the Company shall offer the stock option holder certain benefits and rights and/or an amount of cash (the “Option Consideration”) as determined by the Company and the applicable stock option holder as necessary to obtain the stock option holder’s agreement to cancel such Company Options as contemplated herein. The Company shall pay or otherwise provide to such holders the Option Consideration no later than immediately prior to the Effective Time and the aggregate amount of Option Consideration paid to the stock option holders shall not exceed $25,000. A stock option holder’s agreement to the cancellation of Company Options in exchange for the Option Consideration shall release any and all rights the holder had or may have had in respect of such Company Option. The Company shall provide to Parent on or prior to the Closing Date copies of all executed option cancellation agreements. The Company shall use its commercially reasonable efforts to take all actions necessary (including causing an applicable Subsidiary or its Board of Directors to take such actions as are allowed by the Stock Option Plan or any option award agreements) to effectuate the actions contemplated by this Section 2.7.
     Section 2.8 Company Transaction Costs, Closing Day Severance Payments and Credit Facility Payoff Amounts
          (a) At the Closing, Parent will pay, or cause to be paid in immediately available funds, (i) the Company Transaction Costs identified on Schedule 2.3(b)(vi) (as such schedule may be updated as of Closing), on behalf of the Company and the Closing Date Principal Shareholders, as applicable, in accordance with the instructions set forth on Schedule 2.3(b)(vi) (as such schedule may be updated as of Closing) and (ii) fees and expenses payable to the Escrow Agent in connection with the transactions contemplated by this Agreement and the Escrow Agreement. Any Company Transaction Costs which are not set forth on Schedule 2.3(b)(vi) (as such schedule may be updated as of Closing) at the Closing shall not be paid by Parent or any of its Subsidiaries, including the Surviving Company, and instead shall be the joint and several responsibility of the Closing Date Principal Shareholders and shall be paid by such Closing Date Principal Shareholders.

          (b) At the Closing, Parent shall pay, or cause to be paid, (i) the Closing Day Severance Payments to the applicable Persons, promptly following expiration of any applicable waiver and release revocation period, and in accordance with the instructions set forth on Schedule 2.3(b)(iv) (as such schedules may be updated as of Closing) and (ii) the SECP Payments to the applicable Persons (each, a “SECP Participant”), at the time and in accordance with the instructions set forth on Schedule 2.3(b)(xii).
          (c) At the Closing, Parent will pay, or cause one of its Affiliates (the “Designated Entity”) to pay on behalf of Frontier Drilling ASA and Driller Ltd., (A) to the Drilling USA First Lien Agent, the Drilling USA First Lien Payoff Amount in accordance with the payment instructions set forth in the Drilling USA First Lien Payoff Letter, (B) to the Drilling USA Second Lien Agent, the Drilling USA Second Lien Payoff Amount in accordance with the payment instructions set forth in the Drilling USA Second Lien Payoff Letter, (C) to the Driller Ltd. First Lien Agent, the Driller Ltd. First Lien Payoff Amount in accordance with the payment instructions set forth in the Driller Ltd. First Lien Payoff Letter, and (D) to the Driller Ltd. Second Lien Agent, the Driller Ltd. Second Lien Payoff Amount in accordance with the payment instructions set forth in the Driller Ltd. Second Lien Payoff Letter. In consideration of the payments described in the immediately preceding sentence, (A) Frontier Drilling ASA will issue a promissory note to the Designated Entity in an amount equal to the sum of the Drilling USA First Lien Payoff Amount and the Drilling USA Second Lien Payoff Amount and (B) Driller Ltd. will issue a promissory note to the Designated Entity, in an amount equal to the sum of the Driller Ltd. First Lien Payoff Amount and the Driller Ltd. Second Lien Payoff Amount.
     Section 2.9 Post-Closing Day Severance Payments; Release of Severance Holdback Escrow Amount.
          (a) Parent shall pay, or cause to be paid, to any person employed at the close of business on the Closing Date by the Company or its Subsidiaries (each such employee, a “Closing Date Employee”), any Severance Amount due such Closing Date Employee as a result of the termination within 60 days after the Closing Date of such Closing Date Employee (each such payment, a “Post-Closing Day Severance Payment”). Parent shall provide the Shareholder Representative with written evidence of any payments of each such Post-Closing Day Severance Payment in a form reasonably satisfactory to the Shareholder Representative.
          (b) Parent will, no later than 10 days after the expiration of the 60-day period following the Closing Date, provide the Shareholder Representative with a schedule detailing (i) each Closing Date Employee terminated within 60 days after the Closing Date, (ii) a calculation of the Post-Closing Day Severance Payment due to each such Closing Date Employee (the aggregate amount of such Post-Closing Day Severance Payments, the “Maximum Severance Payout Amount”), and (iii) a calculation of (x) the portion of such Post-Closing Day Severance Payments constituting Accrued Amounts with respect to each such Closing Date Employee, other than such Accrued Amounts constituting a portion of the Bully Project Severance Payments, and (y) 50% of such Accrued Amounts constituting a portion of the Bully Project Severance Payments.
          (c) Parent and the Shareholder Representative will, no later than 15 days after the expiration of the 60-day period following the Closing Date, jointly execute and deliver to the

Escrow Agent written instructions instructing the Escrow Agent to release, in accordance with the terms of and in the manner set forth in such instructions, to the SECP Participants, in accordance with the amounts set forth in such instructions, and thereafter, to the Junior Shareholders pro rata based upon the Ownership Percentage of each Junior Shareholder, the amount, if any, by which (i) the Severance Holdback Escrow Amount exceeds (ii) the amount (the “Maximum Severance Payout Deduct Amount”) equal to (x) the Maximum Severance Payout Amount less (y) the aggregate amount of the Accrued Amounts previously calculated and provided by Parent pursuant to Section 2.9(b)(iii) and 50% of any amounts in the schedule provided by Parent pursuant to Section 2.9(b) that are Bully Project Severance Payments. “Ownership Percentage” means each Junior Shareholder’s relative percentage ownership of the aggregate amount of Outstanding Shares set forth on Annex III (which Annex shall be updated prior to the Closing so as to be accurate as of the Closing).
          (d) Parent and the Shareholder Representative will, no later than 65 days after the expiration of the 60-day period following the Closing Date, jointly execute and deliver to the Escrow Agent written instructions instructing the Escrow Agent to release, in accordance with the terms of and in the manner set forth in such instructions:
     (i) to Parent (A) from the Severance Holdback Escrow Amount, an amount (the “Post-Closing Day Severance Payment Deduct Amount”) equal to the Maximum Severance Payout Amount less the sum of any portion of such Maximum Severance Payout Amount attributable to Closing Date Employees that have not been paid their applicable Severance Amounts (the “Remaining Closing Date Employees”) and the relevant Accrued Amounts with respect to the applicable Closing Date Employees (other than the Remaining Closing Date Employees), and (B) from the Indemnification Escrow Amount, the amount, if any, by which (i) the Post-Closing Day Severance Payment Deduct Amount exceeds (ii) the Severance Holdback Escrow Amount; and
     (ii) to the SECP Participants, in accordance with the amounts set forth in such instructions, and thereafter, to the Junior Shareholders pro rata based upon the Ownership Percentage of each Junior Shareholder, the remaining funds on deposit in the account maintained with respect to the Severance Holdback Escrow Amount by the Escrow Agent pursuant to the Escrow Agreement.
          (e) All amounts to be paid under this Section 2.9 shall be deemed to be adjustments to the Merger Consideration.
          (f) To the extent any Closing Date Employee who receives a Severance Amount pursuant to Section 2.9(a) is rehired by the Parent or any of its Subsidiaries within six months after the date of his termination, Parent will, no later than 10 days after such Closing Date Employee is rehired, pay such amount of the Severance Amount received by such Closing Date Employee that was paid to Parent pursuant to Section 2.9(d)(i), to the Shareholder Representative, for distribution to the Junior Shareholders pro rata based upon the Ownership Percentage of each Junior Shareholder.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF THE
CLOSING DATE PRINCIPAL SHAREHOLDERS
     Each Closing Date Principal Shareholder hereby severally, not jointly, and only with respect to itself, represents and warrants to Parent and Merger Sub as follows:
     Section 3.1 Organization. Such Closing Date Principal Shareholder is duly formed, validly existing and in good standing under the laws of its jurisdiction of formation.
     Section 3.2 Authorization; Enforceability. (a) Such Closing Date Principal Shareholder has full power, capacity and authority to execute and deliver this Agreement and any Principal Shareholder Ancillary Documents to which it is a party and to perform such Closing Date Principal Shareholder’s obligations under this Agreement and such Principal Shareholder Ancillary Documents and to consummate the transactions contemplated hereby and thereby.
          (b) The execution and delivery of this Agreement and any Principal Shareholder Ancillary Documents to which it is a party and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate action on the part of the board of directors, general partner or similar governing body of such Closing Date Principal Shareholder, and no other corporate proceedings or approvals on the part of such Closing Date Principal Shareholder are necessary to authorize the execution or delivery by such Closing Date Principal Shareholder of this Agreement or and any Principal Shareholder Ancillary Documents to which it is a party or to consummate the transactions contemplated hereby or thereby. This Agreement has been, and each of the Principal Shareholder Ancillary Documents required hereunder to be executed and delivered by such Closing Date Principal Shareholder will be as of the Closing Date, duly and validly executed and delivered by such Closing Date Principal Shareholder and (assuming the due authorization, execution and delivery by the other parties hereto) does constitute, or will constitute at the Closing Date, as the case may be, a valid and binding obligation of such Closing Date Principal Shareholder, enforceable against such Closing Date Principal Shareholder in accordance with its terms, except as the enforceability may be limited by applicable bankruptcy, insolvency and other similar laws affecting the enforceability of creditors’ rights generally, general equitable principles and the discretion of courts in granting equitable remedies (collectively, the “Enforceability Exceptions”).
          (c) Each Existing Principal Shareholder, acting in each capacity in which it is entitled, by reason of the Company’s memorandum and articles of association or the Companies Law or for any other reason, to vote to approve or disapprove the consummation of the Merger, has voted, or on or before the Closing Date will have voted, all the Company Ordinary Shares owned by such Existing Principal Shareholder and to which such Existing Principal Shareholder is entitled to vote on that matter, in any one or more of the manners the Company’s memorandum and articles of association or the Companies Law prescribe or permit, whichever are controlling, to approve this Agreement and the consummation of the Merger and the other transactions contemplated hereby.

     Section 3.3 Absence of Restrictions and Conflicts. (a) Assuming the consents and filings referenced in Section 4.5(b) and Section 4.5(c) are obtained prior to the Closing, the execution, delivery and performance of this Agreement, and the Principal Shareholder Ancillary Documents, the consummation of the transactions contemplated by this Agreement and the Principal Shareholder Ancillary Documents to which such Closing Date Principal Shareholder is a party and the fulfillment of and compliance with the terms and conditions of this Agreement and the Principal Shareholder Ancillary Documents to which such Closing Date Principal Shareholder is party by such Closing Date Principal Shareholder do not or will not (as the case may be), with the passing of time or the giving of notice or both, violate, constitute a breach or default under, result in the loss of any substantial benefit under, permit the acceleration of any obligation under or create in any party the right to terminate, modify or cancel, result in the creation or imposition of, or afford any Person the right to obtain, any Liens upon any Outstanding Shares such Closing Date Principal Shareholder owns (or upon any revenues, income or profits of the Shareholder therefrom) under or require that the Surviving Company offer to purchase or redeem any of its securities under, (a) any term or provision of the constituent or charter documents of such Party, (b) any note, bond, mortgage or indenture, contract, agreement, lease, sublease, license, permit, franchise, instrument to which such Party is a party or by which such Party may be bound or (c) any Applicable Laws or any judgment, decree, order, injunction, award or ruling of any federal, state, county, provincial, municipal, local, other government, domestic or foreign, or any court, tribunal, administrative or regulatory agency or commission or other governmental entity, ministry, department, authority or agency, domestic or foreign (each a “Governmental Entity” and, collectively, the “Governmental Entities”) or arbitration panel to which such Party is a party or by which such Party or any of its assets or properties are bound; other than, in the case of clause (b) or (c) above, any breach of said clause (b) or (c) that individually or in the aggregate, would not prevent such Party from entering into this Agreement or consummating the transactions contemplated hereby. No actions, suits or proceedings are pending or, to the knowledge of such Closing Date Principal Shareholder, threatened to which the Closing Date Principal Shareholder is or may become a party which (i) involves the validity or enforceability of any of the Closing Date Principal Shareholder’s obligations under this Agreement or any Principal Shareholder Ancillary Document or (ii) seeks (A) to prevent or delay the consummation by the Closing Date Principal Shareholder of the transactions contemplated by this Agreement or any Principal Shareholder Ancillary Document or (B) damages in connection with any such consummation.
     Section 3.4 Ownership Such Closing Date Principal Shareholder is the record and beneficial owner of the number of Company Ordinary Shares set forth opposite the Closing Date Principal Shareholder’s name on Schedule 3.4, (which Schedule shall be updated by the Company as of the Closing Date to reflect the Recapitalization and any other changes) free and clear of all Liens other than restrictions on transfer contained in the Fifth Amended and Restated Shareholders Agreement dated September 30, 2008 among the Company and the Existing Principal Shareholders (the “Shareholders’ Agreement”) or that may be imposed by state or federal securities laws. Immediately prior to the Closing and after giving effect to the transactions contemplated by the Recapitalization Agreement, such Closing Date Principal Shareholder will not own of record or beneficially, or have any interest in, or right to acquire (including any preemptive rights) any equity interests in the Company or any of its Subsidiaries other than Company Ordinary Shares.

     Section 3.5 Brokers, Finders and Investment Bankers Except as set forth on Schedule 3.5, such Closing Date Principal Shareholder has not employed, directly or indirectly, any broker, financial advisor, finder or investment banker or incurred any liability for any investment banking fees, financial advisory fees, brokerage fees or finders’ fees in connection with the transactions contemplated by this Agreement.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES
OF THE COMPANY
     The Company hereby represents and warrants to Parent and Merger Sub as follows:
     Section 4.1 Organization of the Company.
          (a) The Company is an exempted company with limited liability duly incorporated, validly existing and in good standing under the laws of the Cayman Islands. The Company has all requisite corporate power and authority to own, lease and operate its assets and properties and to carry on its business as now being conducted. The Company is duly qualified or registered and in good standing as a foreign company to transact business under the laws of each jurisdiction where the character of its activities or the location of the properties owned or leased by it requires such qualification or registration, as set forth on Schedule 4.1(a), except for such jurisdictions where the failure to be so qualified or registered or in good standing as a foreign company would not have or be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect. The Company has heretofore Made Available to Parent true, correct and complete copies of the organizational documents of the Company and each of its Subsidiaries as currently in effect, and Made Available the corporate record books of the Company and each of its Subsidiaries.
          (b) “Material Adverse Effect” means any occurrence, condition, change, event or effect after the date hereof that is materially adverse to the financial condition, assets, liabilities, business or results of operations of the Company and its Subsidiaries, taken as a whole; provided, however, that in no event shall any of the following constitute a Material Adverse Effect: (A) any occurrence, condition, change, event or effect resulting from changes in general economic or financial market conditions after the date hereof; (B) any occurrence, condition, change, event or effect after the date hereof that affects the offshore drilling industry generally (including changes in commodity prices, general market prices and regulatory changes affecting the offshore drilling industry generally) unless such change affects the Company in any manner or degree significantly different than the industry as a whole; (C) the outbreak or escalation of hostilities, the declaration of war or the occurrence of any natural disasters and acts of terrorism after the date hereof (excluding from this exception any such event resulting in damage to the assets of the Company or its Subsidiaries to the extent it would otherwise constitute a Material Adverse Effect); (D) any occurrence, condition, change, event or effect to the extent that it is the direct result of the announcement or pendency of the transactions contemplated hereby; (E) any change after the date hereof in generally accepted accounting procedures, or in the interpretation thereof, as imposed upon the Company, its Subsidiaries or their respective businesses or any change after the date hereof in Applicable Laws, or in the interpretation thereof; (F) the Company’s failure, in and of itself, to meet its internal budgets, plans or forecasts of its revenues, earnings or other financial performance or results of operations; or (G) actions taken by Parent or any of its Affiliates.
     Section 4.2 Authorization; Enforceability.
          (a) The Company has full power, capacity and authority to execute and deliver this Agreement, the Plan of Merger pursuant to §233(3) of the Companies Law and any Company Ancillary Documents and to perform the Company’s obligations under this Agreement, the Plan of Merger and any Company Ancillary Documents and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance of this Agreement, the Company Ancillary Documents and the Plan of Merger have been duly and validly authorized by the board of directors of the Company. Other than the Company Shareholder Approval, no additional corporate proceedings or approvals on the part of the Company are necessary to authorize the execution and delivery of this Agreement, the Company Ancillary Documents, the Plan of Merger and the consummation by the Company of the transactions contemplated hereby and thereby.
          (b) The board of directors of the Company has (a) determined that this Agreement, the Company Ancillary Documents, the Plan of Merger, the Merger and the other transactions contemplated hereby and thereby, taken together, are fair to and in the best interests of the Company and has approved the same and (b) resolved to seek the approval of the Shareholders to adopt this Agreement. This Agreement has been, and each of the Company Ancillary Documents required hereunder to be executed and delivered by the Company will be as of the Closing Date, duly and validly executed and delivered by the Company and (assuming the due authorization, execution and delivery hereof and thereof by the other Parties thereto) does constitute, or will constitute at the Closing Date, as the case may be, a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to the Enforceability Exceptions.
     Section 4.3 Subsidiaries, Joint Ventures, and Investments.
          (a) Schedule 4.3(a) sets forth the name of each Subsidiary of the Company, and, with respect to each Subsidiary, the jurisdiction in which it is incorporated or organized, the jurisdictions, if any, in which it is qualified to do business, the number of shares of its authorized share capital or capital stock and the number and class of shares thereof duly issued and outstanding, which represent all of the equity interests in such Subsidiary. The Company owns, directly or indirectly, all of the equity interests in each of the Subsidiaries other than (i) the equity interests in the Subsidiaries owned by the Recapitalizing Shareholders and (ii) in the case of the Bully Joint Venture Companies, the Company only owns 50% of the entire issued share capital of Bully 1, Ltd. and 15% of the entire issued share capital of Bully 2, Ltd., free and clear of any and all mortgages, deeds of trust, liens, security interests, pledges, leases, conditional sale contracts, charges, privileges, easements, rights of way, reservations and other encumbrances (collectively, “Liens”), except for any Liens relating to Signing Date Indebtedness and restrictions on transfer that may be imposed by applicable securities laws and as set forth in Schedule 4.3(b).

          (b) As of the Closing and after giving effect to the transactions contemplated by the Recapitalization Agreement, (i) the Company will directly or indirectly own 100% of the equity interests in all of the Subsidiaries other than, in the case of the Bully Joint Venture Companies, the Company will indirectly own 50% of the entire issued share capital of Bully 1, Ltd. and 50% of the entire issued share capital of Bully 2, Ltd., in each case free and clear of any and all Liens, except for restrictions on transfer that may be imposed by applicable securities laws and as set forth in Schedule 4.3(b), and (ii) all outstanding indebtedness of the Company and its Subsidiaries owed to the Recapitalizing Shareholders, including all accrued and unpaid interest, shall be transferred to the Company in exchange for Company Ordinary Shares pursuant to the Recapitalization Agreement.
          (c) Each Subsidiary is a duly organized and validly existing corporation or other entity in good standing (or the equivalent concept to the extent it exists) under the laws of the jurisdiction of its incorporation or organization. Each Subsidiary is duly qualified or registered to do business as a foreign company or entity and is in good standing (or the equivalent concept to the extent it exists) under the laws of each jurisdiction in which the conduct of its business or the ownership of its properties requires such qualification or authorization, except where the failure to be so qualified or registered or in good standing as a foreign company or other entity would not have or be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect. Each Subsidiary has all requisite corporate or entity power and authority to own its properties and carry on its business as presently conducted. The outstanding shares of capital stock or equity interests of each Subsidiary are validly issued, fully paid and non-assessable, and were not issued in violation of the preemptive rights, rights of first refusal or other similar rights of any Person.
          (d) None of the Company or its Subsidiaries owns, of record or beneficially, directly or indirectly through any Person, or controls, directly or indirectly through any Person or otherwise, any capital stock or derivative securities of any entity, other than the capital stock of one or more of the Company’s Subsidiaries.
     Section 4.4 Capitalization.
          (a) Schedule 4.4(a) accurately and completely sets forth the capital structure of the Company as of the date hereof by listing thereon the authorized and issued share capital of the Company, which represent all of the equity interests in the Company (which Schedule shall be updated by the Company as of the Closing Date to reflect the Recapitalization and any other changes).
          (b) All of the Company Ordinary Shares issued and outstanding as of the date hereof (i) are duly authorized, validly issued, fully paid and non-assessable and (ii) were not issued in violation of the preemptive rights, rights of first refusal or other similar rights of any Person.
          (c) All of the Company Ordinary Shares to be issued and outstanding as of the Closing Date, including the Company Ordinary Shares to be issued by the Company to the Recapitalizing Shareholders in connection with the Recapitalization, will be duly authorized, and, when issued and delivered in exchange for the Converting Interests in accordance with the

Recapitalization Agreement, (i) will be validly issued, fully paid and non-assessable and (ii) will not have been issued in violation of the preemptive rights, rights of first refusal or other similar rights of any Person.
          (d) The Existing Principal Shareholders constitute at least a majority in number of the Shareholders voting together as one class, and own, beneficially and of record, an amount of Company Ordinary Shares representing at least 75% in value of the Company Ordinary Shares, voting together as one class. Schedule 3.4 sets forth the name of each Closing Date Principal Shareholder together with the number of Company Ordinary Shares that will be held by each such Closing Date Principal Shareholder after giving effect to the Recapitalization set forth opposite such Closing Date Principal Shareholder’s name (which Schedule shall be updated as of the Closing Date to add any new Closing Date Principal Shareholders and reflect any amendment to the Recapitalization Agreement).
          (e) (i) Except as disclosed on Schedule 4.4(e)(i), there are no, and (ii) after giving effect to the Recapitalization Agreement, except as disclosed on Schedule 4.4(e)(ii), there will be no (A) Company Ordinary Shares or other equity interests of the Company or its Subsidiaries reserved for issuance; (B) outstanding options, warrants, rights, calls, commitments, conversion rights, rights of exchange, subscriptions, claims of any character, agreements, obligations, convertible or exchangeable securities or other plans or commitments, contingent or otherwise, relating to the Company Ordinary Shares or other equity interests of the Company or its Subsidiaries; (C) outstanding rights, preferences, privileges or other contracts or agreements of the Company and its Subsidiaries, the Closing Date Principal Shareholders or any other Person to purchase, redeem or otherwise acquire any Company Ordinary Shares or other equity interests of the Company or its Subsidiaries, or securities or obligations of any kind convertible into any shares or other equity interests of the Company or its Subsidiaries or to pay any dividend or make any distribution in respect thereof; (D) dividends which have accrued or been declared but are unpaid on the Company Ordinary Shares or other equity interests of the Company or its Subsidiaries other than with respect to the Converting Interests; (E) outstanding or authorized stock appreciation, phantom shares, profit participation or similar rights affecting the Company or its Subsidiaries; and (F) documents or agreements to which the Company or any Subsidiary is a party that grant or impose on the Company Ordinary Shares or other equity interests of the Company or its Subsidiaries any right, preference, privilege or restriction with respect to the transactions contemplated hereby (including any right of first refusal). The Company and its Subsidiaries are not parties to any voting trusts, proxies, or other shareholder or similar agreements or understandings with respect to the voting of the equity interests of the Company or its Subsidiaries except as set forth in this agreement or on Schedule 4.4(e).
          (f) Schedule 4.4(f) accurately sets forth the amount of all indebtedness outstanding (plus accrued interest and accrued commitment fees) as of the date of this Agreement under the Driller Ltd. First Lien Credit Agreement, Driller Ltd. Second Lien Credit Agreement, Drilling USA First Lien Credit Agreement, Drilling USA Second Lien Credit Agreement, the Bully 1 Credit Agreement and the Bully 2 Credit Agreement (collectively, the “Signing Date Indebtedness”). After giving effect to the transactions contemplated by the Recapitalization Agreement, except as disclosed on Schedule 4.4(f), as of the Closing Date, the Company and its Subsidiaries will have no indebtedness (other than intercompany indebtedness) for borrowed money outstanding under any bond, debenture, note, loan, credit or loan agreement or loan commitment, mortgage, indenture or other contract, other than any Signing Date Indebtedness that will be repaid at or prior to Closing.
          (g) As used herein, the following terms shall have the meanings set forth below:
     (i) “Bully 1 Credit Agreement” means the Term Loan and Credit Facility Agreement dated as of December 21, 2007, as amended to the date hereof, among Bully 1, Ltd., Standard Chartered Bank, Bank of Scotland Plc, NIBC Bank N.V. and certain lenders named therein.
     (ii) “Bully 2 Credit Agreement” means the Amended and Restated Term Loan and Revolving Loan Credit Facility Agreement dated as of October 9, 2009, as amended to the date hereof, among Bully 2, Ltd., Standard Chartered Bank and certain lenders named therein.
     (iii) “Company Credit Facilities” means the Bully 1 Credit Agreement, Bully 2 Credit Agreement, Driller Ltd. First Lien Credit Agreement, Driller Ltd. Second Lien Credit Agreement, Drilling USA First Lien Credit Agreement and Drilling USA Second Lien Credit Agreement.
     (iv) “Driller Ltd. First Lien Credit Agreement” means the Term Loan and Credit Facility Agreement dated as of September 6, 2006, as amended to the date hereof, among Frontier Driller, Ltd., NIBC Bank N.V., as agent (the “Driller Ltd. First Lien Agent”) and certain lenders named therein.
     (v) “Driller Ltd. Second Lien Credit Agreement” means the Term Loan Agreement dated as of December 7, 2007, as amended to the date hereof, among Frontier Driller, Ltd., Wells Fargo Bank, National Association, as agent (the “Driller Ltd. Second Lien Agent”) and certain lenders named therein.
     (vi) “Drilling USA First Lien Credit Agreement” means the Amended and Restated First Lien Credit Agreement dated as of August 13, 2007, as amended to the date hereof, among Frontier Drilling USA, Inc., Frontier Drilling ASA, FDR Holdings, Ltd., the subsidiary guarantors party thereto, Morgan Stanley Senior Funding, Inc., as administrative agent (the “Drilling USA First Lien Agent” ), the other agents party thereto and certain lenders named therein.
     (vii) “Drilling USA Second Lien Credit Agreement” means the Second Lien Credit Agreement dated as of August 13, 2007, as amended to the date hereof, among Frontier Drilling USA, Inc., Frontier Drilling ASA, FDR Holdings, Ltd., the subsidiary guarantors party thereto, Morgan Stanley Senior Funding, Inc., as administrative agent (the “Drilling USA Second Lien Agent” ), the other agents party thereto and certain lenders named therein.
          (h) None of the Subsidiaries of the Company has been a Subsidiary of another entity (other than the Company or another Subsidiary of the Company) during the past 10 years;

provided, however, that 50% of the issued share capital of each of Bully 1, Ltd. and Bully 2, Ltd. is owned by a third party.
     Section 4.5 Absence of Restrictions and Conflicts; Consents.
          (a) Except as set forth on Schedule 4.5(a) and assuming the consents and filings referenced in Section 4.5(b) and Section 4.5(c) are obtained prior to the Closing, the execution, delivery and performance of this Agreement and the Company Ancillary Documents, the consummation of the transactions contemplated by this Agreement and the Company Ancillary Documents and the fulfillment of and compliance with the terms and conditions of this Agreement and the Company Ancillary Documents by the Company do not or will not (as the case may be), with the passing of time or the giving of notice or both, (A) violate, constitute a breach of or default under, result in the loss of any benefit under, permit the acceleration of any obligation under or create in any party the right to terminate, modify or cancel, or require the Surviving Company to offer to purchase or redeem any of its securities under, (i) any term or provision of the memorandum and articles of association of the Company or of any of its Subsidiaries’ respective memorandums of association and articles of association or other similar organizational documents, (ii) the Company Contracts or any other contract, agreement, franchise or Permit applicable to the Company or any of its Subsidiaries or any of their properties or (iii) any judgment, decree, order, injunction, award or ruling of any Governmental Entity or arbitration panel to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries or any of their respective assets or properties are bound or (iv) any Applicable Laws, except in the case of clauses (ii), (iii) and (iv), where any such breach, default, loss, acceleration or right would not have or be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect or (B) cause or result in the imposition of, or afford any Person the right to obtain, any Lien upon any property or other assets of any of the Company and its Subsidiaries (or upon any revenues, income or profits of any of the Company and its Subsidiaries therefrom).
          (b) Except for (i) the filing and registration of the Plan of Merger with and by the Registrar of Companies of the Cayman Islands as provided in Sections 233(9) and 233(13) of the Companies Law, respectively, (ii) any filings and approval required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder (the “HSR Act”), (iii) such filings and approvals as may be required by any pre-merger notification (listed in Schedule 4.5(b)), securities, corporate or other law, rule or regulation of any country other than the United States of America and (iv) any other filings and approvals set forth in Schedule 4.5(b), no consent, approval, order or authorization of, or registration, notice, declaration or filing with, any Governmental Entity or public or regulatory unit, agency or authority is required with respect to the Company or any of its Subsidiaries in connection with the execution, delivery or performance of this Agreement and the Company Ancillary Documents or the consummation of the transactions contemplated hereby or thereby, except where any such consent, approval, order, authorization, registration, declaration or filing, if not made or obtained would not have or be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect.
          (c) Except for the Company Shareholder Approval and as set forth in Schedule 4.5(c), no consent, approval, order or authorization of, or registration, notice,

declaration or filing with, any Person (other than a Governmental Entity, including the Cayman Islands Registrar of Companies) is required by or with respect to the Company or any of its Subsidiaries in connection with the execution, delivery or performance of this Agreement or the Company Ancillary Documents or the consummation of the transactions contemplated hereby or thereby, except where any such filing, registration, notice, consent or approval, if not made or obtained would not have or be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect.
     Section 4.6 Properties; Adequacy of Assets.
          (a) Except as set forth on Schedule 4.6(a), (i) the Company and its Subsidiaries have good and marketable title to the drilling rigs, drillships and floating production, storage and offloading (FPSO) units listed on Schedule 4.6 (the “Vessels”) and own, lease or license such other assets as may be necessary for the Company and its Subsidiaries to operate in all material respects in the ordinary course of business, in each case free and clear of all Liens other than Permitted Exceptions and (ii) all such Vessels are in good operating condition and repair consistent with general practice in the offshore drilling industry. Except as would not have or be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect, the Company has caused the Vessels to be maintained consistent with general practice in the offshore drilling industry.
          (b) As used herein, “Permitted Exceptions” means (i) defects or irregularities of title or encumbrances of a nature that do not materially impair ownership or operation of the assets affected thereby, (ii) Liens that secure obligations not yet due and payable or, if such obligations are due and have not been paid, Liens securing such obligations that are being diligently contested in good faith and by appropriate proceedings (any such contests existing on the date hereof and involving an amount in excess of $100,000 being described in Schedule 4.6(b)), (iii) operators’, vendors’, suppliers of necessaries to the Vessels, carriers’, warehousemen’s, repairmen’s, mechanics’, workmen’s, materialmen’s, construction or shipyard liens (during repair or upgrade periods) or other like Liens imposed by Applicable Law arising or incurred in the ordinary course of business, each of which in respect of obligations that have not been outstanding more than 90 days (so long as no action has been taken to file or enforce such Liens within said 90 day period) or which are being contested in good faith, (iv) pledges or deposits made in the ordinary course of business of the Company or any of its Subsidiaries in connection with workers’ compensation, unemployment insurance and other social security legislation, (v) deposits to secure the performance of bids, contracts (other than for borrowed money), leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business of the Company or any of its Subsidiaries, (vi) Liens for Taxes not yet due and payable, or that are being contested in good faith, (vii) purchase money Liens limited to the specific property acquired with such purchase money, (viii) the rights of licensors and licensees under Intellectual Property licenses executed in the ordinary course of business, (ix) Liens securing Signing Date Indebtedness and (x) other Liens disclosed in Schedule 4.6(b).
     Section 4.7 Registration of Vessels. Each of the Vessels which is subject to classification is in class, free of any recommendations other than as set forth on Schedule 4.7, according to the rules and regulations of the applicable classifying body and is duly and lawfully documented under the laws of its flag jurisdiction. Each Vessel has in full force and effect all required certifications necessary for its present operation.
     Section 4.8 Financial Statements.
          (a) Attached hereto as Schedule 4.8(a) are copies of the consolidated audited balance sheets and statements of operations, shareholders’ equity and cash flows of the Company and its Subsidiaries and the related notes thereto as of and for the year ended December 31, 2009, consisting of the audited consolidated balance sheets as of December 31, 2009 and December 31, 2008, the audited consolidated statements of operations for the years ended December 31, 2007, 2008 and 2009, and the audited consolidated statements of shareholders’ equity and cash flows for the years ended December 31, 2007, 2008 and 2009, including in each case, the notes thereto.
          (b) Attached hereto as Schedule 4.8(b) are copies of the consolidated interim unaudited balance sheet and statement of operations, shareholders’ equity and cash flows of the Company and its Subsidiaries and the related notes thereto as of and for the three months ended March 31, 2010, consisting of the unaudited consolidated balance sheet as of March 31, 2010 (the “Most Recent Balance Sheet”), the unaudited consolidated statement of operations for the three months ended March 31, 2010, and the unaudited consolidated statement of shareholders’ equity and cash flows for the three months ended March 31, 2010, including in each case, the notes thereto (the financial statements on Schedule 4.8(a) and Schedule 4.8(b) are collectively referred to as the “Financial Statements”).
          (c) Attached hereto as Schedule 4.8(c) are copies of (i) the consolidated audited balance sheets and statements of operations, shareholders’ equity and cash flows of Bully 1 Joint Venture and the related notes thereto as of and for the year ended December 31, 2009, consisting of the audited consolidated balance sheets as of December 31, 2009 and December 31, 2008, the audited consolidated statements of operations for the years ended December 31, 2007, 2008 and 2009, and the audited consolidated statements of shareholders’ equity and cash flows for the years ended December 31, 2007, 2008 and 2009, including in each case, the notes thereto, and (ii) the consolidated interim unaudited balance sheet and statement of operations, shareholders’ equity and cash flows of Bully 1 Joint Venture and the related notes thereto as of and for the three months ended March 31, 2010, consisting of the unaudited consolidated balance sheet as of March 31, 2010, the unaudited consolidated statement of operations for the three months ended March 31, 2010, and the unaudited consolidated statement of shareholders’ equity and cash flows for the three months ended March 31, 2010, including in each case, the notes thereto (the financial statements on Schedule 4.8(c) are referred to as the “Bully 1 Financial Statements”).
          (d) Attached hereto as Schedule 4.8(d) are copies of (i) the consolidated audited balance sheets and statements of operations, shareholders’ equity and cash flows of Bully 2 Joint Venture and the related notes thereto as of and for the year ended December 31, 2009, consisting of the audited consolidated balance sheets as of December 31, 2009 and December 31, 2008, the audited consolidated statements of operations for the years ended December 31, 2007, 2008 and 2009, and the audited consolidated statements of comprehensive income, changes in shareholders’ equity and cash flows for the years ended December 31, 2007, 2008 and 2009, including in each case, the notes thereto, and (ii) the consolidated interim unaudited balance sheet and statement of operations, shareholders’ equity and cash flows of Bully 2 Joint Venture and the related notes thereto as of and for the three months ended March 31, 2010, consisting of the unaudited consolidated balance sheet as of March 31, 2010, the unaudited consolidated statement of operations for the three months ended March 31, 2010, and the unaudited consolidated statement of shareholders’ equity and cash flows for the three months ended March 31, 2010, including in each case, the notes thereto (the financial statements on Schedule 4.8(d) are referred to as the “Bully 2 Financial Statements”).
          (e) The Financial Statements, the Bully 1 Financial Statements and the Bully 2 Financial Statements include reserves for all material uncertain tax positions of the Company and its Subsidiaries, Bully 1 Joint Venture and Bully 2 Joint Venture, respectively, as well as any estimated accrued interest and penalties related to these positions, as required by GAAP (as defined below) accounting literature contained in the Accounting Standards Codification. The Financial Statements, the Bully 1 Financial Statements and the Bully 2 Financial Statements have been prepared from, and are in accordance with, the books and records of the Company and its Subsidiaries, Bully 1 Joint Venture and Bully 2 Joint Venture, respectively, which books and records are maintained in accordance with generally accepted accounting principles in the United States consistently applied ((“GAAP”) throughout the periods indicated, and such books and records have been maintained on a basis consistent with the past practice of the Company and its Subsidiaries, Bully 1 Joint Venture and Bully 2 Joint Venture, respectively. Each of the balance sheets included in the Financial Statements, the Bully 1 Financial Statements and the Bully 2 Financial Statements (in each case, including the related notes and schedules) was prepared in accordance with GAAP and fairly presents the consolidated financial position of the applicable Persons stated therein as of the date of such balance sheet, and each of the statements of operations, shareholders’ equity and cash flows included in the Financial Statements, the Bully 1 Financial Statements and the Bully 2 Financial Statements (in each case, including any related notes and schedules) was prepared in accordance with GAAP and fairly presents the consolidated results of operations, changes in shareholders’ equity and cash flows, as the case may be, of the applicable Persons stated therein for the periods set forth therein, except that the unaudited financial statements do not contain complete footnotes and similar disclosures otherwise required to be in conformity with GAAP. Except as set forth on Schedule 4.8(e), since December 31, 2009, there has been no change in any of the accounting (or tax accounting) policies, practices or procedures of the Company or its Subsidiaries, Bully 1 Joint Venture and Bully 2 Joint Venture, as the case may be, except for any such change required because of a concurrent change in GAAP or to conform such a Subsidiary’s accounting policies and practices to those of the Company, Bully 1, Ltd. or Bully 2, Ltd., respectively.
     Section 4.9 No Undisclosed Liabilities. Except as set forth on Schedule 4.9, there is no liability, contingent or otherwise, of the Company or any of its Subsidiaries that is not reflected or reserved against in the Most Recent Balance Sheet, other than liabilities that are (i) liabilities incurred in the ordinary course of business of the Company and its Subsidiaries since the date of the Most Recent Balance Sheet; (ii) liabilities arising under this Agreement; or (iii) liabilities that would not have and are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect.

     Section 4.10 Absence of Certain Changes. Except as set forth on Schedule 4.10, or as contemplated by this Agreement or the Recapitalization Agreement, since the date of the Most Recent Balance Sheet the Company and its Subsidiaries have conducted their businesses and operated their properties in the ordinary course of business in all material respects and none of the following has occurred with respect to the Company or any of its Subsidiaries:
          (a) any event, change, effect or occurrence that has had or is reasonably likely to have a Material Adverse Effect;
          (b) other than the capital expenditures set forth or forecast on Schedule 4.25 (including the acceleration of any capital expenditures presented in such forecast and relating to the construction of Bully 1 or Bully 2), made or committed to make aggregate capital expenditures in excess of $500,000;
          (c) any distribution, sale or transfer of, or entry into any Company Contract to distribute, sell or transfer, any of its properties or other assets of any kind which singly is or in the aggregate are material to the business of the Company and its Subsidiaries, other than distributions, sales or transfers in the ordinary course of its business and consistent with its recent past practices;
          (d) any plan, agreement or arrangement granting any preferential rights to purchase or acquire any interest in any of its properties, rights or other assets or requiring the consent of any Person to the transfer and assignment of any such properties, rights or other assets;
          (e) any written notification of any claim under a performance bond;
          (f) any change in its practices with respect to timely payment of accounts payable or other obligations payable to vendors, suppliers or other third parties; or
          (g) any change in its methods of management, operation or accounting that in the aggregate are material to the business of the Company and its Subsidiaries.
     Section 4.11 Legal Proceedings. Except as set forth on Schedule 4.11 or as would not otherwise have or be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect, there are no actions, complaints, suits, arbitrations, mediations, claims, proceedings or investigations (collectively, “Actions”) pending or, to the Knowledge of the Company, threatened at law or in equity, or before any Governmental Entity or before any arbitrator of any kind, as to which the Company or any of its Subsidiaries is a party and none of the Company or any of its Subsidiaries is subject to any settlement, consent decree, judgment, injunction, ruling, order or finding of any Governmental Entity or arbitrator.
     Section 4.12 Compliance with Law. Except as would not otherwise have, individually or in the aggregate, a Material Adverse Effect, the Company and each of its Subsidiaries is in compliance in all respects with all applicable federal, state, provincial, municipal, local and foreign laws, statutes, rules, regulations, ordinances, codes, orders, decrees, injunctions, judgments and other legislative, administrative or judicial promulgations, including those relating to Environmental Health and Safety Requirements, of all Governmental Entities or

arbitration panels, in each case as amended and in effect from time to time (collectively, the “Applicable Laws”).
     As used in this Agreement, the term “Environmental, Health and Safety Requirements” means all applicable federal, state, provincial, municipal, and local laws, statutes, regulations, ordinances, by-laws, codes, standards, directives and other provisions (including those in foreign jurisdictions) having the force or effect of law, all judicial and administrative orders and determinations, and all common law concerning public health and safety, worker health and safety, and pollution, the protection or preservation of the environment, including all those relating to the presence, use, production, generation, handling, transportation, treatment, storage, disposal, distribution, labeling, testing, processing, warning, discharge, release, threatened release, control, or cleanup of any Hazardous Materials substances or wastes.
     As used in this Agreement, the term “Hazardous Materials” means any waste, pollutant, contaminant, hazardous substance, toxic, ignitable, flammable, reactive or corrosive substance, hazardous waste, special waste, industrial substance, by-product, process intermediate product or waste, petroleum or petroleum-derived substance or waste, chemical liquids or solids, liquid or gaseous products, or any constituent or combination of any such substance or waste, the storage, manufacture, generation, treatment, transportation, release, remediation, use, handling or disposal of which by the Company or its Subsidiaries is in any way governed by or subject to any applicable Environmental, Health and Safety Requirement.
     Section 4.13 Company Contracts. Schedule 4.13 sets forth a true, correct and complete list of each of the following contracts to which the Company or any of its Subsidiaries is a party or by which it or any of its assets or properties is bound as of the date hereof (the “Company Contracts”):
          (a) any shipyard contract, drilling rig construction or conversion contract with respect to which a drilling vessel has not been delivered or paid for or any contract for the purchase and/or installation of a material system or component of such drilling vessel (each such contract, a “Construction Contract”) and any related purchase order for an amount greater than $2,000,000;
          (b) any contract pursuant to which the Company or any Subsidiary provides drilling services or a Vessel (each such contract, a “Drilling Contract”) to a party other than the Company or any of its Subsidiaries;
          (c) any agreement for the acquisition by any of the Company and its Subsidiaries or provision to any of the Company and its Subsidiaries of services, supplies, equipment, inventory, fixtures or other property or assets involving more than $1,000,000 in the aggregate, but excluding any such agreement relating to the construction of Bully 1 or Bully 2;
          (d) any bond, debenture, note, loan, credit or loan agreement or loan commitment, mortgage, indenture or other contract, in each case, between the Company or any of its Subsidiaries and a party other than the Company or any of its Subsidiaries, relating to the borrowing of money in excess of $500,000, other than any such document relating to indebtedness that will be repaid or transferred to the Company prior to Closing, including, for avoidance of doubt, indebtedness relating to certain of the Converting Interests which will be transferred to the Company prior to Closing;
          (e) any contract or agreement between the Company (or any of its Subsidiaries) and any of its directors or Affiliates (other than the Company and its Subsidiaries), the Shareholders or any of their Affiliates (other than the Company and its Subsidiaries), other than those relating to the issuance of the Converting Interests (collectively, the “Related Party Agreements”);
          (f) any contract or agreement providing for the Company or any of its Subsidiaries to grant, issue or vest stock, restricted stock, options or similar rights to any Person, other than those relating to any equity interests in the Company and Subsidiaries held by Closing Date Principal Shareholders which will be redeemed prior to Closing, including, for avoidance of doubt, certain of the Converting Interests;
          (g) any contract or agreement which limits or restricts the Company or any of its Subsidiaries from engaging in any material respect in any business in any jurisdiction or geographic location;
          (h) any contract or agreement granting any Person a Lien on all or any part of any assets or properties or equity of the Company or any of its Subsidiaries and, in the case of any such contract granting a Lien on any equity of the Company or any of its Subsidiaries, whether any certificated securities representing such equity are in the possession of the secured party thereunder;
          (i) any contract or agreement granting to any Person an option or a first refusal, first-offer or similar preferential right to purchase or acquire any material assets of the Company or any of its Subsidiaries, other than any such contract or agreement relating to the Converting Interests;
          (j) any contract or agreement entered into within five years prior to the execution of this Agreement with regard to a merger, purchase of equity or purchase of assets relating to the purchase of another business (which, for the avoidance of doubt, shall not be interpreted to include the refurbishment of any Vessel) where the purchase price exceeds $5,000,000 under such contract or agreement;
          (k) any contract or agreement entered into within five years prior to the execution of this Agreement for the sale of any material assets of the Company or any of its Subsidiaries;
          (l) any contract or agreement with any agent (including marketing, commission, day rate and customs agents), employee or representative (excluding any legal, accounting or financial advisors);
          (m) any joint venture, cost sharing or partnership contract or agreement;
          (n) any guaranty or suretyship or contribution agreements, performance bonds or agreements the primary purpose of which is to provide indemnification (but excluding equipment free placement agreements, rig or shipyard access agreements and similar operational agreements entered into in the ordinary course of business);
          (o) any contract to purchase or sell real property;
          (p) any collective bargaining agreement or other agreement with any labor organization, union or association;
          (q) any contract, agreement or commitment requiring the Company or any of its Subsidiaries to make a payment as a result of the consummation of the transactions contemplated by this Agreement other than any agreement or engagement letters entered into with the Company’s legal, accounting and financial advisors specified in clause (i) of the definition of Company Transaction Costs in connection with the transactions contemplated by this Agreement and that will be fully satisfied upon payment of the Company Transaction Costs specified on Schedule 2.3(b)(vi) (as such schedule may be updated as of Closing);
          (r) any ISDA Master Agreement or other contract or agreement related to derivatives or hedging arrangements; and
          (s) all other contracts, agreements and commitments to which the Company or any of its Subsidiaries is a party or by which its properties or assets are bound that require the Company or any of its Subsidiaries to pay more than $1,000,000 in any consecutive 12-month period and which are not otherwise described in any of subsections (a) through (r) above other than any such other contracts, agreements and commitments which are terminable by the Company or any of its Subsidiaries without penalty on notice of not more than sixty (60) calendar days.
     The Company has Made Available to Parent true, correct and complete copies of all Company Contracts set forth on Schedule 4.13, provided that the foregoing shall not require the Company or any of its Subsidiaries (a) to permit any inspection, or to disclose any information, that in the reasonable judgment of the Company would result in the disclosure of any trade secret of a third party or violate any Applicable Laws (including antitrust laws of the United States) or any of its obligations with respect to confidentiality or (b) to disclose any privileged information of the Company or any of its Subsidiaries in a manner that is reasonably expected to result in the loss of such privilege; provided further, that a description of any Company Contract not Made Available based on (a) or (b) above and the reason for not Making Available such Company Contract shall be set forth on Schedule 4.13. Each such Company Contract is a legal, valid, binding agreement of the Company or its Subsidiaries, as applicable, enforceable against the Company or its Subsidiaries, as applicable, in accordance with their respective terms, subject to the Enforceability Exceptions, and no defenses, off-sets or counterclaims have been asserted in writing, or to the knowledge of the Company otherwise asserted, nor has the Company or any of its Subsidiaries waived any material rights thereunder. Except as set forth on Schedule 4.13, there exists no default by the Company or any of its Subsidiaries, nor has any event occurred which with the passage of time or giving of notice would constitute a default by the Company or any of its Subsidiaries under any Company Credit Facility. Except as set forth on Schedule 4.13, there exists no default by the Company or any of its Subsidiaries, nor has any event occurred which with the passage of time or giving of notice would constitute a default by the Company or any of its Subsidiaries under any Company Contract (other than a Company Credit Facility), which, in either case, would have or would be reasonably likely to have, individually or in the aggregate, a Material Adverse Effect. Except as set forth on Schedule 4.13, the Company has no Knowledge of, and none of the Closing Date Principal Shareholders has knowledge of, any plan or intention of any other party to any Company Contract to exercise any right to cancel or terminate that Company Contract.
     Section 4.14 Tax Returns; Taxes.
          (a) Except as disclosed on Schedule 4.14(a),
     (i) all material Tax Returns required to be filed by or with respect to any of the Company or its Subsidiaries (including any Tax Return required to be filed by an affiliated, consolidated, combined, unitary or similar group that included the Company or any of its Subsidiaries) have been duly filed with the appropriate Governmental Entity;
     (ii) all material items of income, gain, loss, deduction and credit (collectively, “Tax Items”) required to be included in each such Tax Return have been so included, and all such Tax Items provided in each such Tax Return are true, correct and complete in all material respects;
     (iii) all material Taxes owed by any of the Company or its Subsidiaries that are or have become due have been paid in full, or, if unpaid, are reflected in the Financial Statements;
     (iv) no material penalty, interest or other charge is or will become due with respect to the late filing of any such Tax Return or late payment of any such Tax;
     (v) all Tax withholding and deposit requirements imposed on or with respect to any of the Company or its Subsidiaries, including unemployment compensation and workers’ compensation Taxes, have been satisfied in full in all material respects;
     (vi) there are no Liens (other than Permitted Exceptions) on any of the assets or properties of the Company or its Subsidiaries that arose in connection with any failure (or alleged failure) to pay any Tax;
     (vii) there is no Claim pending by any Governmental Entity and no Claim by any Governmental Entity has been received by the Company in connection with any Tax owed by or with respect to the Company or its Subsidiaries;
     (viii) none of the Tax Returns required to be filed by any of the Company or its Subsidiaries (including any Tax Returns required to be filed by an affiliated, consolidated, combined, unitary or similar group that included the Company or any of its Subsidiaries) is now under audit or examination by any

Governmental Entity, and none of the Company, its Subsidiaries or the Closing Date Principal Shareholders has received a notice in writing of an intent to open an audit or examination of the Tax obligations of any of the Company or its Subsidiaries by any Governmental Entity;
     (ix) neither the Company nor any of its Subsidiaries has granted any requests, agreements, consents or waivers to extend the statutory period of limitations applicable to the assessment of any Taxes with respect to any Tax Returns of the Company or any of its Subsidiaries;
     (x) neither the Company nor any of its Subsidiaries is a party to, is bound by, or has any obligation under, any Tax sharing, allocation or indemnity agreement or any similar agreement or arrangement, other than an obligation in any customary agreements with Customers, vendors, lessors or the like entered into in the ordinary course of business and indemnity obligations in credit agreements;
     (xi) the Company is a foreign corporation, within the meaning of Sections 7701(a)(3) and (5) of the Code and is not a Tax resident of any country, other than the Cayman Islands, for purposes of any such country’s Applicable Laws;
     (xii) neither the Company nor any of its Subsidiaries (other than Frontier Driller, Inc. and Frontier Drilling (USA), Inc.) holds any United States real property interests, within the meaning of section 897(c) of the Code;
     (xiii) with respect to each of the Company and its Subsidiaries, no claim has ever been made in writing by a Governmental Entity in a jurisdiction in which the Company or any of its Subsidiaries does not file Tax Returns that such member is or may be required to file a Tax Return in that jurisdiction;
     (xiv) none of the Company or its Subsidiaries has consummated, participated in, or is currently participating in any transaction that was or is a “listed transaction” or “reportable transaction” as defined in sections 6662A, 6011, 6111 or 6707A of the Code or the Treasury Regulations promulgated thereunder; and
     (xv) Schedule 4.14(a)(xv) accurately sets forth (A) the name, jurisdiction and form of organization of each entity set forth on Schedule 4.14(a)(xv) (each a “Subject Entity”), (B) the ownership of each Subject Entity immediately prior to the Closing (following the Recapitalization), and (C) where indicated, certain information as to tax basis in the assets of a Subject Entity or assets owned by a Subject Entity. No Subject Entity has made an entity classification election pursuant to Section 301.7701-3 of the United States Treasury Regulations.
          (b) Certain Definitions: “Tax” or “Taxes” means any taxes, assessments, fees, levies, duties, unclaimed property and escheat obligations, and other governmental charges imposed by any Governmental Entity (including interest, penalties, or additions associated therewith), including income, profits, gross receipts, margin, net proceeds, alternative or add-on minimum, ad valorem, real property (including assessments, fees or other charges imposed by any Governmental Entity that are based on the use or ownership of real property), value added, turnover, goods and services, sales, use, property, personal property (tangible and intangible), environmental, stamp, leasing, lease, user, excise, duty, franchise, capital stock, transfer, registration, license, withholding, social security, social contribution, unemployment, disability, payroll, employment, fuel, excess profits, occupational, premium, windfall profit, severance, estimated, and all other taxes of any kind for which a Person may have any liability imposed by any Governmental Entity, whether disputed or not, including any item for which liability arises by contract or as a transferee or successor. “Tax Return” means any return, declaration, report, claim for refund, form, information return or statement relating to or required to be filed in respect of Taxes, including any schedule or attachment thereto, and including any amendment thereof.
     Section 4.15 Directors, Officers and Employees. Schedule 4.15 contains a true and complete list as of the date of the Agreement of all of the directors, officers, managers and members of any applicable governing body of the Company and each of its Subsidiaries, specifying their position, and the Company has Made Available to Parent a list containing the annualized base salary and any other incentive compensation paid and payable by the Company or any of its Subsidiaries with respect to each such individual. The Company has Made Available to Parent (a) a payroll report as of a regular payroll date as close as practicable preceding the date of this Agreement for the Company and each of its Subsidiaries, reflecting payroll payments made to each employee of the Company or its Subsidiary as of such date; (b) a list of all employees of the Company and each of its Subsidiaries who are not reflected on the payroll report(s) referenced above but are employed by the Company or its Subsidiaries, which report and list described in clauses (a) and (b) shall include the employees’ names, employing entities, lengths of service, annualized salary or hourly wage and leave of absence status, including length of any ongoing leave, if applicable; and (c) a list of all independent contractors or consultants (in each case who is a natural person not providing services through a staffing agency or as an employee of another contractor), specifying their position and material terms of the relationship with the Company or its Subsidiaries, including their compensation. Schedule 4.15 lists all written employment agreements remaining executory in whole or in part on the date hereof, and the Company has Made Available to Parent true, complete and correct copies of all those employment agreements. None of the Company or any of its Subsidiaries is a party to any oral employment agreement, other than with respect to employment at will arrangements that are terminable by either party thereto without liability on the part of either party thereto (except for earned but unpaid salaries or wages). Except as set forth on Schedule 4.15, none of the Company or its Subsidiaries are obligated pursuant to any written, or to the Knowledge of the Company, verbal commitments to any officer, director, employee or independent contractor or consultant to increase their total compensation (including, but not limited to base salary, bonus opportunities, incentive compensation or profit-sharing) or potential severance prior to the Closing Date or as a result of the transactions contemplated by this Agreement. Schedule 4.15 lists all written employee policies and procedures of the Company and any of its Subsidiaries. The Company has Made Available to Parent a copy of all written employee policies and procedures.

     Section 4.16 Company Benefit Plans.
          (a) The term “Company Benefit Plan” means each Employee Benefit Plan (as defined below) that is sponsored, maintained or contributed to by the Company or any of its Subsidiaries, or with respect to which the Company or any of its Subsidiaries has any direct or indirect obligation to make contributions or with respect to which the Company or any of its Subsidiaries has or may in the future have any liability. Schedule 4.16(a) identifies each Company Benefit Plan. The term “Employee Benefit Plan” means each (i) “employee benefit plan,” as such term is defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), (ii) equity bonus, equity ownership, option, restricted equity, equity purchase, equity appreciation rights, phantom equity, or other equity-based compensation plan or arrangement, (iii) bonus plan or arrangement, incentive award plan or arrangement, deferred compensation agreement or arrangement, executive compensation or supplemental income or retirement arrangement, personnel policy, vacation or paid time off policy, severance pay plan, policy or agreement, change of control agreement, consulting agreement, or employment agreement, and (iv) other employee benefit plan, agreement, arrangement, program, practice or understanding providing for employee benefits or for the remuneration, direct or indirect, of employees, former employees, directors, officers, consultants, independent contractors, contingent workers or leased employees or the dependents of any of them (whether written or oral, other than workers’ compensation, unemployment compensation and other governmental programs); provided, that the term “Employee Benefit Plan” does not include any Foreign Plan.
          (b) True, correct and complete copies of each of the Company Benefit Plans, and related trusts, if applicable, including all amendments thereto, have been delivered or Made Available to Parent. There has also been delivered or Made Available to Parent, with respect to each Company Benefit Plan and to the extent applicable: (i) the most recent annual or other report filed with each Governmental Entity with respect to each such plan, including all applicable schedules and audited financial statements attached thereto; (ii) each insurance contract and other funding agreement, and all amendments thereto; (iii) the most recent summary plan description and any summaries of material modifications thereto; (iv) the most recent audited financial statements or accounts and actuarial report or valuation required to be prepared under Applicable Laws; and (v) the most recent determination letter or opinion letter issued by the United States Internal Revenue Service (the “Internal Revenue Service”).
          (c) Neither the Company nor any of its Subsidiaries or ERISA Affiliates contributes to or has any obligation to contribute to, or had any such obligation during the past six-year period preceding the Closing Date to, and no Company Benefit Plan is, (i) a plan subject to Title IV of ERISA, Section 302 of ERISA or Section 412 of the Code, (ii) a “multiemployer plan” as defined in Section 3(37) of ERISA, (iii) a plan described in Section 413 of the Code, or (iv) a plan funded through a trust that is intended to be exempt from federal income taxation pursuant to Section 501(c)(9) of the Code. The term “ERISA Affiliate” means any Person that, together with the Company or any of its Subsidiaries, would be deemed a “single employer” within the meaning of Section 414(b), (c), (m) or (o) of the Code.

          (d) All contributions required to be made or accrued by the Company or any of its Subsidiaries to the Company Benefit Plans pursuant to their terms and provisions or pursuant to Applicable Laws have been timely made or accrued in all material respects.
          (e) Except as otherwise set forth on Schedule 4.16(e):
     (i) each Company Benefit Plan has been established, documented, administered and operated in compliance in all material respects with Applicable Laws and its governing documents;
     (ii) all reports and disclosures relating to the Company Benefit Plans required to be filed with or furnished to Governmental Entities, Company Benefit Plan participants or Company Benefit Plan beneficiaries have been filed or furnished in substantial compliance with Applicable Laws in a timely manner;
     (iii) each of the Company Benefit Plans intended to be qualified under Section 401(a) of the Code satisfies in all material respects the requirements of Section 401(a), and (A) is maintained in all material respects pursuant to a prototype document approved by the Internal Revenue Service, or has received a currently effective favorable determination letter from the Internal Revenue Service regarding such qualified status, and has not been amended or operated in a way which would adversely affect such qualified status; or (B) still has a remaining period of time in which to apply for or receive such letter and to make any amendments necessary to obtain a favorable determination;
     (iv) there are no Actions pending (other than routine claims for benefits) or, to the Knowledge of the Company, threatened against, or with respect to, any of the Company Benefit Plans, their fiduciaries or administrators or their assets;
     (v) as to any Company Benefit Plan intended to be qualified under Section 401(a) of the Code, there has been no termination or partial termination of the Company Benefit Plan within the meaning of Section 411(d)(3) of the Code;
     (vi) there is no matter pending (other than routine qualification determination filings) with respect to any of the Company Benefit Plans before any Governmental Entity;
     (vii) except as otherwise disclosed under this Agreement, the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby will not (A) require the Company or any of its Subsidiaries to make a larger contribution to, or pay greater amounts or benefits under, any Company Benefit Plan than it otherwise would, whether or not some other subsequent action or event would be required to cause such payment or provision to be triggered, or (B) create or give rise to any additional vested rights, service credits or other benefits or payments under any Company Benefit Plan or result in the acceleration of the time of payment or vesting;

     (viii) with respect to each Company Benefit Plan which is a group health plan, the Company and each of its ERISA Affiliates have complied with (A) the applicable health care continuation and notice provisions of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), and the applicable COBRA regulations (including the requirements of the American Recovery and Reinvestment Act of 2009), and (B) the applicable requirements of the Health Insurance Portability and Accountability Act of 1996 and the regulations thereunder, and neither the Company nor any of its ERISA Affiliates has incurred any liability under Section 4980 of the Code;
     (ix) none of the Company or any of its Subsidiaries has engaged in a transaction with respect to any Company Benefit Plan for which it would reasonably be expected to be subject (either directly or indirectly) to a liability for either a civil penalty assessed pursuant to Section 502(i) of ERISA or a Tax imposed by Section 4975 of the Code; and
     (x) since January 1, 2005, each nonqualified deferred compensation plan or arrangement has been maintained in good faith operational compliance with Section 409A of the Code and, as of December 31, 2008, each nonqualified deferred compensation plan or arrangement is in documentary compliance with Section 409A of the Code, except for such plans or arrangements for which noncompliance may be corrected under IRS Notice 2008-113 or IRS Notice 2010-6 and are set forth on Schedule 4.16(e) (including setting forth the manner of noncompliance).
          (f) Except as otherwise set forth on Schedule 4.16(f), in connection with the consummation of the transactions contemplated by this Agreement, no payments of money or property, acceleration of benefits, or provisions of other rights have or will be made hereunder, under the Company Benefit Plans or under any other agreement which, in the aggregate and with respect to the Company or any of its Subsidiaries and their respective employees and other service providers, would be reasonably likely to result in imposition of the sanctions imposed under Sections 280G and 4999 of the Code, whether or not some other subsequent action or event would be required to cause such payment, acceleration or provision to be triggered.
          (g) Each Company Benefit Plan which is an “employee benefit plan,” as such term is defined in Section 3(3) of ERISA, may at any time be unilaterally amended or terminated in its entirety, in accordance with the terms thereof, without liability except as to benefits accrued thereunder prior to such amendment or termination.
          (h) Except to the extent required pursuant to Section 4980B(f) of the Code and the corresponding provisions of ERISA, no Company Benefit Plan provides retiree medical or retiree life insurance benefits to any Person, and neither the Company nor any of its Subsidiaries is contractually or otherwise obligated (whether or not in writing) to provide any Person with life insurance or medical benefits upon retirement or termination of employment.
          (i) Schedule 4.16(i) identifies each employee benefit plan or arrangement that is maintained or contributed to by the Company or any Subsidiary that is not subject to the laws of the United States (each, a “Foreign Plan”). With respect to any Foreign Plan, (i) such plan or arrangement has been established, documented, administered and operated in compliance in all material respects with Applicable Laws and its governing document; (ii) all employer and employee contributions required by law or by the terms of the Foreign Plan have been made or, if applicable, accrued in accordance with normal accounting practices (except where failure to do so would not reasonably be expected to result in material liability); (iii) the fair market value of the assets of each funded Foreign Plan, the liability of each insurer for any Foreign Plan funded through insurance, or the book reserve established for any Foreign Plan, together with any accrued contributions, is sufficient to procure or provide for the accrued benefit obligations with respect to all current and former participants in such Foreign Plan according to the actuarial assumptions and valuations most recently used to account for such obligations in accordance with applicable generally accepted accounting principles; and (iv) such plan or arrangement has, to the extent applicable, been registered as required and has been maintained in good standing with applicable regulatory authorities.
          (j) No Company Benefit Plan or Foreign Plan is a “nonqualified deferred compensation plan of a nonqualified entity” within the meaning of Section 457A of the Code.
          (k) Except as otherwise set forth on Schedule 4.16(k), the execution and delivery of this Agreement, and the consummation of the transactions contemplated hereby, will not (either alone or upon the occurrence of any additional or subsequent events) (i) result in any payment becoming due to any employee, former employee or group of employees or former employees, of the Company or any of its Subsidiaries, (ii) increase any benefits otherwise payable under any Company Benefit Plans, (iii) result in the acceleration of the time of payment or vesting of any such benefits or (iv) result in the incurrence or acceleration of any other obligation related to the Company Benefit Plans or to any employee, former employee or group of employees or former employees. Schedule 4.16(k) sets forth the amount of any such payments or obligations, the recipient thereof and the governing source document (e.g., plan or agreement) and identifies any such payments or obligations with respect to which the Company or any of its Subsidiaries is entitled to seek reimbursement from the Bully Joint Venture Companies.
     Section 4.17 Labor Matters. Except as otherwise set forth on Schedule 4.17, neither the Company nor any Subsidiary is a party to any collective bargaining agreement with any labor organization or other representative of any Company employees, nor is any such agreement presently being negotiated by the Company or any of its Subsidiaries. Except as otherwise set forth on Schedule 4.17 or as would not have, individually or in the aggregate, a Material Adverse Effect:
     (i) there are no unfair labor practice complaints pending against the Company or any Subsidiary before the National Labor Relations Board or any other labor relations tribunal or authority;
     (ii) there are no strikes, work stoppages, slowdowns, lockouts, material arbitrations or material grievances, or other material labor disputes pending or, to the Knowledge of the Company, threatened against or involving the Company or any of its Subsidiaries;

     (iii) in the prior three-year period, no labor organization or group of employees of the Company or any of its Subsidiaries has filed any representation petition or made any written demand for recognition;
     (iv) the Company and its Subsidiaries have each at all times been in compliance with all Applicable Laws respecting employment and employment practices, terms and conditions of employment, wages, hours of work and occupational safety and health;
     (v) neither the Occupational Safety and Health Administration nor any other Governmental Entity has threatened to file any citation, and there are no pending citations, with respect to the Company or any of its Subsidiaries relating to employees who are or were employed by the Company or any of its Subsidiaries;
     (vi) there is no employee or governmental claim or investigation, including any charges to the Equal Employment Opportunity Commission or other Governmental Entity, investigations regarding Fair Labor Standards Act compliance, audits by the Office of Federal Contractor Compliance Programs or similar Government Entity, Workers’ Compensation claims, sexual harassment, discrimination or retaliation complaints or demand letters or threatened claims;
     (vii) all current and former employees of the Company and each of its Subsidiaries have been, or will have been on or before the Closing Date, paid in full (or appropriate accruals will have been made in accordance with GAAP) for all wages, salaries, commissions, bonuses, vacation pay, severance and termination pay, sick pay, and any other compensation for all services performed by them which have become due and payable to them prior to or on to the Closing Date, payable in accordance with the obligations of the Company or any of its Subsidiaries under any Applicable Law, employment or labor practice and policy, or any collective bargaining agreement or individual agreement to which the Company or any of its Subsidiaries are a party, or by which the Company or any of its Subsidiaries are bound;
     (viii) there are no employment related Actions pending or, to the Knowledge of the Company, threatened at law or in equity, or before any Governmental Entity or before any arbitrator of any kind, as to which the Company or any of its Subsidiaries is a party arising out of the employment or termination of any of the Continuing Employees and none of the Company or any of its Subsidiaries is subject to any settlement, consent decree, judgment, injunction, ruling, order or finding of any Governmental Entity or arbitrator with respect to such Actions;
     (ix) since June 1, 2008, none of the Company or its Subsidiaries has affected a “plant closing” (as defined in the Worker Adjustment and Retraining Notification Act of 1988 (the “WARN Act”)) affecting any site of employment or one or more facilities or operating units within any site of employment of a facility of the Company or one of its Subsidiaries, or a “mass lay off” (as defined in the WARN Act) affecting any site of employment or one or more facilities or operating units within any site of employment of a facility of the Company or one of its Subsidiaries; nor has the Company or one of its Subsidiaries been affected by any transaction or engaged in lay offs or employment terminations sufficient to trigger the application of any similar state or local law, ordinance, or regulation. With respect to each plant closing set forth on Schedule 4.17, all notices required to be provided under the WARN Act to any employees affected by such plant closing and to any other persons or entities were provided to such employees, persons or entities in compliance with the notice requirements of the WARN Act such that the Company and its Subsidiaries have no liability or obligation arising under or in connection with the WARN Act; and
     (x) any obligation to bargain with and/or notify any labor organization or works council required as a result of the transactions contemplated by this Agreement shall have been fully satisfied prior to the consummation of any of the transactions contemplated by this Agreement.
     Section 4.18 Insurance Policies. Schedule 4.18 contains a complete and correct list of all material insurance policies currently carried by or for the benefit of the Company or any of its Subsidiaries as of the date hereof. The Company has Made Available to Parent a list of all insurance loss runs and workers’ compensation claims received for the most recently ended three policy years and true, complete and correct copies of all insurance policies carried by the Company or any of its Subsidiaries which are in effect, all of which currently are in full force and effect.
     Section 4.19 Intellectual Property; Software.
          (a) Schedule 4.19 sets forth a true and correct list of (i) all registered Intellectual Property (or applications therefor) owned by Company or any of its Subsidiaries (and the jurisdiction where registered), (ii) all material agreements (excluding shrink wrap licenses or licenses with respect to off-the-shelf-software) whereby the Company or any of its Subsidiaries is expressly granted the right to use any Intellectual Property that it does not own, and (iii) all agreements whereby the Company or any of its Subsidiaries grants an express license to any third party to use any Intellectual Property that the Company or one of its Subsidiaries owns. The Company has paid all governmental maintenance fees related to any such registered Intellectual Property identified pursuant to (i) above. The Company and each of its Subsidiaries has good and marketable title to (free and clear of all Liens, except Permitted Exceptions), or possesses adequate licenses or other valid rights under, all Intellectual Property necessary for the continued operation of the businesses of the Company and its Subsidiaries in the ordinary course of business as previously and currently operated and as proposed to be operated pursuant to the Drilling Contracts as of the Closing (the “Business IP), including, without limitation, the design, construction and exploitation of any rigs or other equipment being constructed or developed by the Company and its Subsidiaries as of the Closing, and, to the Knowledge of the Company, the conduct of the business as described above does not and will not misappropriate or infringe upon the Intellectual Property of any third party, except where the failure to hold any such title, license or other right, or where any such misappropriation or infringement, would not constitute or be reasonably likely to constitute, a Material Adverse Effect. At any time since June 1, 2004, no Person has made or, to the Knowledge of the Company, threatened to make, a Claim against the Company or any of its Subsidiaries alleging that any of them violated, infringed, misappropriated or otherwise improperly used any Intellectual Property. No consent of any person will be required for the use of any of the material Business IP by the Surviving Company following the Closing to the extent such use is consistent with the use by the Company or its Subsidiaries in the ordinary course of business as previously and currently operated and as proposed to be operated pursuant to the Drilling Contracts as of the Closing. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby will not (x) constitute a breach of any instrument or agreement granting rights to any material Business IP to or by the Company or its Subsidiaries, (y) to the Knowledge of the Company, cause the forfeiture or termination or give rise to a right of forfeiture or termination of any Business IP, or (z) to the Knowledge of the Company, otherwise impair the right of the Surviving Company, following the Closing, to use or otherwise exploit, assert or enforce any Business IP.
          (b) “Intellectual Property” shall mean all intellectual or industrial property and rights therein, however denominated, throughout the world, whether or not registered, including all patents, trademarks, service marks, trade styles or dress, mask works, copyrights (including copyrights in computer programs, software, computer code, documentation, drawings, specifications and data), works of authorship, moral rights of authorship, rights in designs, trade secrets, inventions, invention disclosures, discoveries, improvements, know-how, formulae, processes, methods, and confidential and proprietary information and all other intellectual and industrial property rights, whether or not subject to statutory registration or protection and, with respect to each of the foregoing, all registrations and applications for registration, renewals, extensions, continuations, reexaminations, reissues, divisionals, improvements, modifications, derivative works, goodwill, and common law rights.
     Section 4.20 Licenses and Permits. The Company and its Subsidiaries possess or have the right to use all permits, licenses, rights of way, easements, certificates, authorizations and approvals from any Governmental Entity (each, a “Permit”) required to be used or held by the Company and its Subsidiaries in connection with the ownership of the assets and the operation of the Company’s and its Subsidiaries’ business, except where the failure to hold any such Permit would not constitute or be reasonably likely to constitute a Material Adverse Effect. Except as set forth on Schedule 4.20 or except as would not result, or be reasonably likely to result in, in a Material Adverse Effect, the Permits are valid and in full force and effect and none of the Company or any of its Subsidiaries is in default, and no condition exists that with notice or lapse of time or both would constitute a default, under any of the Permits.
     Section 4.21 Bank Accounts; Powers of Attorney. Schedule 4.21 sets forth a complete and accurate list of the names of all banks and other financial institutions in which the Company or any of its Subsidiaries has an account, deposit or safe deposit box and applicable account names as of the date hereof, and indicating whether any such accounts are subject to deposit account control agreements or lockbox agreements entered into in connection with any Company Credit Facility. The Company will supplement such list as promptly as practicable after the date hereof (but, in any event, prior to the Closing Date) with the account numbers and the names of all persons authorized to draw on such accounts or deposits or to have access to such boxes.

     Section 4.22 Brokers, Finders and Investment Bankers. Except as set forth on Schedule 4.22, none of the Company or its Subsidiaries has employed, directly or indirectly, any broker, financial advisor, finder or investment banker or incurred any liability for any investment banking fees, financial advisory fees, brokerage fees or finders’ fees in connection with the transactions contemplated by this Agreement.
     Section 4.23 No Fiduciary Office. The Company does not hold or has retired from any fiduciary office held immediately prior to the Effective Time.
     Section 4.24 Anti-Corruption Laws. Except for the matter disclosed on Schedule 4.24(a), neither the Company nor any of its Subsidiaries or Affiliates, nor any director, officer, or employee, agent or representative of the Company or of any of its Subsidiaries or Affiliates, has taken any action in furtherance of an offer, payment, promise to pay, or authorization or approval of the payment or giving of money, property, gifts or anything else of value, directly or indirectly, to any government official, political party or candidate for government office (including any officer or employee of a government or government-owned or controlled entity or of a public international organization, or any person acting in an official capacity for or on behalf of any of the foregoing, or any political party or party official or candidate for political office) to influence official action or secure an improper advantage; and the Company and its Subsidiaries and Affiliates have conducted their businesses in compliance with the Foreign Corrupt Practices Act of 1977 (the “FCPA”) and all other Applicable Laws relating to anti-corruption and have instituted and maintain policies and procedures designed to promote and achieve compliance with such laws and with the representation and warranty contained herein. Except as disclosed on Schedule 4.24(b), neither the Company nor any of its Subsidiaries has done any of the items listed on Schedule 4.24(c). Notwithstanding any other provision of this Agreement to the contrary, this Section 4.24 contains the sole and exclusive representations and warranties regarding compliance with and liabilities under, or Actions relating to, the FCPA or other Anti-Corruption Laws.
     Section 4.25 Capital Expenditure Program. As of the date of this Agreement, Schedule 4.25 accurately sets forth (a) the Company’s currently planned and forecasted capital expenditures expected by the Company to be incurred in 2010 on a quarterly basis for each of the Company’s and its Subsidiaries’ sustaining, life extension and newbuild capital expenditure programs, other than expenditures relating to the newbuild construction programs relating to the construction of Bully 1 and Bully 2 (collectively, the “Bully Construction Programs”), (b) the Company’s currently planned and forecasted capital expenditures expected by the Company to be incurred in 2010 on a monthly basis for the Bully Construction Programs and (c) the Company’s currently planned and forecasted capital expenditures expected by the Company to be incurred in 2011 on a monthly basis for the Bully Construction Programs. Such forecasts relating to the Bully Construction Programs reflect the currently available estimated costs based upon all of the monthly construction schedules available to date, which schedules are set forth on Schedule 4.25 (the “Construction Schedules”). Such forecasts and Construction Schedules were prepared on a reasonable basis, and present, to the Knowledge of the Company, all required capital expenditures for construction of (i) a drillship (the “Bully 1”) having operating capabilities and equipment that meet the requirements of the Drilling Agreement, dated December 19, 2005, by and between Shell Exploration & Production Company on behalf of Shell Offshore, Inc. and the Company as subsequently assigned to Frontier Drilling USA, Inc.

(the “Bully 1 Drilling Contract” ) and (ii) a drillship (the “Bully 2”) having operating capabilities and equipment that meet the requirements of the Offshore Drilling Rig Contract, between Shell EP Wells Equipment Services B.V. and Bully 2, Ltd. for the Drillship “Bully II” (Contract Number SEP-C-08-001), dated March 20, 2008, as amended (the “Bully 2 Drilling Contract” ).
     Section 4.26 Bully Rights. To the Knowledge of the Company, the specifications set forth in the Construction Contracts and the purchase orders set forth on Schedule 4.26 relating to the Bully 1 and Bully 2 provide for the construction of a drillship having operating capabilities and equipment that meet the requirements of the Bully 1 Drilling Contract and a drillship having operating capabilities and equipment that meet the requirements of the Bully 2 Drilling Contract, respectively.
     Section 4.27 Accounts Receivable. Schedule 4.27 sets forth, by customer name and amount, all receivables of the Company its Subsidiaries which would be included as current assets under the classification “accounts receivable” on a balance sheet of the Company as of the date of this Agreement: (i) which have remained unpaid, or are expected by the Company to remain unpaid, for more than (A) 75 days after the due date specified on the original invoice of the Company or, if no due date was so specified, (B) 120 days after the date of that invoice; (ii) as to which any unresolved dispute with the customer exists; or (iii) which are owed by a debtor in any case under any Applicable Law relating to bankruptcy or insolvency.
     Section 4.28 Recapitalization. The Recapitalization will consist only of the transactions described on Schedule 4.28. Notwithstanding anything to the contrary set forth in Section 6.9, the Company may not modify the Recapitalization or update or supplement Schedule 4.28 to include any sale, lease or transfer of any assets of the Company or any Subsidiary of the Company, any merger, amalgamation, consolidation, combination, dissolution or liquidation involving the Company or any Subsidiary of the Company, the change of the place of incorporation of the Company or any Subsidiary of the Company, or the creation of any new Subsidiary of the Company.
     Section 4.29 Other Related Party Agreements. Schedule 4.29 sets forth a true, correct and complete list of each of the following contracts in effect as of the date hereof:
          (a) any type of vessel charter or lease or any agreement to provide drilling services between the Company and any of its Subsidiaries or between two or more of such Subsidiaries;
          (b) any bond, debenture, note, loan, credit or loan agreement or loan commitment, mortgage, indenture or other contract, in each case between the Company and any of its Subsidiaries or between two or more of such Subsidiaries, relating to the borrowing of money in excess of $1,000,000, other than any such document relating to indebtedness that will be repaid prior to Closing;
          (c) any contract or agreement between the Company and any of its Subsidiaries or between two or more of such Subsidiaries the primary purpose of which is to provide management services (the “Management Services Agreement”); and

          (d) any other contract or agreement between the Company and any of its Subsidiaries or between two or more of such Subsidiaries where the amount to be paid under such contract or agreement exceeds $1,000,000 in any 12-month period, other than any Management Services Agreement.
ARTICLE V
REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB
     Parent and Merger Sub jointly and severally represent and warrant to each Shareholder as follows:
     Section 5.1 Organization. Parent is a corporation duly organized, validly existing and in good standing under the laws of Switzerland. Merger Sub is a company duly organized, validly existing and in good standing under the laws of the Cayman Islands.
     Section 5.2 Authorization.
          (a) Each of Parent and Merger Sub has full power, capacity and authority to execute and deliver this Agreement, the Plan of Merger pursuant to §233(3) of the Companies Law and any other certificate, agreement, document or other instrument to be executed and delivered by Parent or Merger Sub in connection with the transactions contemplated by this Agreement (collectively, the “Parent Ancillary Documents”) and to perform Parent and Merger Sub’s obligations under this Agreement, the Plan of Merger and the Parent Ancillary Documents and to consummate the transactions contemplated hereby and thereby.
          (b) The execution, delivery and performance of this Agreement has been approved by the board of directors of Parent and the board of directors of Merger Sub, and as of the Closing Date, will be approved by a resolution of the sole shareholder of Merger Sub. No additional corporate proceedings on the part of Parent or Merger Sub are necessary to authorize the execution and delivery of this Agreement and the consummation by Parent and Merger Sub of the transactions contemplated hereby. This Agreement has been, and each of the Parent Ancillary Documents will be as of the Closing Date, duly executed and delivered by Parent and Merger Sub, as applicable, and (assuming the due authorization, execution and delivery hereof and thereof by the other parties hereto and thereto) does constitute, or will constitute at the Closing Date, as the case may be, a valid and binding obligation of Parent and Merger Sub, enforceable against each of them in accordance with its terms, subject to the Enforceability Exceptions.
     Section 5.3 Absence of Restrictions and Conflicts; Consents.
          (a) The execution, delivery and performance of this Agreement, the consummation of the transactions contemplated by this Agreement and the fulfillment of and compliance with the terms and conditions of this Agreement by Parent and Merger Sub do not or will not (as the case may be), with the passing of time or the giving of notice or both, violate or conflict with, constitute a breach of or default under, result in the loss of any benefit under, permit the acceleration of any obligation under or create in any party the right to terminate, modify or cancel, (i) the organizational documents of Parent or Merger Sub, (ii) any material contract filed as an exhibit to Parent’s most recently filed Form 10-K pursuant to Item

601(b)(10) of Regulation S-K of the Securities Exchange Act of 1934, as amended (the “1934 Act”), (iii) any judgment, decree, order, injunction, award or ruling of any Governmental Entity or arbitration panel to which Parent or Merger Sub is a party or by which Parent or Merger Sub or any of their respective assets or properties are bound or (iv) any Applicable Laws applicable to Parent or Merger Sub, except in the case of clauses (ii), (iii) and (iv), where it would not have or be reasonably likely to have a Parent Material Adverse Effect. “Parent Material Adverse Effect” means any occurrence, condition, change, event or effect or event that would prevent Parent from entering into this Agreement or consummating the transactions contemplated hereby.
          (b) Except for (1) the filing and registration of the Plan of Merger with and by the Registrar of Companies of the Cayman Islands as provided in Sections 233(9) and 233(13) of the Companies Law, respectively, (2) any filings and approvals required under the HSR Act, (3) such filings and approvals as may be required by any pre-merger notification (listed in Schedule 4.5(b)), securities, corporate or other law, rule or regulation of any country other than the United States of America, (4) such notifications to The New York Stock Exchange (the “NYSE”) as may be required by the rules of the NYSE, and (5) such filings as may be required under federal or state securities laws, no consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity or public or regulatory unit, agency or authority is required with respect to Parent or Merger Sub in connection with the execution, delivery or performance of this Agreement or the Parent Ancillary Documents or the consummation of the transactions contemplated hereby or thereby.
          (c) No consent, approval, order or authorization of, or registration, declaration or filing with, any Person (other than a Governmental Entity) is required by or with respect to Parent or Merger Sub in connection with the execution, delivery or performance of this Agreement or the Parent Ancillary Documents or the consummation of the transactions contemplated hereby or thereby.
     Section 5.4 Brokers, Finders and Investment Bankers. Except as otherwise set forth on Schedule 5.4 none of Parent or Merger Sub has employed any broker, finder or investment banker or incurred any liability for any investment banking fees, financial advisory fees, brokerage fees or finders’ fees in connection with the transactions contemplated by this Agreement.
     Section 5.5 Available Funds. At the Closing, Parent, together with its Subsidiaries, will have cash on hand and/or access through existing credit facilities to cash, in an aggregate amount sufficient to enable Parent and Merger Sub to timely consummate the transactions contemplated by this Agreement and to otherwise perform its obligations hereunder, including to pay in full (a) the Merger Consideration and (b) all fees and expenses payable by Parent in connection with this Agreement and the transactions contemplated hereby, including the Company Transaction Costs identified on Schedule 2.3(b)(vi) (as such schedule may be updated as of Closing), the Aggregate Credit Facility Payoff Amount, the SECP Payments and the Closing Date Severance Payments.

ARTICLE VI
CERTAIN COVENANTS AND AGREEMENTS
     Section 6.1 Conduct of Operations of the Company and its Subsidiaries. Except as set forth on Schedule 6.1 or as may be necessary to effect the Recapitalization, from the date of this Agreement until the earlier of (a) the Closing or (b) the termination of this Agreement pursuant to Article VIII, the Company shall and shall cause each of its Subsidiaries to:
     (i) conduct its businesses and operate its properties in the ordinary course of business;
     (ii) perform in all material respects all its obligations under agreements relating to or affecting its properties, rights and other assets;
     (iii) keep in full force and effect without interruption all its present insurance policies or other comparable insurance coverage;
     (iv) use Reasonable Efforts to (A) maintain and preserve its business organization intact, (B) retain its present employees and (C) maintain its relationships with suppliers, customers and others having business relations with it;
     (v) diligently manage and use all Reasonable Efforts to complete the construction of Bully 1 and Bully 2 as promptly as practicable in accordance with the Construction Contracts and the schedules thereunder and not to amend or alter such Construction Contracts or the schedules thereunder, except for change orders in the ordinary course of business not exceeding $100,000 individually or $500,000 in the aggregate, without the prior written consent of Parent (such consent not to be unreasonably withheld or delayed); and
     (vi) maintain the instruments and agreements governing its outstanding indebtedness under the Bully 1 Credit Agreement and the Bully 2 Credit Agreement on their present terms or on terms more favorable to the Company and its Subsidiaries; provided, however, that any amendment or modification may be made with respect to the foregoing with the prior written consent of Parent (such consent not to be unreasonably withheld or delayed).
     Section 6.2 Prohibited Activities. Except as set forth on Schedule 6.2 or with the prior written consent of Parent (such consent not to be unreasonably withheld or delayed), until the earlier of (a) the Closing or (b) the termination of this Agreement pursuant to Article VIII, the Company shall not, and shall not permit any of its Subsidiaries to:
     (i) adopt or propose any change to its organizational documents, except to permit the Company to authorize additional Company Ordinary Shares or any reverse stock split, each as may be necessary to effect the Recapitalization;
     (ii) except as otherwise provided for in this Agreement or as may be necessary to effect the Recapitalization, declare, set aside or pay any dividend or other distribution with respect to any Outstanding Shares or other share capital of the Company or make any direct or indirect redemption, retirement purchase or other acquisition for value of any direct or indirect purchase, payment or sinking fund or similar deposit for the redemption, retirement, purchase or other acquisition for value of, or to obtain surrender of, any Outstanding Shares or other share capital of the Company or shares of capital stock of any of its Subsidiaries or any outstanding warrants, options or other rights to acquire or subscribe for or purchase unissued share capital of the Company or unissued or treasury shares of any of its Subsidiaries;
     (iii) merge, consolidate or effect a share exchange with any other Person or enter a new line of business or make any offer to do any of the foregoing;
     (iv) sell, lease, transfer, license or otherwise dispose of, or enter into a contract to sell, lease, license or otherwise dispose of, any of its assets, except for (i) sales of obsolete assets or (ii) arm’s-length sales or other transfers for aggregate consideration not exceeding $500,000 (or the equivalent thereof in other currencies);
     (v) create, incur, assume or suffer to exist any indebtedness for borrowed money not in existence as of the date of this Agreement, except that the Company and any of its Subsidiaries shall be permitted to incur (i) any indebtedness incurred under the Bully 1 Credit Agreement and the Bully 2 Credit Agreement and (ii) any indebtedness to any Closing Date Principal Shareholder (it being understood that any such indebtedness will be repaid or converted to Company Ordinary Shares prior to the Closing) (the indebtedness permitted by this Section 6.2(v) is hereinafter collectively referred to as the “Permitted Indebtedness”);
     (vi) change its fiscal year, make any change to any method of Tax accounting, make or change any Tax election, consent to any extension or waiver of the limitation period applicable to any Tax, materially amend any material Tax Return (including by way of a claim for refund), change its or any of its Subsidiaries’ place of domicile or residence for tax purposes or settle or compromise any claim related to Taxes or material claim for refund;
     (vii) other than pursuant to the Recapitalization Agreement, issue, deliver, sell or grant, or authorize or propose the issuance, delivery, sale or grant of, any shares of its capital stock of any class, or any securities convertible into or exercisable or exchangeable for, or any rights, warrants, calls or options to acquire, any such shares, or enter into any commitment, arrangement, undertaking or agreement with respect to any of the foregoing;
     (viii) change any material method of accounting or accounting practice by the Company or any of its Subsidiaries except for any such change required as a result of a change in GAAP;

     (ix) (A) make or commit to make any capital expenditures in excess of $500,000 in the aggregate or $100,000 in a single transaction over the capital expenditures forecast disclosed in Schedule 4.25 other than capital expenditures required in the ordinary course of business and not related to the subjects disclosed on Schedule 4.25 and the acceleration of capital expenditures relating to the construction of Bully 1 or Bully 2 forecast on Schedule 4.25 and excluding capital expenditures covered by insurance for any partial loss not covered by loss of hire insurance, not in excess of $500,000 per occurrence or series of related occurrences or (B) materially defer maintenance or other capital expenditures;
     (x) breach or terminate any Company Contract or waive or assign any of its rights or claims under any Company Contract in a manner that is materially adverse to the Company or modify or amend in any material respect any Company Contract;
     (xi) enter into any agreement or arrangement that materially limits or otherwise restricts (A) the Company or any of its Affiliates from (1) engaging or competing in any line of business or (2) engaging in any business or competing in any geographic area or (B) the functionality of any Vessel;
     (xii) dissolve or liquidate or adopt a plan of complete or partial liquidation, dissolution, or reorganization;
     (xiii) make any bids related to, or enter into, any new Company Contract that will remain in effect for more than 120 days and involve aggregate payments to the Company in excess of $10,000,000 other than any Drilling Contract relating to the Vessels named the Seillean or the Duchess;
     (xiv) except to the extent required under the terms of any Company Benefit Plan as in effect on the date of this Agreement or as required by Applicable Law, (A) increase the compensation (including bonus opportunities) or fringe benefits of any of its directors, officers or employees (except in the ordinary course of business consistent with past practice with respect to employees who are not entitled to any Severance Amounts), (B) grant any severance or termination pay, (C) make any new equity awards to any director, officer or employee, (D) enter into or amend any employment, consulting, change-of-control or severance agreement or arrangement with any of its present, former or future directors, executive officers, or employees, (E) establish, adopt, enter into, freeze or amend in any material respect or terminate any Company Benefit Plan or take any action to accelerate entitlement to benefits under any Company Benefit Plan, in each such case, except as otherwise permitted pursuant to clauses (A), (B), (C) or (D) of this paragraph or as necessary to effectuate the provisions of this Agreement, provided that in no event may any tax gross-up or tax reimbursement feature be granted or made more favorable to any individual, (F) make any contribution to any Company Benefit Plan, other than contributions required by Applicable Law or in the ordinary course of business consistent with past practice, (G) pay, accrue or certify performance level achievements at levels in excess of actually achieved performance in respect of any component of an incentive-based award, or amend or waive any performance or vesting criteria or accelerate vesting, exercisability, distribution, settlement or funding under any Company Benefit Plan, or (viii) enter into or amend any collective bargaining agreement;
     (xv) take any action that would result in changes in the geographic area of the operations of the Company or any of its Subsidiaries (except with respect to entering into a Drilling Contract relating to the Seillean or the Duchess);
     (xvi) prepay or repay prior to the final maturity thereof any principal amounts under the Company Credit Facilities or make any payment of interest, fees, expenses or other amounts under the Company Credit Facilities prior to the due date thereof; or
     (xvii) enter into any contract with respect to, or authorize, any of the actions described in the foregoing clauses (i) through (xvi).
     Section 6.3 Company Shareholder’s Meeting. The Company will, as promptly as practicable following the date of this Agreement, take all necessary steps to either convene and hold a meeting of the holders of Outstanding Shares for the purpose of obtaining the Company Shareholder Approval or obtain a unanimous written consent from all holders of Outstanding Shares.
     Section 6.4 Support of the Merger. Each Existing Principal Shareholder will vote all of its Outstanding Shares in favor of the Merger. From the date of this Agreement until the earlier of the Closing Date or the termination of this Agreement pursuant to Article VIII, (i) each Existing Principal Shareholder agrees it will not sell, transfer, pledge or otherwise dispose of any Outstanding Shares owned by such Existing Principal Shareholder to any Person other than Parent or its designee, or grant an option with respect to any of the foregoing, unless the transferee of such Outstanding Shares (a) is already a Party to this Agreement or (b) executes and delivers to the Company and Parent an Addendum Agreement in the form attached hereto as Exhibit A and (ii) each Recapitalizing Shareholder agrees it will not sell, transfer, pledge or otherwise dispose of any Converting Interests or Outstanding Shares owned by such Recapitalizing Shareholder to any Person other than Parent or any of its Subsidiaries or its designee, or grant an option with respect to any of the foregoing, unless the transferee of such Converting Interests (a) is already a Party to this Agreement or (b) executes and delivers to the Company and Parent an Addendum Agreement in the form attached hereto as Exhibit A.
     Section 6.5 Control of Other Party’s Business. Nothing contained in this Agreement shall give Parent, directly or indirectly, the right to control or direct the Company’s operations prior to the Closing. Prior to the Closing, each of the Company and Parent shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its respective operations.
     Section 6.6 Inspection and Access to Information.

          (a) Subject to Applicable Laws, from the date hereof until the earlier of the Closing Date or the termination of this Agreement pursuant to Article VIII, the Company will, and will cause its Subsidiaries and its officers, directors, stockholders, employees, auditors and agents to, provide Parent and its accountants, investment bankers, lenders, counsel, consultants and other authorized representatives full access, during normal business hours and under reasonable circumstances, to such premises, employees, books and records and properties of the Company and its Subsidiaries and to all construction locations where either of Bully 1 or Bully 2 or any of their equipment are being constructed as Parent may reasonably request, including all monthly and quarterly balance sheets and statements of income and cash flows of the Company and its Subsidiaries, and will cause the officers of the Company and its Subsidiaries to furnish to Parent and its authorized representatives, promptly upon request therefor, any and all financial, technical and operating data and other information pertaining to the Company and its Subsidiaries, including copies thereof, and otherwise reasonably cooperate with the conduct of due diligence by Parent and its authorized representatives and facilitate the integration of the business of the Company and its Subsidiaries with Parent’s business; provided that such access shall not unreasonably disrupt the operations of the Company or any of its Subsidiaries; and provided further that the foregoing shall not require the Company or any of its Subsidiaries (a) to permit any inspection, or to disclose any information, that in the reasonable judgment of the Company would violate any Applicable Laws (including antitrust laws of the United States) or any of its obligations with respect to confidentiality, (b) to disclose any privileged information of the Company or any of its Subsidiaries in a manner that is reasonably expected to result in the loss of such privilege or (c) to permit or allow Parent to conduct any form of invasive environmental test or procedure, involving any properties or facilities of the Company or any of its Subsidiaries.
          (b) At Parent’s sole cost, Parent may place not more than two persons on board any Vessel and not more than four persons in each of the shipyards at which construction of the Bully 1 and construction of the Bully 2 are ongoing for familiarization purposes and without interfering with any Vessel’s or the shipyard’s operation. Parent’s representatives shall sign the Company’s standard indemnity declaration prior to embarkation on any Vessel or arrival in the port of destination, as the case may be. Neither the Company, nor any of its Subsidiaries will have any liability or responsibility whatsoever for any injury to or death of Parent’s representatives, or any loss or damage to any property of Parent’s representatives, Parent or any of Parent’s Subsidiaries that is taken by Parent’s representatives on board a Vessel or into the shipyard pursuant to this Section.
     Section 6.7 HSR and Other Approvals.
          (a) Except for the filings and notifications made pursuant to the HSR Act or applicable foreign merger control requirements to which Section 6.7(b) and (c) and not this Section 6.7(a), shall apply, promptly following the execution of this Agreement, the Parent and the Company shall proceed to prepare and file with the appropriate Governmental Entities all authorizations, consents, notifications, certifications, registrations, declarations and filings that are necessary in order to consummate the transactions contemplated by this Agreement and shall diligently and expeditiously prosecute, and shall cooperate fully with each other in the prosecution of, such matters.

          (b) As promptly as reasonably practicable following the execution of this Agreement, the Parties shall file all premerger notification forms as may be required under the HSR Act (which, if required, shall be made no later than 15 Business Days after the date hereof) and shall file all notifications under foreign merger control laws for the countries identified in Schedule 4.5(b) pursuant to the relevant regulations identified therein (the “Foreign Competition Notifications”). Each of Parent and the Company shall: (i) cooperate fully with each other and shall furnish to the other such necessary information and reasonable assistance as the other may reasonably request in connection with its preparation of any HSR or Foreign Competition Notifications; (ii) keep the other reasonably informed of any communication received by such Party from, or given by such Party to any Antitrust Authority, and of any communication received or given in connection with any proceeding by a private party, in each case regarding the Merger and in a manner that protects attorney-client or attorney work product privilege; and (iii) permit the other to review and incorporate the other Party’s reasonable comments in any communication given by it to any Antitrust Authority or in connection with any proceeding by a private party related to Antitrust Laws with any other Person, in each case regarding the Merger and in a manner that protects attorney-client or attorney work product privilege. Unless otherwise agreed and without limiting the obligations stated in this Section 6.7, Parent and the Company shall each use its Reasonable Efforts to ensure the prompt expiration of any applicable waiting period under HSR and Foreign Competition Notifications and approval by any relevant Antitrust Authority; provided that any reasonable action by Parent to resist or reduce the scope of a Divestiture Action (as defined below) shall be deemed consistent with such reasonable best effort, even if it delays such expiration to a date not beyond the Termination Date. Further, without limiting the obligations stated in this Section 6.7, Parent and the Company shall each use its Reasonable Efforts to respond to and comply with any request for information regarding the Merger or filings under HSR and Foreign Competition Notifications from any Governmental Entity charged with enforcing, applying, administering, or investigating any statute, law, ordinance, rule or regulation designed to prohibit, restrict or regulate actions for the purpose or effect of monopolization, restraining trade or abusing a dominant position (collectively, “Antitrust Laws”), including the Federal Trade Commission, the Department of Justice, any attorney general of any state of the United States, the European Commission or any other competition authority of any jurisdiction (“Antitrust Authority”). Parent shall be entitled to direct any proceedings or negotiations with any Antitrust Authority or other Person relating to the Merger or filings under HSR and Foreign Competition Notifications, including any communications with any Antitrust Authority relating to any contemplated or proposed Divestiture Action, provided, that it shall afford the Company a reasonable opportunity to participate therein. Neither Parent nor the Company shall initiate, or participate in any meeting or discussion with any Governmental Entity with respect to any filings, applications, investigation, or other inquiry regarding the Merger or any Foreign Competition Notifications without giving the other reasonable prior notice of the meeting or discussion and, to the extent permitted by the relevant Governmental Entity, the opportunity to attend and participate (which, at the request of either party, shall be limited to outside antitrust counsel only); provided, however, that neither the Company nor Parent shall engage in any substantive communication with any Governmental Entity with respect to any proposed Divestiture Action without the consent of the other. Notwithstanding anything herein to the contrary, Parent shall not be required to take or agree or commit to take any action, including any Divestiture Action, or to limit or agree to limit its freedom of action or that of the Company or of any Subsidiary, division or affiliate of either in any respect that would, in the reasonable good faith judgment of Parent, be reasonably likely to (1) give rise to a Parent Material Adverse Effect, (2) materially impair the benefits or advantages it expects to receive from the Merger and the transactions contemplated hereby, or (3) give rise to a material adverse effect on the business plan or business strategy of the combined company. Subject in all respects to the immediately preceding sentence, Parent shall take any and all action necessary, including (i) selling or otherwise disposing of, or holding separate and agreeing to sell or otherwise dispose of, assets, categories of assets or businesses of the Company or Parent or their respective Subsidiaries; (ii) terminating existing relationships, contractual rights or obligations of the Company or Parent or their respective Subsidiaries; (iii) terminating any venture or other arrangement; (iv) creating any relationship, contractual rights or obligations of the Company or Parent or their respective Subsidiaries or (v) effectuating any other change or restructuring of the Company or Parent or their respective Subsidiaries (and, in each case, to enter into agreements or stipulate to the entry of an order or decree or file appropriate applications with any Antitrust Authority in connection with any of the foregoing and in the case of actions by or with respect to the Company or its Subsidiaries or its or their businesses or assets by consenting to such action by the Company and provided that any such action may, at the discretion of the Company, be conditioned upon consummation of the Merger) (each a “Divestiture Action”) to ensure that no Governmental Entity enters any order, decision, judgment, decree, ruling, injunction (preliminary or permanent), or establishes any law, rule, regulation or other action preliminarily or permanently restraining, enjoining or prohibiting the consummation of the Merger (“Antitrust Prohibition”) or to ensure that no Antitrust Authority with the authority to clear, authorize or otherwise approve the consummation of the Merger, fails to do so by the Termination Date. The Company shall cooperate with Parent and shall use its Reasonable Efforts to assist Parent in resisting and reducing any Divestiture Action. Parent and Company shall take reasonable efforts to share information protected from disclosure under the attorney-client privilege, work product doctrine, joint defense privilege or any other privilege pursuant to this section so as to preserve any applicable privilege.
          (c) The Company, Parent and Merger Sub and any of their respective Affiliates shall not take any action with the intention to or that could reasonably be expected to hinder or delay the obtaining of clearance or any necessary approval of any Antitrust Authority under an HSR, Foreign Competition Notifications or Antitrust Law or the expiration of the required waiting period under the HSR Act or any other Antitrust Laws; provided, however, that Parent may take any reasonable action to resist or reduce the scope of a Divestiture Action, even if it delays such expiration to a date not beyond the Termination Date. For purposes of this Agreement, “Affiliate” of any specified Person means any other Person directly or indirectly Controlling or Controlled by or under direct or indirect common Control with such specified Person. For purposes of this definition, “Control,” when used with respect to any specified Person, means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “Controlling” and “Controlled” have meanings correlative to the foregoing.
          (d) If any Divestiture Action agreed to by Parent requires action by or with respect to the Company or its Subsidiaries or its or their businesses or assets, and such action would constitute a breach of this Agreement, Parent hereby agrees to consent to the taking of such action by the Company or its Subsidiaries and any such action may, at the discretion of the Company, be conditioned upon consummation of the Merger.

     Section 6.8 Public Announcements. None of the Closing Date Principal Shareholders shall make or issue, or cause to be made or issued, any press release or other publication to the general public of any nature with respect to this Agreement or the transactions contemplated hereby. Parent, Merger Sub and the Company will consult with each other prior to issuing any press release or other publication to the general public of any nature with respect to this Agreement or the transactions contemplated hereby and shall not make or issue, or cause to be made or issued, any such publication or press release prior to such consultation and without the prior written consent of the other (which consent will not be unreasonably withheld or delayed). Neither Parent nor the Company will issue any press release or any publication to the general public of any nature with respect to this Agreement or the transactions contemplated hereby that names any Closing Date Principal Shareholder except with the prior written consent of such Closing Date Principal Shareholder (which consent will not be unreasonably withheld or delayed). Notwithstanding the foregoing, nothing in this Section 6.8 shall prohibit or otherwise limit Parent or the Company from issuing any publication, press release, announcement or statement to the extent that (i) such publication, press release, announcement or statement contains information previously made publicly available in accordance with this Section 6.8 or (ii) in the opinion of Parent or Company, as the case may be, issuing such publication, press release, announcement or statement may be required by any Applicable Laws, any listing agreement with any securities exchange or any securities exchange regulation, in which case Parent or Company, as the case may be, proposing to issue such publication or press release shall make all Reasonable Efforts to consult in good faith with the other before issuing any such publication or press release with respect to the timing, manner and content of disclosure. For the avoidance of doubt, nothing in this Section 6.8 shall limit a Closing Date Principal Shareholder from issuing any confidential communication with respect to this Agreement or the transactions contemplated hereby to the limited partners of such Closing Date Principal Shareholder.
     Section 6.9 Disclosure Schedules. From time to time up to the earlier of the Closing Date or termination of this Agreement pursuant to Article VIII, the Company shall use commercially reasonable efforts to supplement or amend the Schedules that they have delivered with respect to any matter first existing or occurring following the date hereof that (i) if it had existed or occurred at or prior to the date hereof, would have been required to be set forth or described in the Schedules on the date hereof or (ii) is necessary to correct any information in the Schedules that has been rendered inaccurate thereby. Any such supplement or amendment to the Schedules pursuant to the preceding sentence shall modify the representations and warranties contained in Article III or Article IV for purposes of determining satisfaction of the conditions set forth in Section 7.2(a); provided, however, that no supplement or amendment shall be given effect for such purposes to the extent it seeks to supplement or amend (i) the representations and warranties provided in Section 4.8 and Section 4.24, (ii) the representations and warranties relating to title to the Vessels provided in Section 4.6, or (iii) any representation in Article III or Article IV to disclose any information which would constitute or result in, or be reasonably likely to constitute or result in, a Material Adverse Effect. Any such supplement or amendment shall have no effect for purposes of determining whether a breach of the representations and warranties for purposes of Section 9.1 has occurred. Notwithstanding the foregoing, supplements or amendments to the Schedules arising after the date of this Agreement from actions permitted under Section 6.1 shall not by themselves be deemed (i) to cause any condition to Closing in Section 7.2(a) to fail to be satisfied or (ii) to constitute a breach of a representation or warranty for purposes of Section 9.1(a) or an acknowledgement or admission that any such breach has occurred or that any such disclosure is material. For the avoidance of doubt, no amendment or supplement of Schedule 9.3 shall be permitted.
     Section 6.10 Tax Matters.
          (a) Tax Returns. The Company shall prepare and file, or cause to be prepared and filed, Tax Returns of the Company and its Subsidiaries required to be filed prior to the Closing Date (the “Pre-Closing Date Tax Returns”) and shall pay any Tax shown to be due and owing thereon. Parent shall prepare and file, or cause to be prepared and filed, all other Tax Returns of the Company and its Subsidiaries and shall make, or cause the Company (or applicable Subsidiary) to make, any payments shown to be due and owing thereon. Tax Returns required to be prepared by Parent for taxable periods beginning before the Closing Date shall be prepared on a basis consistent with those prepared with respect to the Company and its Subsidiaries for prior taxable periods unless a different treatment of any item is required by Applicable Laws. Not later than thirty (30) days prior to the due date (including extensions thereof) of each Tax Return for a Taxable period beginning before the Closing Date, Parent shall deliver to the Shareholder Representative a copy of such Tax Return for review and comment, and Parent’s inclusion in any such Tax Return of any modification requested by the Shareholder Representative shall not be unreasonably withheld. Any such request for modification shall be made in writing by the Shareholder Representative within ten (10) days of receipt of the relevant Tax Return. Parent shall provide a copy of all final Tax Returns that cover any Taxable period beginning prior to the Closing Date to the Shareholder Representative promptly after filing. Any dispute between the Parties with respect to any matter addressed in this Section 6.10(a) shall be subject to the provisions of Section 9.3(c).
          (b) Tax Audits. Parent, the Surviving Company, its Subsidiaries and the Shareholder Representative shall cooperate fully, as and to the extent reasonably requested, in connection with any audit, litigation or other proceeding with respect to Taxes and Tax Returns (a “Tax Contest”). Such cooperation shall include the retention, and (upon the other party’s request) the provision, of records and information which are reasonably relevant to any such Tax Contest and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder; provided, however, the party requesting assistance shall pay the reasonable out-of-pocket expenses incurred by the party providing such assistance; provided, further, no party shall be required to provide assistance at times or in amounts that would interfere unreasonably with the business and operations of such party. The rights and responsibilities of the parties with respect to a Tax Contest shall be governed by the provisions of Section 9.3; provided that in the case of any Tax Contest (or portion thereof) that could give rise to a Claim under Section 9.3, the Shareholder Representative shall have the right to confer with Parent with respect to, and to participate in the defense of, such Tax Contest (or portion thereof) from its commencement, subject to the right of the Shareholder Representative, at any time during the course of the Tax Contest, to assume or take control of the defense of such Tax Contest (or portion thereof) pursuant to Section 9.3(a).
          (c) Post Closing Tax Actions. Except in the ordinary course of business and consistent with past practice or as otherwise provided in Section 6.10(a) or Section 6.10(b), and subject to the next sentence of this Section 6.10(c), Parent shall not, and shall not cause or permit any of its Affiliates to, (i) make or change any Tax election, (ii) amend any Tax Return, or (iii) take any action or omit to take any action (all items in (i), (ii), and (iii), collectively, “Post-Closing Tax Actions”), including with respect to any Tax Return for any period beginning prior to the Closing Date, that results in any increased Tax liability of the Closing Date Principal Shareholders (or their beneficial owners) or that would increase the indemnification obligations of any Closing Date Principal Shareholders under Article IX, except where (i) such Post Closing Tax Action is part of the final determination of a Tax Contest with respect to such Tax Return (in which case the taking of such Post Closing Tax Action shall nonetheless be subject to Section 6.10(b)) or (ii) Parent has received the written consent of the Shareholder Representative (not to be unreasonably withheld). Notwithstanding the foregoing, if and to the extent that a Post-Closing Tax Action results in any increased Tax liability of the Closing Date Principal Shareholders (or their beneficial owners) but would not have resulted in any such increased tax liability but for an inaccuracy in a representation in Section 4.14(a)(xv), Parent shall be treated as having complied with the first sentence of this Section 6.10(c).
          (d) PFIC Matters. Parent and the Surviving Company shall provide (or cause to be provided) to the Shareholder Representative such information with respect to the taxable years of its Subsidiaries that include the Closing Date (the “Closing Date Taxable Years,” or, separately, a “Closing Date Taxable Year”) as is necessary for the Shareholder Representative to make the designation referenced in the second sentence of this paragraph, including the most recent financial statements for Bully 1 Joint Venture and Bully 2 Joint Venture, within 90 days after the end of each Closing Date Taxable Year. No later than 30 days after the receipt of such information for a Subsidiary, the Shareholder Representative shall advise Parent whether or not it designates such Subsidiary as a “passive foreign investment company,” within the meaning of section 1297 of the Code, for the Closing Date Taxable Year of such Subsidiary. Within 30 days after notification by the Shareholder Representative that such a Subsidiary has been so designated, Parent shall provide the Closing Date Principal Shareholders with a “PFIC Annual Information Statement” in accordance with U.S. Treasury regulations section 1.1295-1 (g) for such Subsidiary and shall provide any other information reasonably requested by the Closing Date Principal Shareholders with respect to the Closing Date Taxable Year of such Subsidiary as the Closing Date Principal Shareholders may need to comply with reporting obligations with respect to the ownership of a passive foreign investment company.
          (e) Good Standing Certificates. Prior to the Closing, the Company shall make commercially reasonable efforts to obtain, with respect to the Company and its Subsidiaries, a certificate, dated as of a recent date prior to the Closing Date, duly issued by the appropriate Governmental Authorities in its jurisdiction of organization and, in each other jurisdiction listed on Schedule 6.10(e) for such entity, showing such entity to be in good standing and authorized to do business in its jurisdiction or organization and those other jurisdictions and, to the extent customarily included in such certificates and available on a prompt and timely basis, that all state franchise and income tax returns and taxes due by it in its jurisdiction of organization and those other jurisdictions for all periods prior to the Closing have been filed and paid.
          (f) Section 338 Elections. Parent shall not make or cause to be made elections under Section 338(g) of the Code with respect to the acquisition or deemed acquisition of the Company or the eligible Subsidiaries of the Company.

          (g) Conversion of Drilling ASA. Before Closing, the Company shall take any action reasonably requested by Parent to enable a post-closing conversion of Drilling ASA from a Norwegian public limited company (Allment Aksjeselskap) to a Norwegian limited company (Aksjeselskap); provided, however, for the avoidance of doubt, that (i) the Company shall not be required to take any action that may reasonably result in the breach of any contract or agreement or that may otherwise reasonably have an adverse effect on its business or operations and (ii) nothing in this Section 6.10(g) shall be interpreted or construed as a condition to the Closing. Parent shall (i) reimburse the Company and Drilling ASA for all reasonable expenses incurred by the Company and Drilling ASA in complying with the Company’s obligations under this Section 6.10(g) and (ii) indemnify and hold harmless the Closing Date Principal Shareholders for any loss or liability resulting from any actions undertaken pursuant to this Section 6.10(g).
     Section 6.11 Employee Matters.
          (a) Parent agrees to, or to cause the Surviving Company or another Subsidiary of Parent to, employ or continue to employ all persons listed on Schedule 6.11(a) (as such schedule may be updated by Parent prior to the Closing) and who are employees of the Company or any of its Subsidiaries immediately prior to the Closing (each such person, a “Continuing Employee”) and who satisfy Parent’s normal hiring policies, for a period extending until the earlier of (i) the termination of such Continuing Employee’s employment with such entities (A) for cause or (B) in the event of a reduction in force due to a Vessel becoming idle or the completion of the construction of Bully 1 or Bully 2 or (ii) the first anniversary of the Closing Date, on such terms and conditions, including compensation and benefits as are applicable to similarly-situated employees of Parent or any of its Subsidiaries other than the Company and its Subsidiaries. As of the Closing Date, Parent or one of its Subsidiaries shall assume and honor all existing employment agreements with Continuing Employees, all bonus arrangements existing with Continuing Employees listed on Schedule 6.11(a), and all collective bargaining agreements applicable to the Continuing Employees and in effect as of the Closing; provided, however, that any obligations assumed by a Subsidiary of the Parent will also be guaranteed by the Parent or another credit-worthy entity.
          (b) Parent shall ensure that, as of the Closing Date, each Continuing Employee receives full credit (for all purposes, including eligibility to participate, vesting, vacation entitlement and severance benefits, but excluding eligibility and benefit accrual under any defined benefit plan) for service with the Company or any of its Subsidiaries (or predecessor service credit under its employee benefit plans) under each of the comparable employee benefit plans, programs and policies of Parent, or its relevant Subsidiary as in effect immediately prior to the Closing, as applicable, in which such Continuing Employee becomes or may become a participant to the extent such service was credited under the plans, programs and policies of the Company; provided, however, that no such service recognition shall result in any duplication of benefits. As of the Closing Date, Parent shall, or shall cause the Surviving Company or relevant Subsidiary to, credit to Continuing Employees the amount of vacation time that such employees had accrued under any applicable Employee Benefit Plan or Foreign Plan as of the Closing Date and such amounts are set forth on Schedule 6.11(a). With respect to each health or welfare benefit plan maintained by Parent or its relevant Subsidiary for the benefit of any Continuing Employees, Parent shall (i) cause to be waived any eligibility waiting periods, any evidence of insurability requirements and the application of any pre-existing condition limitations under such plan but only to the extent such periods, requirement or limitations were satisfied under the Company Benefit Plans by such Continuing Employee; and (ii) cause each Continuing Employee to be given credit under such plan for all amounts paid by such Continuing Employee under any similar Employee Benefit Plan or Foreign Plan for the plan year that includes the Closing Date for purposes of applying deductibles, co-payments and out-of-pocket maximums as though such amounts had been paid in accordance with the terms and conditions of the applicable plan maintained by Parent or its relevant Subsidiary, as applicable, for the plan year in which the Closing Date occurs. Effective as of the Closing Date, Parent or one of its Subsidiaries shall assume all employment-related claims, liabilities and obligations with respect to each of the Continuing Employees, whether known or unknown, and any other claims, liabilities or obligations arising out of the employment of or termination of employment of any of the Continuing Employees, in each case, whether or not such claims, liabilities and/or obligations are related to periods before, on or after the Closing Date. On and after the Closing Date, Parent and its Affiliates shall retain and indemnify, defend and hold harmless the Company and its Subsidiaries from and against any and all claims, liabilities or obligations assumed by Parent or its Affiliates pursuant to this Section 6.11; provided, however, that the obligation of Parent and its Affiliates to indemnify, defend and hold harmless the Company and its Subsidiaries from any claims, liabilities or obligations pursuant to this sentence shall be inapplicable to the extent any Parent Indemnified Party is entitled to indemnification pursuant to Section 9.1. The Company shall be responsible for compliance with the WARN Act with respect to any plant closing or lay off which requires a WARN notice and that occurs with respect to employees of the Company or any one of its Subsidiaries prior to the Closing Date. Any termination of Employees by Parent on or after the Closing Date which creates an obligation to issue a WARN notice will be solely the responsibility of the Parent even if such notice should have been given prior to the Closing Date.
          (c) Nothing contained in this Agreement (including this Section 6.11(c)) shall (i) amend, or be deemed to amend, any Employee Benefit Plan or Foreign Plan, (ii) provide any Person not a party to this Agreement with any right, benefit or remedy (whether express or implied) with regard to any Employee Benefit Plan or Foreign Plan or a right to enforce any provision of this Agreement, (iii) limit in any way the ability to amend or terminate any Employee Benefit Plan or Foreign Plan at any time, subject to Applicable Laws, or (iv) create any right to continued employment with Parent or any of its Affiliates, except as contemplated in Section 6.11(a).
     Section 6.12 Notice of Other Party’s Breach. Parent will give prompt notice to the Company and the Shareholder Representative of any failure of the Company or any Closing Date Principal Shareholder to comply in any material respect with or satisfy any covenant, condition or agreement to be complied with or satisfied by any of them under this Agreement of which Parent has Knowledge. Company will give prompt notice to Parent of any failure of Parent or the Merger Sub to comply in any material respect with or satisfy any covenant, condition or agreement to be complied with or satisfied by any of them under this Agreement of which the Company has Knowledge.

     Section 6.13 Release of Claims.
          (a) Upon the consummation of the Merger, each Party, on behalf of itself, its respective successors and assigns and any Person Controlled by such Party (each, a “Releasing Party”), hereby absolutely, irrevocably and unconditionally releases, acquits and discharges each other Party and each such other Party’s direct and indirect members, partners and other owners, Affiliates and Subsidiaries, and its and their respective officers, directors, representatives, attorneys, successors and assigns and any officers and members of the Company board of directors and any officers and members of each Subsidiary board of directors (and all other similar governing bodies) and their successors and assigns, each in its capacity as such (collectively, the “Releasees”), with respect to and from any and all Claims (as defined below) that any other Releasing Party had or may have or claim to have in the future against each or any of the Releasees by reason of any matter, cause or thing whatsoever relating in any manner whatsoever to (i) any Releasee’s equity and/or debt interests in or with respect to the Company or any of its Subsidiaries including matters arising under the Shareholders’ Agreement, the organizational documents of the Company or its Subsidiaries and any agreements relating to the Outstanding Shares or Converting Interests, and any loan agreements, subscription agreements and other similar agreements with the Company or any of its Subsidiaries and the Recapitalization Agreement and (ii) any act, omission, misrepresentation, transaction, fact, event or other matter occurring prior to the Closing related to the Company or any of its Subsidiaries or properties (the Claims released under clauses (i) and (ii), collectively, the “Released Claims”), and acknowledges and agrees that in the event any Claim is raised, or any Claim is threatened against the Releasees by any other Releasing Party or their equity owners, partners or Affiliates with respect to any cause, matter or thing which is the subject of the above, regardless of when any such Claim is raised, this Release may be raised as a complete bar to any such Claim, and the applicable Releasee may recover from the applicable Releasing Parties all costs incurred in connection with such Claim, including attorneys’ fees; provided, however, that the Released Claims shall exclude any and all rights of any Party under this Agreement (including the right to indemnification under Article IX, Section 6.14 or the rights specified under Section 8.2). Notwithstanding anything herein to the contrary, Released Claims shall not include any Claim arising out of the fraud or intentional misconduct of any Releasee.
          (b) Contemporaneously with the consummation of the Merger, Parent will (i) cause all of the Closing Date Principal Shareholders who are parties to the agreements set forth on Schedule 6.13 (the “Released Contracts”), to be released from all obligations under the Released Contracts, including any obligation to provide cost overrun equity commitments to lenders under certain of the Company Credit Facilities, and (ii) provide such Closing Date Principal Shareholders with reasonable evidence of the releases referenced in this Section 6.13(b). For avoidance of doubt, from and after Closing, no Closing Date Principal Shareholder or any of its Affiliates shall have any obligation to contribute any amount of money or make any loans to the Company or any of its Subsidiaries.
          (c) “Claims” means any and all assertions, charges, claims, demands, liabilities, obligations, promises, agreements, causes of action, controversies, challenges, complaints, damages, remedies, suits, rights, costs, losses, debts, and expenses (including attorneys’ fees and costs) of any kind whatsoever, known or unknown, whether in law or equity and whether arising under federal, state, local or non-U.S. law, in each case arising from or relating to any acts, omissions or other conduct by any party that occurred on or prior to the Closing Date.

     Section 6.14 Indemnification, Exculpation and Insurance.
          (a) Parent agrees that all rights, if any, of the individuals who on or prior to the Closing Date are or were directors, officers or employees of the Company or any of its Subsidiaries (collectively, the “Shareholder Indemnitees”) to indemnification and exculpation from liabilities for acts or omissions occurring at or prior to the Closing Date as provided in the respective certificate of incorporation or by-laws or comparable organizational documents of the Company or any of the Subsidiaries as now in effect, and any indemnification agreements or arrangements of the Company or any of the Subsidiaries listed on Schedule 6.14 shall survive the Closing Date and shall continue in full force and effect in accordance with their terms, subject to the following sentence. Such rights may be amended, or otherwise modified in any manner that does not adversely affect the rights of the Shareholder Indemnitees or as required by Applicable Law.
          (b) In the event any Claim is asserted or made, any determination required to be made with respect to whether a Shareholder Indemnitee’s conduct complies with the standards set forth under Applicable Law, the applicable organizational documents of the Company or any of the Subsidiaries or any indemnification agreements or arrangements of the Company or any of the Subsidiaries listed on Schedule 6.14, as the case may be, shall be made by independent legal counsel.
          (c) Each of Parent and the Shareholder Indemnitees shall cooperate, and cause their respective Affiliates to cooperate, in the defense of any Claim with respect to which the Shareholder Indemnitee is entitled to indemnification and exculpation under Section 6.14(a) and shall provide access to properties and individuals as reasonably requested and furnish or cause to be furnished records, information and testimony, and attend such conferences, discovery proceedings, hearings, trials or appeals, as may be reasonably requested in connection therewith.
          (d) For the six-year period commencing immediately after the Closing Date, Parent shall maintain in effect the Company’s current directors’ and officers’ liability insurance (collectively, the “Company D&O Insurance”) covering acts or omissions occurring prior to the Closing Date with respect to those persons who are currently covered by the Company’s directors’ and officers’ liability insurance policy on terms with respect to such coverage and amount no less favorable to the Company’s directors and officers currently covered by such insurance than those of such policy in effect on the date hereof; provided that Parent may substitute therefor policies of a reputable insurance company the terms of which, including coverage and amount, are no less favorable to such directors and officers than the insurance coverage otherwise required under this Section 6.14(d).
          (e) Parent hereby agrees that, irrespective of whether Shareholder Indemnitee is employed by a Closing Date Principal Shareholder and therefore may have certain rights to indemnification, advancement of expenses and/or insurance provided by a Closing Date Principal Shareholder or its Affiliates, the Surviving Company (or its applicable Affiliate) is the indemnitor of first resort with respect to rights to indemnification or advancement of expenses provided under the organizational documents of the Company and its Subsidiaries or under any other indemnification agreement or arrangement listed on Schedule 6.14 (i.e., the Shareholder Indemnitee’s rights under the organizational documents of the Company and its Subsidiaries or under any other indemnification agreement or arrangement listed on Schedule 6.14 are primary as to the coverage provided thereunder without regard to any rights Shareholder Indemnitee may have to seek or obtain similar indemnification or advancement of similar expenses from any Closing Date Principal Shareholder, any of its Affiliates (other than the Company or any of its Subsidiaries) or from any insurance policy for the benefit of such Shareholder Indemnitee (other than the Company D&O Insurance), and any obligation of any Closing Date Principal Shareholder or any of its Affiliates (other than the Company or any of its Subsidiaries) to provide advancement or indemnification for all or any portion of the same expenses, liabilities, judgments, penalties, fines and amounts paid in settlement (including all interest, assessments and other charges paid or payable in connection with or in respect of such expenses, liabilities, judgments, penalties, fines and amounts paid in settlement) incurred by Shareholder Indemnitee and any rights of recovery of any Closing Date Principal Shareholder or any of its Affiliates (other than the Company or any of its Subsidiaries) or any Shareholder Indemnitee under any insurance policy for the benefit of such Shareholder Indemnitee (other than the Company D&O Insurance) are secondary), and if any Closing Date Principal Shareholder or any of its Affiliates (other than the Company or any of its Subsidiaries) or any Shareholder Indemnitee collects under any insurance policy or indemnity agreement for the benefit of such Shareholder Indemnitee (other than the Company D&O Insurance), any amounts that would be otherwise payable or indemnifiable under the organizational documents of the Company and its Subsidiaries or under any other indemnification agreement or arrangement listed on Schedule 6.14 with respect to a Shareholder Indemnitee, then (x) the Person who made such payments to or for the benefit of the Shareholder Indemnitee shall be fully subrogated to all rights of the applicable Shareholder Indemnitee with respect to any such payment and (y) Parent shall fully indemnify, reimburse and hold harmless such Person for all such payments actually made by such Person.
          (f) Parent hereby unconditionally and irrevocably waives, relinquishes and releases, and covenants and agrees not to exercise, any rights that Parent may now have or hereafter acquire against any Closing Date Principal Shareholder, any of their respective Affiliates, or any Shareholder Indemnitee that arise from the existence, payment, performance or enforcement of Parent’s obligations under this Section 6.14, including any right of subrogation (whether pursuant to contract or common law), reimbursement, exoneration, contribution or indemnification, or to be held harmless, and any right to participate in any claim or remedy of Shareholder Indemnitee against any Closing Date Principal Shareholder, any of their respective Affiliates or any Shareholder Indemnitee, whether or not such claim, remedy or right arises in equity or under contract, statute or common law; provided, however, that the provisions of this Section 6.14(f) shall not limit any Parent Indemnified Party’s right to indemnity under Article IX;
          (g) The provisions of this Section 6.14: (i) are intended to be for the benefit of, and shall be enforceable by, each Shareholder Indemnitee, his or her heirs and his or her representatives; and (ii) are in addition to, and not in substitution for, any other rights to indemnification or contribution that any such Person may have by contract or otherwise.
          (h) In the event that Parent or any of its successors or assigns (i) consolidates with or merges into any other Person and is not the continuing or surviving corporation or entity of such consolidation or merger; or (ii) transfers or conveys all or substantially all of its properties and assets to any person, then, and in each such case, proper provision shall be made so that the successors and assigns of Parent shall assume all of the obligations thereof set forth in this Section 6.14.
          (i) Except as otherwise permitted herein, the obligations of Parent under this Section 6.14 shall not be terminated or modified in such a manner as to adversely affect any Shareholder Indemnitee, any Closing Date Principal Shareholder or any of their respective Affiliates to whom this Section 6.14 applies without the consent of the affected party (it being expressly agreed that the Shareholder Indemnitees, any Closing Date Principal Shareholder or any of its Affiliates to whom this Section 6.14 applies shall be third party beneficiaries of this Section 6.14).
     Section 6.15 No Shop. Each of the Company and the Closing Date Principal Shareholders agrees that, from the date hereof and until the first to occur of the Closing or the termination of this Agreement pursuant to Article VIII, neither the Company nor any Closing Date Principal Shareholder, nor any of their respective officers or directors or Persons Controlled by the Company or such Closing Date Principal Shareholder, as applicable, will, and the Company and each Closing Date Principal Shareholder will direct and use their Reasonable Efforts to cause each of their respective representatives not to, initiate, solicit or encourage, directly or indirectly, any inquiries or the making or implementation of any proposal or offer (including any proposal or offer to the Shareholders) with respect to a merger, acquisition, consolidation or similar transaction involving, or any purchase of all or any significant portion of the assets or any equity securities of, the Company or any Subsidiaries of the Company (any such proposal or offer being an “Acquisition Proposal”) or engage in any activities, discussions or negotiations concerning, or provide any confidential information respecting, the Company and its Subsidiaries or their business to, or have any discussions with, any Person relating to an Acquisition Proposal or otherwise facilitate any effort or attempt to make or implement an Acquisition Proposal. The Company and each Closing Date Principal Shareholder will: (a) immediately cease and cause to be terminated any existing activities, discussions or negotiations with any Persons conducted heretofore with respect to any of the foregoing, and each will take the steps necessary to inform the Persons to which the first sentence of this Section 6.15 refers of the obligations undertaken in this Section 6.15; and (b) notify Parent immediately if any such inquiries or proposals are received by, any such information is requested from or any such discussions or negotiations are sought to be initiated or continued with the Company or any Closing Date Principal Shareholder.
     Section 6.16 Termination of Related Party Agreements. The Company and the Closing Date Principal Shareholders shall cause all Related Party Agreements, including those set forth on Schedule 6.16, to be terminated effective prior to the Closing, without any cost or continuing obligation to any of the Company, any of its Subsidiaries or Parent.
     Section 6.17 Additional Financial Statements.
          (a) The Company will provide to Parent as soon as available and in any event within 45 days after the end of each of the Company’s fiscal quarters which ends prior to the Closing Date, an unaudited balance sheet as of the end of that fiscal quarter and the related statements of income or operations, cash flows and stockholders’ or other owners’ equity for that fiscal quarter (i) setting forth in comparative form the figures for the Company’s previous fiscal year and (ii) prepared on the same combined, consolidated or other basis on which the Financial Statements were prepared in accordance with GAAP applied on a basis consistent (A) throughout the periods indicated (excepting footnotes) and (B) with the basis on which the Financial Statements, including the Most Recent Balance Sheet, were prepared.
          (b) The Company will provide to Parent as soon as available and in any event within 45 days after the end of each of Bully 1, Ltd.’s fiscal quarters which ends prior to the Closing Date, an unaudited balance sheet as of the end of that fiscal quarter and the related statements of income or operations, cash flows and stockholders’ or other owners’ equity for that fiscal quarter (i) setting forth in comparative form the figures for Bully 1, Ltd.’s previous fiscal year and (ii) prepared on the same combined, consolidated or other basis on which the Bully 1 Financial Statements were prepared in accordance with GAAP applied on a basis consistent (A) throughout the periods indicated (excepting footnotes) and (B) with the basis on which the Bully 1 Financial Statements, including the balance sheet as of March 31, 2010, were prepared.
          (c) The Company will provide to Parent as soon as available and in any event within 45 days after the end of each of Bully 2, Ltd.’s fiscal quarters which ends prior to the Closing Date, an unaudited balance sheet as of the end of that fiscal quarter and the related statements of income or operations, cash flows and stockholders’ or other owners’ equity for that fiscal quarter (i) setting forth in comparative form the figures for Bully 2, Ltd.’s previous fiscal year and (ii) prepared on the same combined, consolidated or other basis on which the Bully 2 Financial Statements were prepared in accordance with GAAP applied on a basis consistent (A) throughout the periods indicated (excepting footnotes) and (B) with the basis on which the Bully 2 Financial Statements, including the balance sheet as of March 31, 2010, were prepared.
          (d) The Company agrees to engage Deloitte & Touche to (i) provide a manually signed accountants’ report covering the audited balance sheets and audited statements of operations, cash flows and shareholders’ equity of the Company and its Subsidiaries required for inclusion in any registration statement filed or to be filed by Parent or any Subsidiary of Parent with the United States Securities and Exchange Commission (the “SEC”) in connection with any financing or re-financing by Parent or any Subsidiary of Parent of the Merger Consideration or the repayment of the Signing Date Indebtedness (the “Financing”) or in any Form 8-K or other form of Parent relating to the transactions contemplated hereby required to be filed with the SEC, and (ii) review such consolidated unaudited interim balance sheets and unaudited interim statements of operations, shareholders’ equity and cash flows, in each case as Parent shall reasonably deem to be required by the form of registration statement used by Parent or any Subsidiary of Parent in connection with the Financing, by Form 8-K or by such other required form. Parent shall pay the fees of Deloitte & Touche directly relating to any additional audit or review work relating to such financial statements that is required to permit them to be included in such Form 8-K or registration statement and the participation, if any, of Deloitte & Touche in the preparation of any registration statement or statements to be filed by Parent or any Subsidiary of Parent with the SEC in connection with the Financing.
     Section 6.18 Required Consents. The Company will obtain all consents and waivers and make all filings necessary for the Company to consummate the transactions contemplated by this Agreement, the Company Ancillary Documents, the Shareholder Ancillary Documents and the Parent Ancillary Documents.

     Section 6.19 Credit Facility Payoff Letters. The Company agrees to deliver, or caused to be delivered to Parent, no less than two Business Days prior to the Closing, the following:
          (a) a fully executed payoff letter (the “Drilling USA First Lien Payoff Letter”) in form and substance reasonably satisfactory to Parent issued by the Drilling USA First Lien Agent, which payoff letter shall specify the aggregate amount (the “Drilling USA First Lien Payoff Amount”) of principal, interest, fees, prepayment premiums, expenses and other amounts (including amounts payable to attorneys, consultants or other advisors, if any) that must be paid in order for the Drilling USA First Lien Credit Agreement and all loan documents executed in connection therewith to be terminated and for all Liens granted in connection therewith to be released on the Closing Date;
          (b) a fully executed payoff letter (the “Drilling USA Second Lien Payoff Letter”) in form and substance reasonably satisfactory to Parent issued by the Drilling USA Second Lien Agent, which payoff letter shall specify the aggregate amount (the “Drilling USA Second Lien Payoff Amount”) of principal, interest, fees, prepayment premiums, expenses and other amounts (including amounts payable to attorneys, consultants or other advisors, if any) that must be paid in order for the Drilling USA Second Lien Credit Agreement and all loan documents executed in connection therewith to be terminated and for all Liens granted in connection therewith to be released on the Closing Date;
          (c) a fully executed payoff letter (the “Driller Ltd. First Lien Payoff Letter”) in form and substance reasonably satisfactory to Parent issued by the Driller Ltd. First Lien Agent, which payoff letter shall specify the aggregate amount (the “Driller Ltd. First Lien Payoff Amount”) of principal, interest, fees, prepayment premiums, expenses and other amounts (including amounts payable to attorneys, consultants or other advisors, if any) that must be paid in order for the Driller Ltd. First Lien Credit Agreement and all loan documents executed in connection therewith to be terminated and for all Liens granted in connection therewith to be released on the Closing Date; and
          (d) a fully executed payoff letter (the “Driller Ltd. Second Lien Payoff Letter”) in form and substance reasonably satisfactory to Parent issued by the Driller Ltd. Second Lien Agent, which payoff letter shall specify the aggregate amount (the “Driller Ltd. Second Lien Payoff Amount”) of principal, interest, fees, prepayment premiums, expenses and other amounts (including amounts payable to attorneys, consultants or other advisors, if any) that must be paid in order for the Driller Ltd. Second Lien Credit Agreement and all loan documents executed in connection therewith to be terminated and for all Liens granted in connection therewith to be released on the Closing Date.
          The sum of the Drilling USA First Lien Payoff Amount, the Drilling USA Second Lien Payoff Amount, the Driller Ltd. First Lien Payoff Amount and the Driller Ltd. Second Lien Payoff Amount is referred to herein as the “Aggregate Credit Facility Payoff Amount.”
     Section 6.20 Further Assurances. Each Party will, at the reasonable request of any other Party, take such further actions as are reasonably requested and execute any additional documents, instruments or conveyances of any kind which may be reasonably necessary to further effect the transactions contemplated by this Agreement; provided, however, that none of the above undertakings shall require the payment of any material out-of-pocket expenses by a Party (other than those with respect to which the requesting Party has agreed to reimburse the other Party and other than incidental legal fees incurred by a Party to evaluate or implement the requested action) or otherwise increase the obligations of a Party beyond those expressly set forth in this Agreement.
     Section 6.21 No Solicitation. Each Closing Date Principal Shareholder agrees that it will not, directly or indirectly, and it will not permit any Person Controlled by such Closing Date Principal Shareholder or any Person acting on its or their behalf to solicit, hire or employ any Continuing Employee during the period from the date hereof until the date that is two (2) years after the Closing Date, except with the prior written consent of Parent. The Parties agree that this restriction shall not apply (i) to any solicitation directed at the public in general, to any publication available to the public in general or to any general solicitation or advertising for employment that is not specifically targeted at or intended for any Continuing Employees and (ii) any hiring or employment of any Person that is a direct result of any solicitation that is permitted under clause (i) of this sentence.
     Section 6.22 Covenant to Avoid Dividends and Liens. Until the earlier of (i) the Closing or (ii) the termination of this Agreement pursuant to Article VIII, the Company shall use commercially reasonable efforts to avoid taking any of the following actions and to cause its Subsidiaries to avoid taking any of the following actions:
          (a) except as may be necessary to effect the Recapitalization, declare, set aside or pay any dividend or other distribution with respect to shares of capital stock of any of its Subsidiaries; and
          (b) create, assume or permit to be created or imposed any Lien (A) on any share capital or other equity interests of the Company or any of its Subsidiaries or (B) (other than a Permitted Exception) on any material asset or property of the Company or its Subsidiaries (including the capital stock of the Subsidiaries), in each case whether now owned or hereafter acquired.
     In the event that the Company or any of its Subsidiaries pays any dividend or makes any other distribution described in Section 6.22(a) other than to the Company or any of its Subsidiaries, the Merger Consideration shall be reduced by a like amount.
     Section 6.23 Completion of the Recapitalization. The Recapitalizing Shareholders will cause the Recapitalization to be consummated prior to the Closing.
ARTICLE VII
CONDITIONS TO CLOSING
     Section 7.1 Conditions to Each Party’s Obligations. The respective obligations of each Party to take the actions contemplated to be taken by that Party at the Closing are subject to the fulfillment at or prior to the Closing of each of the following conditions:

          (a) Injunction. There shall be no effective order, writ, decision, judgment, decree, ruling, injunction, law, rule, regulation or other action of any nature, whether preliminary or permanent, issued or taken by a Governmental Entity of competent jurisdiction to the effect that the Merger may not be consummated as provided in this Agreement.
          (b) HSR Act. Any waiting period (or extension thereof) applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated.
          (c) Foreign Competition Law Filings. Any waiting period or extension thereof applicable to the consummation of the Merger under any foreign competition law that shall have expired or terminated; provided, however, that the Company and Parent may agree in writing to waive this Section 7.1(c) as to any waiting period or extension thereof under any foreign competition law.
          (d) Governmental Approvals. All Governmental Approvals (other than the issuance of the Certificate of Merger by the Registrar of Companies) required to be obtained in connection with the consummation of the Merger and the absence of which would result in a Material Adverse Effect shall have been obtained.
     Section 7.2 Conditions to Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to take the actions contemplated to be taken by Parent and Merger Sub at the Closing are subject to the fulfillment at or prior to the Closing of (i) all of the conditions to the obligations of Parent and Merger Sub set forth in Section 7.1 and (ii) each of the following additional conditions (any or all of which may be waived by Parent in whole or in part to the extent permitted by Applicable Laws):
          (a) Representations and Warranties of the Company. The representations and warranties of the Company set forth in Article IV shall be true and correct at and as of the Closing Date as though made on and as of the Closing Date (other than representations and warranties that speak as of a specified date, which need only be true and correct on and as of such specified date), except for such breaches, if any, as would not have, individually or in the aggregate, a Material Adverse Effect (except to the extent such representation or warranty is qualified by its terms by materiality, Material Adverse Effect or other similar words, such qualification in its terms shall be inapplicable for purposes of this Section 7.2(a)).
          (b) Performance of Obligations of the Company. The Company shall have performed in all material respects all covenants and agreements required to be performed by it under this Agreement on or prior to the Closing Date.
          (c) Representations and Warranties of the Closing Date Principal Shareholders. The representations and warranties of the Closing Date Principal Shareholders set forth in Article III shall be true and correct at and as of the Closing Date as though made on and as of the Closing Date (other than representations and warranties that speak as of a specified date, which need only be true and correct on and as of such specified date) except for such breaches, if any, as would not have, individually or in the aggregate, a Material Adverse Effect (except to the extent such representation or warranty is qualified by its terms by materiality,

Material Adverse Effect or other similar words, such qualification in its terms shall be inapplicable for purposes of this Section 7.2(c)).
          (d) Performance of Obligations of the Closing Date Principal Shareholders. The Closing Date Principal Shareholders shall have performed in all material respects all covenants and agreements required to be performed by them under this Agreement on or prior to the Closing Date; provided, however, that (i) any breaches of Section 6.20 by a Closing Date Principal Shareholder shall not be taken into account for purposes of determining if this condition has been satisfied and (ii) this condition shall be deemed satisfied with respect to the Closing Date Principal Shareholder obligations under Section 6.4 of this Agreement if the Company Shareholder Approval is obtained prior to Closing.
          (e) Delivery of Documents. The Closing Date Principal Shareholders and the Company shall have executed and delivered to Parent:
     (i) (A) a certificate signed by a duly authorized officer of the Company confirming the Company’s compliance with the conditions set forth in Section 7.2(a) and (b),confirming that the Recapitalization has been completed and certifying the final allocation of Outstanding Shares held by the Closing Date Principal Shareholders at the Closing, as disclosed on Schedule 3.4 attached to such Certificate and (B) a certificate of each Closing Date Principal Shareholder signed individually or by a duly authorized officer as to its compliance with the conditions in Section 7.2(c) and (d);
     (ii) a certificate of the secretary or any assistant secretary of the Company respecting, and to which is attached, (a) the resolutions of the board of directors of the Company respecting this Agreement and the Company Ancillary Documents to which the Company is a party and the transactions contemplated hereby and thereby; and (b) a certificate respecting the incumbency and true signatures of the officers who executed any such documents on behalf of the Company;
     (iii) from each officer and director of the Company and its Subsidiaries identified on Schedule 7.2(e)(iii), a notice of resignation;
     (iv) the original stock book and stock ledger or register of members, minute books and seal of each of the Company and its Subsidiaries; and
     (v) an opinion dated the Closing Date and addressed to Parent from Appleby as to the due and valid authorization and issuance of the Outstanding Shares in a form reasonably acceptable to Parent.
          (f) Waiver of Certain Rights in Bully 1 Joint Venture and Bully 2 Joint Venture. The Company shall have obtained from Shell EP Offshore Ventures Limited (“Shell”) an irrevocable waiver of any and all buy-sell rights, pre-emptive rights, rights of first offer and/or co-sale rights it may have under (i) the Joint Venture Agreement, dated October 11, 2007, among Shell, Drillships 1 and Bully 1, Ltd. (“Bully 1 Joint Venture Agreement”), as set forth in Exhibit F thereto; and (ii) the Joint Venture Agreement, as amended, dated July 3, 2008, among Shell,

Drillships 2 and Bully 2, Ltd. (“Bully 2 Joint Venture Agreement”), as set forth in Exhibit D thereto, including any notice required in connection with such rights, resulting from a change of control of FDR Holdings Limited, Drillships 1 and Drillships 2 as contemplated by this Agreement, and delivered an executed copy thereof to Parent.
          (g) Credit Facility Lien Release Documents. The Company shall have delivered or caused to be delivered to Parent documentation in form and substance reasonably satisfactory to Parent providing for the release by the applicable secured parties of all Liens granted by the Company or any of its Subsidiaries in connection with the Drilling USA First Lien Credit Agreement, the Drilling USA Second Lien Credit Agreement, the Driller Ltd. First Lien Credit Agreement and the Driller Ltd. Second Lien Credit Agreement.
          (h) No Loss. Since the date of this Agreement, there shall not have occurred (i) any actual or constructive total loss of any Vessel other than the Duchess or (ii) any termination or cancellation of, or receipt by the Company or one of its Subsidiaries of written notice of any termination or cancellation of, any Construction Contract set forth on Schedule 7.2(h).
          (i) Removal of Liens. The Company shall have discharged any Liens described in Section 6.22(b).
     Section 7.3 Conditions to Obligations of the Company and the Closing Date Principal Shareholders. The obligations of the Company and the Closing Date Principal Shareholders to take the actions contemplated to be taken by the Company and the Closing Date Principal Shareholders at the Closing are subject to the fulfillment at or prior to the Closing of (i) all of the conditions to the obligations of the Company and the Closing Date Principal Shareholders set forth in Section 7.1 and (ii) each of the following additional conditions (any or all of which may be waived by the Company in whole or in part to the extent permitted by Applicable Laws):
          (a) Representations and Warranties. The representations and warranties of Parent and Merger Sub set forth in Article V shall be true and correct at and as of the Closing Date as though made on and as of the Closing Date (other than representations and warranties that speak as of a specified date, which need only be true and correct on and as of such specified date) except for such breaches, if any, as would not have, individually or in the aggregate, a Parent Material Adverse Effect (except to the extent such representation or warranty is qualified by its terms by materiality, Parent Material Adverse Effect or other similar words, such qualification in its terms shall be inapplicable for purposes of this Section 7.3(a)).
          (b) Performance of Obligations by Parent. Parent shall have performed in all material respects all covenants and agreements required to be performed by it under this Agreement on or prior to the Closing Date.
          (c) Certificates. Parent shall have executed and delivered to the Company and the Shareholder Representative a certificate signed by a duly authorized officer as to compliance with the conditions set forth in Sections 7.3(a) and (b).

ARTICLE VIII
TERMINATION
     Section 8.1 Termination. This Agreement may be terminated at any time at or prior to the Closing (the date of such termination is referred to as the “Termination Date”):
          (a) in writing by mutual consent of Parent and the Company; or
          (b) by either the Company or Parent:
     (i) if any Governmental Entity having jurisdiction over any Party shall have issued any order, writ, decision, judgment, decree, ruling or injunction or taken any other action permanently restraining, enjoining or otherwise prohibiting the consummation of the Merger and such order, writ, decision, judgment, decree, ruling or injunction or other action shall have become final and nonappealable or if there shall be adopted any law, rule or regulation that makes consummation of the Merger illegal or otherwise prohibited; provided, however, that the right to terminate this Agreement under this Section 8.1(b)(i) shall not be available to any Party whose breach of this Agreement has been the cause of or resulted in the action or event described in this Section 8.1(b)(i) occurring;
     (ii) if the Merger shall not have been consummated on or before 5:00 p.m., Houston time, on October 31, 2010 (the “Drop Dead Date”); provided, however, that the right to terminate this Agreement under this Section 8.1(b)(ii) shall not be available to any Party whose breach of this Agreement has been the cause of, or resulted in, the failure of the Closing to occur on or before such date; or
     (iii) in the event of a breach by the other Party (for purposes of this Section 8.1(b)(iii), the Company and the Closing Date Principal Shareholders, collectively, shall be considered to be one Party) of any representation, warranty, covenant or other agreement contained in this Agreement which (A) would give rise to the failure of a condition set forth in Section 7.2 or Section 7.3, as applicable, if it was continuing as of the Closing Date and (B) cannot be cured by the Drop Dead Date (a “Terminable Breach”); provided, that the terminating Party is not then in Terminable Breach of any representation, warranty, covenant or other agreement contained in this Agreement.
     Section 8.2 Specific Performance and Other Remedies. The Parties each acknowledge that the rights of each Party to consummate the transactions contemplated by this Agreement are special, unique and of extraordinary character and that, in the event that any Party violates or fails or refuses to perform any covenant or agreement made by it in this Agreement, the non-breaching Party may be without an adequate remedy at law. The Parties agree, therefore, that in the event that any Party violates or fails or refuses to perform any covenant or agreement made by such Party in this Agreement, any non-breaching Party may, subject to the terms of this Agreement and in addition to any remedies at law for damages or other relief, institute and prosecute an action in any court of competent jurisdiction to enforce specific performance of such covenant or agreement or seek any other equitable relief.
     Section 8.3 Effect of Termination. In the event of termination of this Agreement pursuant to this Article VIII, this Agreement will forthwith become void, except that Section 6.8, Section 9.5(c), Section 9.5(d), Section 9.9, Section 10.1, 10.4, 10.5, 10.6, 10.7, 10.8, 10.11, 10.12, 10.13, 10.15, 10.18, 10.20, and 10.22 and this Section 8.3 and any definitions related to such sections, shall survive the Termination Date. Notwithstanding the foregoing, except as provided in Sections 9.1(c) and 9.5(c) nothing contained in this Section 8.3 will relieve any Party from liability for any Losses arising from any breach by such Party prior to the Termination Date.
ARTICLE IX
INDEMNIFICATION
     Section 9.1 Indemnification Obligations of the Closing Date Principal Shareholders.
          (a) Subject to the other terms of this Article IX from and after the Closing Date, each Closing Date Principal Shareholder, jointly and severally, will indemnify, defend and hold harmless Parent, its Affiliates, and its Subsidiaries, including the Surviving Company, and each of their respective officers, directors, employees, agents and representatives and each of the heirs, executors, successors and permitted assigns of any of the foregoing (collectively, the “Parent Indemnified Parties”; provided, that no Closing Date Principal Shareholder shall be a Parent Indemnified Party) from, against and in respect of any and all Losses arising out of or resulting from:
     (i) any breach or inaccuracy of any representation or warranty made by the Company in Article IV or in any of the Company Ancillary Documents other than the Recapitalization Agreement, whether such breach or inaccuracy exists or is made on the date of this Agreement or as of the Closing Date; provided, that for purposes of determining whether any representations and warranties have been breached or are inaccurate (other than the representations and warranties in Sections 4.8(e) and 4.9(iii)), all Material Adverse Effect qualifications and other materiality qualifications contained in such representations and warranties shall be disregarded;
     (ii) any breach of any covenant, agreement or undertaking made by the Company in this Agreement or in any of the Company Ancillary Documents that in each case is to be performed on or before the Closing Date;
     (iii) any breach of the covenant of the Closing Date Principal Shareholders to pay Company Transaction Costs to the extent required by Section 2.8; or
     (iv) the matters disclosed on Schedule 4.24(a).

          (b) Subject to the other terms of this Article IX from and after the Closing Date, each Closing Date Principal Shareholder, severally (and not jointly and severally), will indemnify, defend and hold harmless the Parent Indemnified Parties from, against and in respect of any and all Losses arising out of or resulting from:
     (i) any breach or inaccuracy of any representation or warranty made by such Closing Date Principal Shareholder in Article III or in any Principal Shareholder Ancillary Document executed and delivered by such Closing Date Principal Shareholder other than the Recapitalization Agreement, whether such breach or inaccuracy exists or is made on the date of this Agreement or as of the Closing Date; provided, that for purposes of determining whether any representations and warranties have been breached or are inaccurate, all Material Adverse Effect qualifications and other materiality qualifications contained in such representations and warranties shall be disregarded; or
     (ii) any breach of any covenant, agreement or undertaking made by such Closing Date Principal Shareholder in this Agreement (other than the covenant to pay Company Transaction Costs to the extent required by Section 2.8) or in any Principal Shareholder Ancillary Document executed and delivered by such Closing Date Principal Shareholder.
          (c) No Closing Date Principal Shareholder shall have any liability under any provision of this Agreement for any Loss to the extent that such Loss is a direct result of any action taken by Parent or any of its Affiliates (including the Surviving Company and its Subsidiaries) after the Closing Date, except as contemplated under Sections 6.10(a) and 6.10(c).
          (d) “Losses” means any and all Claims and damages whenever arising or incurred (including amounts paid in settlement, costs of investigation and reasonable attorneys’ fees and expenses); provided, however, that the term Losses shall exclude any consequential, punitive, special, indirect or exemplary damages, except to the extent that a Party becomes obligated to pay such damages to a third party that is not an Affiliate of such Party (such items excluded from Losses, collectively, the “Excluded Losses”).
          (e) The Losses of the Parent Indemnified Parties described in this Section 9.1 as to which the Parent Indemnified Parties are entitled to indemnification are hereinafter collectively referred to as the “Parent Losses.”
     Section 9.2 Indemnification Obligations of Parent.
          (a) Subject to the other terms of this Article IX, from and after Closing Date, Parent will indemnify, defend and hold harmless each Closing Date Principal Shareholder and its Affiliates and each of their respective officers, directors, employees, agents and representatives and each of the heirs, executors, successors and permitted assigns of any of the foregoing (collectively, the “Shareholder Indemnified Parties”) from, against and in respect of any and all Losses arising out of or resulting from:
     (i) any breach or inaccuracy of any representation or warranty made by Parent in Article V or in any Parent Ancillary Document, whether such breach or inaccuracy exists or is made on the date of this Agreement or as of the Closing Date; or
     (ii) any breach of any covenant, agreement or undertaking made by Parent in this Agreement or in any of the Parent Ancillary Documents.
          (b) The Losses of the Shareholder Indemnified Parties described in this Section 9.2 as to which the Shareholder Indemnified Parties are entitled to indemnification are hereinafter collectively referred to as “Shareholder Losses.”
     Section 9.3 Indemnification Procedure.
          (a) Promptly after receipt by a Parent Indemnified Party or a Shareholder Indemnified Party (hereinafter collectively referred to as an “Indemnified Party”) of notice by a third party (including any Governmental Entity) of any Actions or the commencement of any audit with respect to which such Indemnified Party may be entitled to receive payment hereunder for any Parent Losses or any Shareholder Losses (as the case may be), such Indemnified Party will notify Parent or the Closing Date Principal Shareholders, as the case may be (in such capacity, Parent or the Closing Date Principal Shareholders are hereinafter referred to as an “Indemnifying Party”), of such Action or audit (for purposes of this Section 9.3, references to “Action” shall include any such audit); provided, however, that the failure to so notify the Indemnifying Party will relieve the Indemnifying Party from liability under this Agreement with respect to such Action only if, and only to the extent that, such failure to notify the Indemnifying Party results in the forfeiture by the Indemnifying Party of any rights or defenses otherwise available to the Indemnifying Party with respect to such Action. Unless (i) the Indemnifying Party is also a party to such Action and the Indemnified Party’s counsel shall have advised the Indemnified Party and the Indemnifying Party that a conflict of interest exists that would make joint representation inappropriate or (ii) the Indemnifying Party fails to provide reasonable assurance to the Indemnified Party of its financial capacity to defend such Action, the Indemnifying Party will have the right, at its sole expense, upon written notice delivered to the Indemnified Party within ten calendar days after receiving such notice of the Action, to assume and control the defense of such Action with counsel selected by the Indemnifying Party and reasonably satisfactory to the Indemnified Party; provided that the Indemnifying Party shall have acknowledged in writing to the Indemnified Party its unqualified obligation to fully indemnify the Indemnified Party pursuant to this Article IX. In the event, however, that the Indemnifying Party (A) declines or fails to (1) assume the defense of the Action on the terms provided above, (2) provide reasonable assurance to the Indemnified Party of its financial capacity to defend such Action and provide indemnification with respect to such Action or (3) employ counsel reasonably satisfactory to the Indemnified Party, in any case within such ten-day period, or (B) is also a party to such Action and the Indemnified Party’s counsel shall have advised the Indemnified Party and the Indemnifying Party that a conflict of interest exists that would make joint representation inappropriate, then such Indemnified Party may employ counsel reasonably satisfactory to the Indemnifying Party to represent or defend it in any such Action and the Indemnifying Party will pay the reasonable fees and disbursements of such counsel as incurred; provided, however, that the Indemnifying Party will not be required to pay the fees and disbursements of more than one counsel for all Indemnified Parties in any jurisdiction in any single Action. For avoidance of doubt, the fees and disbursements of counsel of any Parent

Indemnified Party in connection with a Parent Loss shall be satisfied by receiving from the Escrow Agent a portion of the Escrow Amount in an amount equal to such fees. In any Action with respect to which indemnification is being sought hereunder, the Indemnified Party or the Indemnifying Party, whichever is not assuming the defense of such Action, will have the right to participate in such matter and to retain its own counsel at such Party’s own expense. The Indemnifying Party or the Indemnified Party, as the case may be, will at all times use Reasonable Efforts to keep the Indemnified Party or the Indemnifying Party, as the case may be, reasonably apprised of the status of the defense of any Action the defense of which they are maintaining and to cooperate in good faith with each other with respect to the defense of any such Action.
          (b) No Indemnified Party may settle or compromise any claim or consent to the entry of any judgment with respect to which indemnification is being sought hereunder without the prior written consent of the Indemnifying Party, unless (i) the Indemnifying Party fails to assume and maintain the defense of such claim pursuant to Section 9.3(a) or (ii) such settlement, compromise or consent includes an unconditional release of the Indemnifying Party from all liability arising out of such claim. An Indemnifying Party may not, without the prior written consent of the Indemnified Party, settle or compromise any claim or consent to the entry of any judgment with respect to which indemnification is being sought hereunder unless (i) such settlement, compromise or consent includes an unconditional release of the Indemnified Party from all liability arising out of such claim, (ii) does not contain any admission or statement suggesting any wrongdoing or liability on behalf of the Indemnified Party and (iii) does not contain any equitable order, judgment or term which in any manner affects, restrains or interferes with the business of the Indemnified Party or any of the Indemnified Party’s Affiliates.
          (c) A claim for indemnification by an Indemnified Party for any matter not involving an Action by a third party may be asserted by written notice to the Indemnifying Party from whom indemnification is sought. Such notice will specify with reasonable specificity the basis for such claim. As promptly as possible after the Indemnified Party has given such notice, such Indemnified Party and the appropriate Indemnifying Party will establish the merits and amount of such claim (by mutual agreement, litigation, arbitration or otherwise) and, within ten (10) Business Days of the final determination of the merits and amount of such claim, the Indemnifying Party will pay to the Indemnified Party immediately available funds (or, if the Indemnified Party is a Parent Indemnified Party, in accordance with this Article IX) in an amount equal to such claim as determined hereunder.
          (d) An Indemnified Party’s knowledge before the Closing of the breach or inaccuracy of any representation or warranty or of the failure to comply in any material respect with or satisfy any covenant, condition or agreement for which such Indemnified Party is entitled to indemnification under this Article IX shall not affect such Indemnified Party’s right to indemnification under this Article IX, regardless of whether such Indemnified Party provides notice pursuant to Section 6.12 to the Indemnifying Party of such breach, inaccuracy or failure and regardless of the manner in which such Indemnified Party obtained such knowledge.
          (e) Notwithstanding any other provisions of this Agreement to the contrary, the indemnification procedures with respect to the matter disclosed on Schedule 4.24(a) and any claim for indemnification pursuant to Section 9.1(a)(i), (ii) or (iii) that arises under or relates in any way to any failure of compliance prior to the Closing Date with the Anti-Corruption Laws including the FCPA shall be governed by Schedule 9.3.
     Section 9.4 Claims Period.
          (a) With respect to any Parent Losses (other than Parent Losses relating to (A) any breach or inaccuracy of the representations and warranties made by the Company in Section 4.14 or with respect to any Tax matter in Section 4.8 or 4.9 or (B) any breach of any covenant, agreement or undertaking made by the Company in Section 6.10 (the Parent Losses referenced in Section 9.4(a)(A) and (B), “Tax Related Parent Losses”)) or Shareholder Losses, the period during which a claim for indemnification may be asserted under this Agreement by an Indemnified Party shall begin on the Closing Date and terminate on the date that is fifteen (15) months after the Closing Date (the “Primary Claims Period”). With respect to any Tax Related Parent Losses, the period during which a claim for indemnification may be asserted under this Agreement by an Indemnified Party shall begin on the Closing Date and terminate on the date that is thirty-six (36) months after the Closing Date (the “Tax Related Claims Period,” together with the Primary Claims Period, each, a “Claims Period”). No claim may be asserted with respect to any Party after the Primary Claims Period has ended, other than Claims for Tax Related Parent Losses; and no Claim for Tax Related Parent Losses may be asserted with respect to any Party after the Tax Related Claims Period has ended; provided, however, that the Claims Period for, and the ability to assert any Claim related to, Parent Losses arising out of or resulting from any breach or inaccuracy of the representation and warranty made by any Closing Date Principal Shareholder in Section 3.4 shall not terminate. Notwithstanding the foregoing, (i) all covenants and agreements contained in this Agreement, the Company Ancillary Documents or the Principal Shareholder Ancillary Documents which by their terms contemplate actions or impose obligations following the Closing shall survive in accordance with their terms and (ii) all representations and warranties contained in this Agreement, the Company Ancillary Documents or the Principal Shareholder Ancillary Documents shall survive for the applicable Claims Period. If, prior to the close of business on the last day of the applicable Claims Period, an Indemnifying Party shall have been properly notified of a claim for indemnity hereunder and such claim shall not have been finally resolved or disposed of at such date, such claim shall continue to survive and shall remain a basis for indemnity hereunder until such claim is finally resolved or disposed of in accordance with the terms hereof.
          (b) Except with respect to a Tax Return on which an inconsistent position has been taken pursuant to Section 6.10(a), notwithstanding anything in this Agreement to the contrary, no claim for indemnification with respect to any Losses related to Taxes may be asserted prior to the time a Governmental Entity issues a notice of proposed adjustment (or similar assessment) in respect of such Losses.
     Section 9.5 Limits of Liability.
          (a) Parent De Minimis Liabilities and Parent Basket. Parent Indemnified Parties shall not assert a claim against the Closing Date Principal Shareholders for indemnification under Section 9.1 for Parent Losses unless the amount of such Parent Loss exceeds $100,000 (aggregating for such purpose all Parent Losses relating to or resulting from the same circumstance or related claims) (those Parent Losses that do not exceed such $100,000 threshold shall be referred to as the “Parent De Minimis Liabilities”) and then not until the aggregate amount of all Parent Losses, excluding the Parent De Minimis Liabilities, incurred by the Parent Indemnified Parties exceeds $7,000,000 (the “Parent Basket”) and then the recoverable Losses shall be limited to those that exceed the Parent Basket. Notwithstanding the preceding, the limitations on the indemnification obligations of the Closing Date Principal Shareholders set forth in this Section 9.5(a) shall not apply to Parent Losses resulting from (A) fraud or intentional misconduct, (B) any breach of the covenant of the Closing Date Principal Shareholders to pay Company Transaction Costs to the extent required by Section 2.8(a), (C) any breach or inaccuracy of the representation and warranty made by such Closing Date Principal Shareholder in Section 3.4, (Sections 9.5(a)(A), (B) and (C) collectively, the “Excluded Claims”), any breach or inaccuracy of the representation and warranty made by the Company in Section 4.16(k), Section 4.24 or the matters disclosed on Schedule 4.24(a).
          (b) Unknown FCPA Claim De Minimis Liabilities. Parent Indemnified Parties shall not assert a claim against the Closing Date Principal Shareholders for indemnification under Section 9.1(a)(i) for Parent Losses relating to any breach or inaccuracy of the representation and warranty made by the Company in Section 4.24 unless the amount of such Parent Loss exceeds $250,000 (aggregating for such purpose all Parent Losses relating to or resulting from the same circumstance or related claims).
          (c) Notwithstanding anything to the contrary elsewhere in this Agreement, no Party, and none of the entities that have committed to arrange or provide financings in connection with the transactions contemplated hereby (such entities, the “Financing Sources”), shall, in any event, be liable to any other Person for any Excluded Loss except to the extent that an Indemnified Party becomes obligated to pay such damages to a third party that is not an Affiliate of the Indemnified Party.
          (d) Notwithstanding anything to the contrary in this Agreement or otherwise, (i) prior to the Closing, no Closing Date Principal Shareholder shall have any liability or obligation to any Parent Indemnified Party as a result of a breach by the Company of this Agreement, any Company Ancillary Document or any Principal Shareholder Ancillary Document and (ii) no Closing Date Principal Shareholder shall have any liability or obligation (before or after the Closing) to any Parent Indemnified Party as a result of any breach by any other Closing Date Principal Shareholder of this Agreement or any Principal Shareholder Ancillary Document, other than the obligations of the Closing Date Principal Shareholders set forth in this Article IX.
     Section 9.6 Sole and Exclusive Remedy; Recourse Against Escrowed Funds.
          (a) From and after the Closing, other than the remedies set forth in Section 6.14, the remedies set forth in this Article IX and the specific performance remedy referenced in Section 8.2 shall provide the sole and exclusive remedies arising out of, in connection with, relating to or arising under this Agreement, the Principal Shareholder Ancillary Documents, the Company Ancillary Documents or the Parent Ancillary Documents and the transactions contemplated hereby and thereby, whether based on contract, tort, strict liability, other laws or otherwise, including any breach or alleged breach of any representation, warranty, covenant or agreement made herein or any other document contemplated herein or delivered pursuant hereto.

In the event this Agreement is terminated without the occurrence of the Closing, the sole and exclusive remedies of the Parties shall be as set forth in Section 8.3. Except in the case of fraud or intentional misconduct, the Parties acknowledge and agree that the remedies available in this Section 9.6 supersede (and each Party waives and releases) any other remedies available at law or in equity including rights of rescission, rights of contribution and claims arising under applicable statutes.
          (b) Parent, on behalf of itself and all other Parent Indemnified Parties, further acknowledges and agrees that, after the Closing, the Indemnification Escrow Amount shall be the sole and exclusive source of funds for satisfaction of all (and no Closing Date Principal Shareholder shall under any circumstance have any personal liability or obligation for the satisfaction of any) Claims by all Parent Indemnified Parties for any Losses or otherwise, including those set forth in Section 9.1, in connection with, arising out of or resulting from the subject matter of this Agreement, the Principal Shareholder Ancillary Documents or the Company Ancillary Documents and the transactions contemplated hereby and thereby, except for Parent Losses related to the Excluded Claims.
          (c) Except for Parent Losses related to the Excluded Claims, from and after Closing, the aggregate liability of the Closing Date Principal Shareholders to any Parent Indemnified Parties in connection with this Agreement, the Principal Shareholder Ancillary Documents or the Company Ancillary Documents or the transactions contemplated hereby and thereby shall not exceed the Indemnification Escrow Amount, which shall be available to satisfy Losses of Parent Indemnified Parties, subject to and in accordance with the terms of this Agreement. Parent and the Surviving Corporation, on their own behalf and on behalf of each other Parent Indemnified Party, hereby covenant forever not to assert, file, prosecute, commence, institute (or sponsor or purposely facilitate any Person in connection with the foregoing), any complaint or lawsuit or any legal, equitable, arbitral or administrative proceeding of any nature, against any of the Closing Date Principal Shareholders in connection with any claim for indemnification, except as otherwise permitted in Section 8.2 and except as to Parent Losses that relate to Excluded Claims. At and after such time as the Indemnification Escrow Amount is exhausted or released, the Parent Indemnified Parties shall not be entitled to seek indemnity under this Agreement or otherwise except indemnity for Parent Losses related to Excluded Claims, and the Parent Indemnified Parties shall have no recourse against any Closing Date Principal Shareholder for any unpaid Losses of any Parent Indemnified Party except to the extent such Losses are related to Excluded Claims. Notwithstanding anything to the contrary elsewhere in this Agreement, no Closing Date Principal Shareholder shall have any liability to any Parent Indemnified Parties, to the extent that the aggregate Parent Losses for which such Closing Date Principal Shareholder has made payments pursuant to this Article IX would exceed the portion of the Merger Consideration that such Closing Date Principal Shareholder received at the Closing, including for the avoidance of doubt, any portion of such Merger Consideration included in the Escrow Amount.
          (d) Parent shall cause the Escrow Amount to be deposited on the Closing Date with the Escrow Agent to be held in trust pursuant to the terms hereof and the terms of the Escrow Agreement. Each of the Severance Holdback Escrow Amount and the Indemnification Escrow Amount shall be allocated to separate accounts maintained for each of the Junior Shareholders based on the number of Outstanding Shares set forth on Annex III (which Annex shall be updated prior to the Closing so as to be accurate as of the Closing) held by such Junior Shareholder on the Closing Date multiplied by the Per Share Escrow Amount appropriately allocated between the Severance Holdback Escrow Amount and the Indemnification Escrow Amount.
          (e) If a Parent Indemnified Party asserts an indemnity claim against the Closing Date Principal Shareholders for indemnification under Section 9.1 during the Primary Claims Period and the Parent Indemnified Party is entitled to indemnification for such indemnity claim in accordance with this Article IX, the Parent Indemnified Party shall be entitled to such indemnity payment solely by receiving from the Escrow Agent the Indemnification Escrow Amount in an amount equal to the amount of such indemnity claim except in the case of indemnity claims for Parent Losses related to Excluded Claims. If a Parent Indemnified Party asserts an indemnity claim against the Closing Date Principal Shareholders for indemnification with respect to any Tax Related Parent Loss during the period commencing on the first day after the Primary Claims Period and extending through the Tax Related Claims Period, and the Parent Indemnified Party is entitled to indemnification by the Indemnifying Party in accordance with this Article IX, the Parent Indemnified Party shall be entitled to such indemnity payment solely by receiving from the Escrow Agent all or a portion of the lesser of (i) the then-remaining balance of Tax Related Retained Escrow Amount, as defined below, or (ii) the amount of such indemnity claim for a Tax Related Parent Loss.
          (f) To the extent any Parent Indemnified Parties are entitled to a distribution from the Indemnification Escrow Amount or Tax Related Escrow Amount as a result of an indemnity claim under Section 9.1, such distribution of the Indemnification Escrow Amount to the Parent Indemnified Parties shall be allocated to the interests of the Junior Shareholders pro rata based upon the Ownership Percentage of each Junior Shareholder.
          (g) All claims asserted by a Parent Indemnified Party during the applicable Claims Period that are not resolved and satisfied (including the obligation to pay any such indemnity claim) prior to the end of the applicable Claims Period shall be deemed to be “Pending Claims.” The dollar amount of all Losses claimed in good faith in respect of Pending Claims are hereinafter referred to as the “Pending Claim Amount.”
     (i) On the first Business Day following the last day of the Primary Claims Period (the “Primary Escrow Release Date”), Parent and the Shareholder Representative shall jointly execute and deliver to the Escrow Agent written instructions instructing the Escrow Agent to release and deliver, to the SECP Participants and the Junior Shareholders in accordance with the amounts set forth in such instructions, the amount by which (x) the amount then held in the account maintained with respect to the Indemnification Escrow Amount by the Escrow Agent pursuant to the Escrow Agreement exceeds (y) the sum of the aggregate amount of all Pending Claim Amounts as of the Primary Escrow Release Date plus $15,000,000 (the “Tax Related Retained Escrow Amount”). The remaining Indemnification Escrow Amount will continue to be held by the Escrow Agent pursuant to the terms of the Escrow Agreement.

     (ii) On the first Business Day following the last day of the Tax Related Claims Period (the “Tax Related Retained Escrow Release Date”), Parent and the Shareholder Representative shall jointly execute and deliver to the Escrow Agent written instructions instructing the Escrow Agent to release and deliver, to the SECP Participants and the Junior Shareholders in accordance with the amounts set forth in such instructions, the amount by which (x) the remaining Escrow Amount exceeds (y) the sum of the aggregate amount of all Pending Claim Amounts as of the Tax Related Retained Escrow Release Date. The remaining Indemnification Escrow Amount will continue to be held by the Escrow Agent pursuant to the terms of the Escrow Agreement and the Escrow Agreement shall be deemed to be extended accordingly.
          (h) The fees and expenses of the Escrow Agent shall be borne 50% by the Closing Date Principal Shareholders pro rata (based on each Closing Date Principal Shareholder’s relative percentage ownership of the aggregate amount of Outstanding Shares held by the Closing Date Principal Shareholders at Closing, as set forth opposite such Closing Date Principal Shareholder’s name on Schedule 3.4) and 50% by Parent.
     Section 9.7 Compliance with Express Negligence Rule. ALL RELEASES, LIMITATIONS ON LIABILITY AND INDEMNITIES CONTAINED IN THIS AGREEMENT, INCLUDING THOSE IN THIS ARTICLE IX, ARE INTENDED TO BE ENFORCEABLE AGAINST THE PARTIES IN ACCORDANCE WITH THE EXPRESS TERMS AND SCOPE THEREOF NOTWITHSTANDING ANY EXPRESS NEGLIGENCE RULE OR ANY SIMILAR DIRECTIVE THAT WOULD PROHIBIT OR OTHERWISE LIMIT INDEMNITIES BECAUSE OF THE NEGLIGENCE (WHETHER SOLE, CONCURRENT, ACTIVE OR PASSIVE) OR OTHER FAULT OR STRICT LIABILITY OF ANY OF THE INDEMNIFIED PARTIES.
     Section 9.8 Insurance Proceeds. The Parent Losses and Shareholder Losses giving rise to any indemnification obligation hereunder shall be reduced by any insurance proceeds (less the costs expended by Parent, the Surviving Company or any other Subsidiary of Parent for such recoveries) or other payments actually received by the Indemnified Party in satisfaction of any Losses giving rise to the claim for indemnification, solely to the extent such insurance proceeds are attributable to insurance policies existing prior to the Closing Date and the costs of such insurance policies at the time of the occurrence of the event which gave rise to the applicable Loss were borne by the Company or any of its Subsidiaries. Parent shall use its commercially reasonable efforts to recover under any such insurance policies or under other rights of recovery for Losses prior to seeking indemnification under this Agreement; provided, however, that Parent’s obligation in the preceding clause shall not affect any Parent Indemnified Party’s right to provide notice of a claim for indemnification with respect to any Parent Loss under Article IX or the amount retained by the Escrow Agent pursuant to Section 9.6(g).
     Section 9.9 DISCLAIMER. EXCEPT FOR REPRESENTATIONS AND WARRANTIES MADE IN THIS AGREEMENT, ANY COMPANY ANCILLARY DOCUMENT OR ANY PRINCIPAL SHAREHOLDER ANCILLARY DOCUMENT, EACH CLOSING DATE PRINCIPAL SHAREHOLDER EXPRESSLY DISCLAIMS ANY REPRESENTATIONS OR WARRANTIES OF ANY KIND OR NATURE EXPRESS OR

IMPLIED, STATUTORILY OR OTHERWISE AND EACH CLOSING DATE PRINCIPAL SHAREHOLDER DISCLAIMS ANY IMPLIED OR EXPRESS WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.
ARTICLE X
MISCELLANEOUS PROVISIONS
     Section 10.1 Notices. All notices, communications and deliveries under this Agreement will be made in writing signed by or on behalf of the Party making the same, will specify the Section under this Agreement pursuant to which it is given or being made, and may be given by any of the following methods: (a) personal delivery; (b) facsimile transmission; (c) registered or certified mail (postage prepaid and return receipt requested); or (d) nationally recognized overnight courier (with evidence of delivery and other fees prepaid). Such notices, communications and deliveries shall be sent to the appropriate Party at its address or facsimile number given below or at such other address or facsimile number for such Party as shall be specified by notice given under this Agreement and shall be deemed given: (i) if personally delivered, upon receipt by such Party or upon actual delivery to the appropriate address; (ii) in case of a facsimile transmission, upon transmission by the sender and issuance by the transmitting machine of a confirmation slip that the number of pages constituting the notice have been transmitted without error; (iii) in the case of registered or certified mail, at the close of business on the third business day next following the day when placed in the mail; and (iv) in the case of overnight courier, at the close of business on the next business day next following the day sent:
     If to Parent:
Noble Corporation
Dorfstrasse 19A
Baar, Switzerland 6340
Attn: William Turcotte
Telephone No.: 41 (41) 761-65-55
Facsimile No.: (281) 596-4486
     with a copy (which shall not constitute notice) to:
Baker Botts L.L.P.
2001 Ross Avenue
Dallas, Texas 75201
Attn: David Emmons
Telephone No.: (214) 953-6414
Facsimile No.: (214) 661-4414
     If to Merger Sub:
Noble AM Merger co.
P.O. Box 309 GT, Ugland House
S. Church Street
Georgetown, Grand Cayman
Cayman Islands BWI
Attn: Alan Hay
Facsimile No.: (345) 949-8080

     If to Company:
FDR Holdings Limited
c/o Appleby Trust (Cayman) Ltd.
P. O. Box 1350, Clifton House
75 Fort Street
Grand Cayman KY1-1108
Cayman Islands
Attn: Simon Raftopoulos
Telephone No.: (345) 949-4900
Facsimile No.: (345) 949-4901
     with a copy (which shall not constitute notice) to:
Vinson & Elkins L.L.P.
666 Fifth Avenue
26th Floor
New York, NY 10103-0040
Attn: James J. Fox
Telephone No.: 212.237.0131
Facsimile No.: 917.849.5328
     If to any of the Closing Date Principal Shareholders, to the Shareholder Representative:
Riverstone/Carlyle Global Energy and Power Fund IV (Cayman) , L.P.
712 Fifth Avenue, Floor 51
New York, NY 10019
Attn: N. John Lancaster
Telephone No.: (212) 993 0088
Facsimile No.: (212) 993 0071
     With copies (which shall not constitute notice) to:
Latham & Watkins LLP
555 Eleventh Street, NW
Suite 1000
Washington, DC 20004-1304
Attn: Cheryl M. Coe
Telephone No: (202) 637 2157
Facsimile No: (202) 637 2201
and
Latham & Watkins LLP
885 Third Avenue, Suite 1000
New York, NY 10022-4834
Attn: Eric J. Schwartzman
Telephone No: (212) 906 1617
Facsimile No: (212) 751 4864

     Section 10.2 Schedules and Exhibits. The Schedules and Exhibits to this Agreement are hereby incorporated into this Agreement and are hereby made a part of this Agreement as if set out in full in this Agreement.
     Section 10.3 Shareholder Representative.
          (a) Each of the Closing Date Principal Shareholders hereby irrevocably appoints Riverstone/Carlyle Global Energy and Power Fund IV (Cayman), L.P. (the “Shareholder Representative”) as such Closing Date Principal Shareholder’s representative, attorney-in-fact and agent, with full power of substitution to act in the name, place and stead of such Closing Date Principal Shareholder, to act for and on behalf of such Closing Date Principal Shareholder to take any and all actions and make any and all decisions which under this Agreement as to which the Shareholder Representative is expressly authorized to act or make, including the power:
     (i) to take any and all action necessary or desirable in connection with the waiver of any condition to the obligations of the Closing Date Principal Shareholders to consummate the transactions contemplated by this Agreement;
     (ii) to receive on behalf of the Closing Date Principal Shareholders notice of all indemnification claims by a Parent Indemnified Party pursuant to Article IX and to notify all Closing Date Principal Shareholders of any such claim and to take all actions in connection with such indemnifications claims on behalf of the Closing Date Principal Shareholders as may be necessary or desirable; and
     (iii) to give instructions to the Escrow Agent in connection with the release of the Indemnification Escrow Amount as contemplated by Section 9.6(f).
     Each of the Closing Date Principal Shareholders hereby consents to and confirms such appointment and the taking by the Shareholder Representative of any and all such acts and the making of any and all such decisions. Each of the Closing Date Principal Shareholders will be bound by any and all actions taken and any and all decisions made by the Shareholder Representative pursuant to the terms of this Section 10.3, and Parent and the Surviving Company will be entitled to rely on any such actions or decisions.
          (b) The Shareholder Representative will not be liable for any act taken or omitted by it as permitted under this Agreement, except if taken or omitted in bad faith or by willful misconduct. The Shareholder Representative will also be fully protected in relying upon any written notice, demand, certificate or document that it in good faith believes to be genuine (including facsimiles thereof).

          (c) The Closing Date Principal Shareholders agree, severally but not jointly, to indemnify the Shareholder Representative for, and to hold the Shareholder Representative harmless against, any loss, liability or expense incurred without willful misconduct or bad faith on the part of the Shareholder Representative, arising out of or in connection with the Shareholder Representative’s carrying out its duties under this Agreement, including costs and expenses of successfully defending the Shareholder Representative against any claim of liability with respect thereto. To the extent the Shareholder Representative is entitled to any amount as a result of an indemnity claim under this Section 10.3(c), such amount shall be paid by the Closing Date Principal Shareholders pro rata based on each Closing Date Principal Shareholder’s relative percentage ownership of the aggregate amount of Outstanding Shares held by the Closing Date Principal Shareholders at Closing, as set forth opposite such Closing Date Principal Shareholder’s name on Schedule 3.4.
          (d) In the event the Shareholder Representative becomes unable or unwilling to continue to serve in the capacity of Shareholder Representative, he may resign and be discharged from his duties and obligations as Shareholder Representative by giving his resignation to each of the Parties, specifying a date not less than ten days following such notice date of when such resignation will take effect and, in that event, Riverstone/Carlyle Energy Partners IV, L.P. will be deemed to be appointed by the Closing Date Principal Shareholders as the new Shareholder Representative and shall, for all purposes of this Agreement, be the Shareholder Representative. In the event Riverstone/Carlyle Energy Partners IV, L.P. then becomes unable or unwilling to continue in its capacity as Shareholder Representative, Riverstone/Carlyle Energy Partners IV, L.P. may resign and be discharged from its duties or obligations hereunder by giving its resignation to each of the Parties, specifying a date not less than ten days following such notice date of when such resignation will take effect. In that event, Closing Date Principal Shareholders representing at least a majority of the Outstanding Shares at the Closing (the “Closing Date Majority”) will designate a successor representative prior to the expiration of such ten-day period by giving written notice to Parent. At any time, the Closing Date Majority may remove the Shareholder Representative, provided that a successor Shareholder Representative is appointed at the same time. Until notified in writing by the Shareholder Representative that Riverstone/Carlyle Energy Partners IV, L.P. has resigned or by the Closing Date Principal Shareholders that the Shareholder Representative has been removed, Parent may rely conclusively and act upon the directions, instructions and notices of the last known Shareholder Representative and, after such notice, upon the directions, instructions and notices of any successor.
          (e) The Shareholder Representative will not be entitled to receive any compensation from Parent, the Surviving Company or the Closing Date Principal Shareholders in connection with performing its functions as the Shareholder Representative under this Agreement. Any out-of-pocket costs and expenses reasonably incurred by the Shareholder Representative in connection with actions taken pursuant to the terms of this Agreement will be paid by the Closing Date Principal Shareholders pro rata based on each Closing Date Principal Shareholder’s relative percentage ownership of the aggregate amount of Outstanding Shares held by the Closing Date Principal Shareholders at Closing, as set forth opposite such Closing Date Principal Shareholder’s name on Schedule 3.4.

     Section 10.4 Assignment; Successors in Interest. Subject to Section 6.4, no assignment or transfer by any Party of its rights and obligations under this Agreement will be made except with the prior written consent of the Company and Parent; provided, however, that Merger Sub may assign its rights, but not its obligations, under this Agreement to any other Subsidiary of Parent without the consent of the Company. This Agreement will be binding upon and will inure to the benefit of the Parties and their successors and permitted assigns, and any reference to a Party will also be a reference to a successor or permitted assign.
     Section 10.5 Number; Gender. Whenever the context so requires, the singular number will include the plural and the plural will include the singular, and the gender of any pronoun will include the other genders.
     Section 10.6 Captions. The titles, captions and table of contents contained in this Agreement are inserted in this Agreement only as a matter of convenience and for reference and in no way define, limit, extend or describe the scope of this Agreement or the intent of any provision of this Agreement. Unless otherwise specified to the contrary, all references to Articles and Sections are references to Articles and Sections of this Agreement and all references to Schedules or Exhibits are references to Schedules and Exhibits, respectively, to this Agreement.
     Section 10.7 Controlling Law. This Agreement will be governed by and construed and enforced in accordance with the internal laws of New York without reference to its choice of law rules.
     Section 10.8 Consent to Jurisdiction, Etc.; Waiver of Jury Trial. Each of the Parties hereby irrevocably consents and agrees that any action, suit or proceeding arising in connection with any disagreement, dispute, controversy or claim arising out of or relating to this Agreement or any related document (for purposes of this Section 10.8, a “Legal Dispute”) shall exclusively be brought in the courts of the State of Texas in Harris County, Texas or the federal courts located in the Southern District of the State of Texas. The Parties agree that, after a Legal Dispute is before a court as specified in this Section 10.8 and during the pendency of such Legal Dispute before such court, all Actions with respect to such Legal Dispute or any other Legal Dispute, including any counterclaim, cross-claim or interpleader, shall be subject to the exclusive jurisdiction of such court. Each of the Parties hereby waives, and agrees not to assert, as a defense in any legal dispute, that it is not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in such court or that its property is exempt or immune from execution, that the action, suit or proceeding is brought in an inconvenient forum or that the venue of the action, suit or proceeding is improper. Each Party agrees that a final judgment in any action, suit or proceeding described in this Section 10.8 after the expiration of any period permitted for appeal and subject to any stay during appeal shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Applicable Laws. THE PARTIES HEREBY WAIVE IRREVOCABLY ANY AND ALL RIGHTS TO DEMAND A TRIAL BY JURY IN CONNECTION WITH THIS AGREEMENT, THE TRANSACTIONS CONTEMPLATED HEREBY OR ANY DOCUMENT CONTEMPLATED HEREIN OR OTHERWISE RELATED HERETO.

     Section 10.9 Severability. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction will, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions of this Agreement, and any such prohibition or unenforceability in any jurisdiction will not invalidate or render unenforceable such provision in any other jurisdiction. To the extent permitted by Applicable Laws, the Parties waive any provision of Applicable Laws which renders any such provision prohibited or unenforceable in any respect.
     Section 10.10 Counterparts. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument. Facsimile or scanned and emailed transmission of any signed original document or retransmission of any signed facsimile or scanned and emailed transmission will be deemed the same as delivery of an original. At the request of any Party, the Parties will confirm facsimile or scanned and emailed transmission by signing a duplicate original document.
     Section 10.11 No Third-Party Beneficiaries. Except for the right to seek indemnification pursuant to Section 6.14 and Article IX, nothing expressed or implied in this Agreement, the Principal Shareholder Ancillary Documents or the Company Ancillary Documents is intended, or will be construed, to confer upon or give any Person other than the Parties, and their successors or permitted assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement, or result in such Person being deemed a third party beneficiary of this Agreement; provided, that, notwithstanding the foregoing, the Financing Sources shall be entitled to rely upon Section 9.5(c) hereof as a third party beneficiary.
     Section 10.12 Amendment; Waiver.
          (a) Any amendment or extension of any provision of this Agreement prior to the Closing Date will be valid only if set forth in an instrument in writing signed on behalf of the Shareholder Representative, the Company and Parent; provided, however, that no amendment may be made which by law requires the further approval of the Shareholders without such further approval. Any amendment or extension granted pursuant to this Section 10.12(a) by the Company prior to the Closing shall be binding on all Closing Date Principal Shareholders.
          (b) Any amendment or extension of any provision of this Agreement after the Closing Date will be valid only if set forth in an instrument in writing signed by both the Shareholder Representative and Parent. Any amendment or extension granted pursuant to this Section 10.12(b) by the Shareholder Representative after the Closing shall be binding on all Closing Date Principal Shareholders.
          (c) Any failure of any of the Parties to comply with any covenant, agreement, obligation, condition, representation or warranty herein may be waived by the Party entitled to the benefits thereof only by a written instrument signed by the Party granting such waiver. A waiver by a Party of the performance of any covenant, agreement, obligation, condition, representation or warranty will not be construed as a waiver of any other covenant, agreement, obligation, condition, representation or warranty. A waiver by any Party of the performance of any act will not constitute a waiver of the performance of any other act or an identical act required to be performed at a later time.
     Section 10.13 Entire Agreement. This Agreement, the Principal Shareholder Ancillary Documents and the Company Ancillary Documents supersede all negotiations, agreements and understandings among the Parties with respect to the subject matter of this Agreement, including the Confidentiality Agreement between the Company and Parent dated February 8, 2010, and constitute the entire agreement between the Parties.
     Section 10.14 Cooperation Following the Closing. Following the Closing, each of the Parties shall deliver to the others such further information and documents and shall execute and deliver to the others such further instruments and agreements as any other Party shall reasonably request to consummate or confirm the transactions provided for in this Agreement, to accomplish the purpose of this Agreement or to assure to the other Party the benefits of this Agreement.
     Section 10.15 Transaction Costs. Each Party will be responsible for its own legal fees and other expenses incurred in connection with the negotiation, preparation, execution or performance of this Agreement; provided, however, that Parent will pay any filing fees required under or in connection with the HSR Act or Foreign Competition Notifications, and, upon the consummation of the Closing, Parent will pay the Company Transaction Costs as contemplated by Section 2.8.
     Section 10.16 Knowledge. As used in this Agreement, the term “Knowledge” means (i) with respect to the Company, the actual knowledge of the following individuals: Bob Fulton, Chief Executive Officer of Frontier Drilling USA, Inc.; Steve Meheen, President and Chief Operating Officer of Frontier Drilling USA, Inc.; John Stevenson, Chief Financial Officer of Frontier Drilling USA, Inc.; Steve Souza, Vice President of Human Resources of Frontier Drilling USA, Inc.; Drew Baker, General Counsel of Frontier Drilling USA, Inc. and Blair Heines, Vice President of Corporate Development and Treasury of Frontier Drilling USA, Inc., and (ii) with respect to Parent or Merger Sub, the actual knowledge of the following individuals: David W. Williams, Chairman, President and Chief Executive Officer of Parent; Julie J. Robertson, Executive Vice President and Corporate Secretary of Parent; Thomas L. Mitchell, Senior Vice President, Chief Financial Officer, Treasurer and Controller of Parent; William E. Turcotte, Senior Vice President and General Counsel of Parent; and Ross Gallup, Vice President – Tax of Parent.
     Section 10.17 Made Available. As used in this Agreement, the term “Made Available” means the providing of reasonable access in good faith to the documents, materials or other information relating to the business and operations of the Company and its Subsidiaries with reasonable designation of the nature and location of such documents, materials or other information, or by making such documents, materials or other information available in the electronic data room established by the Company in connection with this Agreement prior to 7:00 p.m. Houston, Texas time on June 26, 2010; provided that such documents, materials or other information were not removed from the electronic data room at any time after the date they were first uploaded to the electronic data room and prior to the date of this Agreement.

     Section 10.18 Reasonable Efforts. As used in this Agreement, the term “Reasonable Efforts” means, with respect to a given objective, the efforts that a reasonable Person in the position of the applicable Party would use to achieve that objective as expeditiously as reasonably possible; provided, however, that an obligation to use Reasonable Efforts under this Agreement (i) does not require such Party to initiate any litigation or arbitration, (ii) does not require any Closing Date Principal Shareholder to pay any Person to obtain their consent in connection with obtaining any consents referred to in this Agreement, (iii) does not require Parent to take or agree or commit to take any action, including any Divestiture Action, or to limit or agree to limit its freedom of action or that of the Company or of any Subsidiary, division or affiliate of either in any respect that would, in the reasonable good faith judgment of Parent, be reasonably likely to (a) give rise to a Parent Material Adverse Effect, (b) materially impair the benefits or advantages it expects to receive from the Merger and the transactions contemplated hereby, or (c) give rise to a material adverse effect on the business plan or business strategy of the combined company, and (iii) does not require any Person to take actions that would result in a materially adverse change in the benefits to such Person of this Agreement and the transactions contemplated hereby.
     Section 10.19 Business Day. As used in this Agreement, the term “Business Day” means any day except Saturday, Sunday or any day on which banks are generally not open for business in Houston, Texas or Geneva, Switzerland.
     Section 10.20 Construction. This Agreement has been freely and fairly negotiated among the Parties. If an ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the Parties and no presumption or burden of proof will arise favoring or disfavoring any Party because of the authorship of any provision of this Agreement. Any reference to any law will be deemed also to refer to such law as amended, modified, succeeded or supplemented from time to time and in effect at any given time, and all rules and regulations promulgated thereunder, unless the context requires otherwise. The words “include,” “includes,” and “including” do not limit the preceding terms or words and shall be deemed to be followed by “without limitation.” The term “or” has the inclusive meaning represented by the phrase “and/or.” Pronouns in masculine, feminine and neuter genders will be construed to include any other gender, and words in the singular form will be construed to include the plural and vice versa, unless the context otherwise requires. Unless the context otherwise requires, the terms “day” and “days” mean and refer to calendar day(s). The words “this Agreement,” “herein,” “hereof,” “hereby,” “hereunder,” and words of similar import refer to this Agreement as a whole and not to any particular subdivision unless expressly so limited.
     Section 10.21 Legal Representation of Shareholders. Each Closing Date Principal Shareholder acknowledges and agrees that in connection with the matters related to this Agreement, Vinson & Elkins L.L.P. has solely represented and is solely representing the Company and did not represent any of the Shareholders or any officer, employee, director or manager of the Company or any of its Subsidiaries individually. Each Closing Date Principal Shareholder has had the opportunity to seek independent legal advice from lawyers of its own choosing and other professional advice as each of them has deemed appropriate, is fully satisfied with that advice, and has relied solely and completely upon its own judgment together with the independent legal and other professional advice received prior to executing this Agreement. With the benefit of any such legal and other professional advice, each of the Closing Date

Principal Shareholders has fully informed itself of the contents, terms, conditions and effects of this Agreement, has read and understood this Agreement, and has had its contents fully disclosed and explained to it by its lawyer.
     Section 10.22 Non-Recourse. No past, present or future director, officer, employee, incorporator, member, partner, shareholder or other owner (whether direct or indirect), Affiliate, agent, attorney or representative of any Closing Date Principal Shareholder or the Shareholder Representative (or any of their respective Affiliates) shall have any liability for any obligations or liabilities of the Closing Date Principal Shareholders, the Shareholder Representative or the Company under this Agreement, the Company Ancillary Documents or the Principal Shareholder Ancillary Documents of or for any Claim based on, in respect of, or by reason of, the transactions contemplated hereby and thereby.
[Signature Pages Follow]

     IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed, as of the date first above written.

Noble Corporation, a Swiss corporation

By:	/s/ Thomas L. Mitchell

Name:	Thomas L. Mitchell
Title:	Senior Vice President and CFO

Noble AM Merger Co, a Cayman Islands exempted company

By:	/s/ Alan R. Hay

Name:	Alan R. Hay
Title:	Director

[Signature pages to Merger Agreement]

FDR Holdings Limited, a Cayman Islands company

By:	/s/ Robert Fulton

Name:	Robert Fulton
Title:	Director

EXISTING PRINCIPAL
SHAREHOLDERS

IN WITNESS WHEREOF, this Agreement has been executed by the parties hereto as of the date first written above.

CARLYLE/RIVERSTONE GLOBAL ENERGY AND POWER FUND (CAYMAN), L.P.

By:	C/R Energy GP Ltd., its General Partner

By:	/s/ John Lancaster

	Name:	John Lancaster
	Title:	Authorized Person

     IN WITNESS WHEREOF, this Agreement has been executed by the parties hereto as of the date first written above.

CARLYLE/RIVERSTONE GLOBAL ENERGY AND POWER FUND III (CAYMAN), L.P.

By:	Carlyle/Riverstone Energy GP III Ltd.
its General Partner

By:	/s/ John Lancaster

	Name:	John Lancaster
	Title:	Authorized Person

IN WITNESS WHEREOF, this Agreement has been executed by the parties hereto as of the date first written above.

RIVERSTONE/CARLYLE GLOBAL ENERGY AND POWER FUND IV (CAYMAN), L.P.

By: Riverstone/Carlyle Energy Partners IV (Cayman), L.P., its General Partner

By: R/C GP IV Cayman LLC I, its General Partner

By:	/s/ John Lancaster

	Name:	John Lancaster
	Title:	Managing Director

     IN WITNESS WHEREOF, this Agreement has been executed by the parties hereto as of the date first written above.

C/R ENERGY COINVESTMENT III (CAYMAN), L.P.

By: Carlyle/Riverstone Energy GP III Ltd. its General Partner

By:	/s/ John Lancaster

	Name:	John Lancaster
	Title:	Authorized Person

IN WITNESS WHEREOF, this Agreement has been executed by the parties hereto as of the date first written above.

C/R ENERGY COINVESTMENT (CAYMAN), L.P.

By: C/R Energy GP Ltd., its General Partner

By:	/s/ John Lancaster

	Name:	John Lancaster
	Title:	Authorized Person

IN WITNESS WHEREOF, this Agreement has been executed by the parties hereto as of the date first written above.

C/R ENERGY III FRONTIER PARTNERSHIP, L.P.

By: Carlyle/Riverstone Energy GP III Ltd.
its General Partner

By:	/s/ John Lancaster

	Name:	John Lancaster
	Title:	Authorized Person

IN WITNESS WHEREOF, this Agreement has been executed by the parties hereto as of the date first written above.

DLJ MERCHANT BANKING III, INC.,

as Managing General Partner on behalf of

DLJMB OVERSEAS PARTNERS III, C.V.

By:	/s/ Kenneth J. Lohsen

	Name:	Kenneth J. Lohsen
	Title:	Vice President

MBPSLP, Inc., as Special Limited Partner on behalf of DLJMB OVERSEAS PARTNERS III, C.V.

By:	/s/ Kenneth J. Lohsen

	Name:	Kenneth J. Lohsen
	Title:	Vice President

     IN WITNESS WHEREOF, this Agreement has been executed by the parties hereto as of the date first written above.

DLJ MERCHANT BANKING III, INC.,
as Advisory General Partner on behalf of
DLJ Offshore Partners III, C.V.

By:	/s/ Kenneth J. Lohsen

	Name:	Kenneth J. Lohsen
	Title:	Vice President

IN WITNESS WHEREOF, this Agreement has been executed by the parties hereto as of the date first written above.

DLJ MERCHANT BANKING III, INC.,

as Advisory General Partner on behalf of

DLJ Offshore Partners III-1, C.V. and as attorney-in-fact for DLJ Merchant Banking III, L.P., as Domestic Associate General Partner of DLJ Offshore Partners III-1, C.V.

By:	/s/ Kenneth J. Lohsen

	Name:	Kenneth J. Lohsen
	Title:	Vice President

IN WITNESS WHEREOF, this Agreement has been executed by the parties hereto as of the date first written above.

DLJ MERCHANT BANKING III, INC.,

as Advisory General Partner on behalf of

DLJ Offshore Partners III-2, C.V. and as attorney-in-fact for DLJ Merchant Banking III, L.P., as Domestic Associate General Partner of DLJ Offshore Partners III-2, C.V.

By:	/s/ Kenneth J. Lohsen

	Name:	Kenneth J. Lohsen
	Title:	Vice President

IN WITNESS WHEREOF, this Agreement has been executed by the parties hereto as of the date first written above.

DLJ MERCHANT BANKING III, INC.,

as General Partner of DLJ Merchant Banking III, L.P., and as attorney-in-fact for DLJ Merchant Banking III, L.P., as Managing Limited Partner for and on Behalf of DLJ MB PARTNERS III GMBH & CO., KG

By:	/s/ Kenneth J. Lohsen

	Name:	Kenneth J. Lohsen
	Title:	Vice President

DLJ MB GmbH, as General Partner for and on Behalf of DLJ MB PARTNERS III GMBH & CO., KG

By:	/s/ Kenneth J. Lohsen

	Name:	Kenneth J. Lohsen
	Title:	Director

IN WITNESS WHEREOF, this Agreement has been executed by the parties hereto as of the date first written above.

MILLENNIUM PARTNERS II, L.P.

By: DLJ Merchant Banking III, Inc., its Managing General Partner

By:	/s/ Kenneth J. Lohsen

	Name:	Kenneth J. Lohsen
	Title:	Vice President

     IN WITNESS WHEREOF, this Agreement has been executed by the parties hereto as of the date first written above.

AVISTA CAPITAL PARTNERS, L.P.

By: Avista Capital Partners GP, LLC, its General Partner

By:	/s/ David A. Durkin

	Name:	David A. Durkin
	Title:	Partner

IN WITNESS WHEREOF, this Agreement has been executed by the parties hereto as of the date first written above.

AVISTA CAPITAL PARTNERS (OFFSHORE), L.P.

By: Avista Capital Partners GP, LLC, its General Partner

By:	/s/ David A. Durkin

	Name:	David A. Durkin
	Title:	Partner

     IN WITNESS WHEREOF, this Agreement has been executed by the parties hereto as of the date first written above.

CARLYLE ENERGY COINVESTMENT III CAYMAN, L.P.

By: Carlyle Energy Coinvestment III Cayman GP, L.L.C.
its General Partner

By:	/s/ John Lancaster

	Name:	John Lancaster
	Title:	Authorized Person

IN WITNESS WHEREOF, this Agreement has been executed by the parties hereto as of the date first written above.

GLOBAL ENERGY CAPITAL LP By: GEC Capital Group LP, its General Partner By: GEC Group Ltd, its General Partner
By:	/s/ Jonathan B. Fairbanks
	Name:	Jonathan B. Fairbanks
	Title:	Managing Director

IN WITNESS WHEREOF, this Agreement has been executed by the parties hereto as of the date first written above.

GLOBAL ENERGY CAPITAL — FI LP By: GEC Capital Group LP, its General Partner By: GEC Group Ltd, its General Partner
By:	/s/ Jonathan B. Fairbanks
	Name:	Jonathan B. Fairbanks
	Title:	Managing Director

IN WITNESS WHEREOF, this Agreement has been executed by the parties hereto as of the date first written above.

/s/ Erland P. Bassoe
Erland P. Bassoe

IN WITNESS WHEREOF, this Agreement has been executed by the parties hereto as of the date first written above.

AVISTA CAPITAL PARTNERS II, L.P. By: Avista Capital Partners II GP, LLC, its General Partner
By:	/s/ David A. Durkin
	Name:	David A. Durkin
	Title:	Partner

IN WITNESS WHEREOF, this Agreement has been executed by the parties hereto as of the date first written above.

AVISTA CAPITAL PARTNERS (OFFSHORE) II, L.P. By: Avista Capital Partners II GP, LLC, its General Partner
By:	/s/ David A. Durkin
	Name:	David A. Durkin
	Title:	Partner

IN WITNESS WHEREOF, this Agreement has been executed by the parties hereto as of the date first written above.

MBP III PLAN INVESTORS, L.P. By: DLJ LBO Plans Management Corporation II, its General Partner
By:	/s/ Kenneth J. Lohsen
	Name:	Kenneth J. Lohsen
	Title:	Vice President

RECAPITALIZING
SHAREHOLDERS

     IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed, as of the date first above written.

CARLYLE/RIVERSTONE GLOBAL ENERGY AND POWER FUND (CAYMAN), L.P. By: C/R Energy GP Ltd., its General Partner
By:	/s/ John Lancaster
	Name:	John Lancaster
	Title:	Authorized Person

     IN WITNESS WHEREOF, this Agreement has been executed by the parties hereto as of the date first written above.

CARLYLE/RIVERSTONE GLOBAL ENERGY AND POWER FUND III (CAYMAN), L.P. By: Carlyle/Riverstone Energy GP III Ltd. its General Partner
By:	/s/ John Lancaster
	Name:	John Lancaster
	Title:	Authorized Person

     IN WITNESS WHEREOF, this Agreement has been executed by the parties hereto as of the date first written above.

RIVERSTONE/CARLYLE GLOBAL ENERGY AND POWER FUND IV (CAYMAN), L.P. By: Riverstone/Carlyle Energy Partners IV (Cayman), L.P., its General Partner By: R/C GP IV Cayman LLC I, its General Partner
By:	/s/ John Lancaster
	Name:	John Lancaster
	Title:	Managing Director

     IN WITNESS WHEREOF, this Agreement has been executed by the parties hereto as of the date first written above.

C/R ENERGY COINVESTMENT III (CAYMAN), L.P. By: Carlyle/Riverstone Energy GP III Ltd. its General Partner
By:	/s/ John Lancaster
	Name:	John Lancaster
	Title:	Authorized Person

     IN WITNESS WHEREOF, this Agreement has been executed by the parties hereto as of the date first written above.

C/R ENERGY COINVESTMENT (CAYMAN), L.P. By: C/R Energy GP Ltd., its General Partner
By:	/s/ John Lancaster
	Name:	John Lancaster
	Title:	Authorized Person

     IN WITNESS WHEREOF, this Agreement has been executed by the parties hereto as of the date first written above.

C/R ENERGY III FRONTIER PARTNERSHIP, L.P. By: Carlyle/Riverstone Energy GP III Ltd. its General Partner
By:	/s/ John Lancaster
	Name:	John Lancaster
	Title:	Authorized Person

     IN WITNESS WHEREOF, this Agreement has been executed by the parties hereto as of the date first written above.

CARLYLE ENERGY COINVESTMENT III CAYMAN, L.P. By: Carlyle Energy Coinvestment III Cayman GP, L.L.C. its General Partner
By:	/s/ John Lancaster
	Name:	John Lancaster
	Title:	Authorized Person

     IN WITNESS WHEREOF, this Agreement has been executed by the parties hereto as of the date first written above.

C/R FRONTIER HUNGARY KORLÁTOLT FELELŐSSÉGŰ TÁRSASÁG
By:	/s/ N. John Lancaster
	Name:	N. John Lancaster
	Title:	Managing Director

     IN WITNESS WHEREOF, this Agreement has been executed by the parties hereto as of the date first written above.

CARLYLE/RIVERSTONE HUNGARY KORLÁTOLT FELELŐSSÉGŰ TÁRSASÁG
By:	/s/ N. John Lancaster
	Name:	N. John Lancaster
	Title:	Managing Director

     IN WITNESS WHEREOF, this Agreement has been executed by the parties hereto as of the date first written above.

AVISTA CAPITAL PARTNERS (OFFSHORE), L.P. By: Avista Capital Partners GP, LLC, its General Partner
By:	/s/ David A. Durkin
	Name:	David A. Durkin
	Title:	Partner

     IN WITNESS WHEREOF, this Agreement has been executed by the parties hereto as of the date first written above.

AVISTA CAPITAL PARTNERS, L.P. By: Avista Capital Partners GP, LLC, its General Partner
By:	/s/ David A. Durkin
	Name:	David A. Durkin
	Title:	Partner

     IN WITNESS WHEREOF, this Agreement has been executed by the parties hereto as of the date first written above.

AVISTA CAPITAL PARTNERS II, L.P. By: Avista Capital Partners II GP, LLC, its General Partner
By:	/s/ David A. Durkin
	Name:	David A. Durkin
	Title:	Partner

     IN WITNESS WHEREOF, this Agreement has been executed by the parties hereto as of the date first written above.

AVISTA CAPITAL PARTNERS (OFFSHORE) II, L.P. By: Avista Capital Partners II GP, LLC, its General Partner
By:	/s/ David A. Durkin
	Name:	David A. Durkin
	Title:	Partner

IN WITNESS WHEREOF, this Agreement has been executed by the parties hereto as of the date first written above.

AVISTA CAPITAL PARTNERS (OFFSHORE) II-A, L.P. By: Avista Capital Partners II GP, LLC, its General Partner
By:	/s/ David A. Durkin
	Name:	David A. Durkin
	Title:	Partner

     IN WITNESS WHEREOF, this Agreement has been executed by the parties hereto as of the date first written above.

DLJ MERCHANT BANKING III, INC., as Advisory General Partner on behalf of DLJ Offshore Partners III, C.V.
By:	/s/ Kenneth J. Lohsen
	Name:	Kenneth J. Lohsen
	Title:	Vice President

     IN WITNESS WHEREOF, this Agreement has been executed by the parties hereto as of the date first written above.

DLJ Merchant Banking III, Inc.,
as Advisory General Partner on behalf of
DLJ Offshore Partners III-1, C.V. and as attorney-in-fact for
DLJ Merchant Banking III, L.P., as Domestic Associate General
Partner of DLJ Offshore Partners III-1, C.V.

By:	/s/ Kenneth J. Lohsen
	Name:	Kenneth J. Lohsen
	Title:	Vice President

     IN WITNESS WHEREOF, this Agreement has been executed by the parties hereto as of the date first written above.

DLJ Merchant Banking III, Inc., as Advisory General
Partner on behalf of DLJ Offshore Partners III-2, C.V.
and as attorney-in-fact for DLJ Merchant Banking III, L.P.,
as Domestic Associate General Partner of DLJ Offshore
Partners III-2, C.V.

By:	/s/ Kenneth J. Lohsen
	Name:	Kenneth J. Lohsen
	Title:	Vice President

     IN WITNESS WHEREOF, this Agreement has been executed by the parties hereto as of the date first written above.

DLJ MERCHANT BANKING III, INC., as General
Partner of DLJ Merchant Banking III, L.P. and as attorney-
in-fact for DLJ Merchant Banking III, L.P. as Managing
Limited Partner for and on Behalf of
DLJ MB PARTNERS III GMBH & CO., KG

By:	/s/ Kenneth J. Lohsen
	Name:	Kenneth J. Lohsen
	Title:	Vice President

DLJMB GmbH, as General Partner for and on behalf of DLJ MB PARTNERS III GMBH & CO., KG
By:	/s/ Kenneth J. Lohsen
	Name:	Kenneth J. Lohsen
	Title:	Director

     IN WITNESS WHEREOF, this Agreement has been executed by the parties hereto as of the date first written above.

DLJ Merchant Banking III, Inc., as Managing General Partner on behalf of DLJMB OVERSEAS PARTNERS III, C.V.
By:	/s/ Kenneth J. Lohsen
	Name:	Kenneth J. Lohsen
	Title:	Vice President

MBPSLP, Inc., as Special Limited Partner on behalf of DLJMB OVERSEAS PARTNERS III, C.V.
By:	/s/ Kenneth J. Lohsen
	Name:	Kenneth J. Lohsen
	Title:	Vice President

     IN WITNESS WHEREOF, this Agreement has been executed by the parties hereto as of the date first written above.

DLJ Merchant Banking III, Inc.
By:	/s/ Kenneth J. Lohsen
	Name:	Kenneth J. Lohsen
	Title:	Vice President

     IN WITNESS WHEREOF, this Agreement has been executed by the parties hereto as of the date first written above.

DLJ MERCHANT BANKING III, INC.
By:	/s/ Kenneth J. Lohsen
	Name:	Kenneth J. Lohsen
	Title:	Vice President

     IN WITNESS WHEREOF, this Agreement has been executed by the parties hereto as of the date first written above.

MILLENNIUM PARTNERS II, L.P.
By:	DLJ Merchant Banking III, Inc., its Managing General Partner

By:	/s/ Kenneth J. Lohsen
	Name:	Kenneth J. Lohsen
	Title:	Vice President

     IN WITNESS WHEREOF, this Agreement has been executed by the parties hereto as of the date first written above.

MBP III PLAN INVESTORS, L.P.
By:	DLJ LBO Plans Management Corporation II, its General Partner

By:	/s/ Kenneth J. Lohsen
	Name:	Kenneth J. Lohsen
	Title:	Vice President

     IN WITNESS WHEREOF, this Agreement has been executed by the parties hereto as of the date first written above.

GLOBAL ENERGY CAPITAL LP
By:	GEC Capital Group LP, its General Partner
By:	GEC Group Ltd, its General Partner

By:	/s/ Jonathan B. Fairbanks
	Name:	Jonathan B. Fairbanks
	Title:	Managing Director

     IN WITNESS WHEREOF, this Agreement has been executed by the parties hereto as of the date first written above.

GLOBAL ENERGY CAPITAL — FI LP
By:	GEC Capital Group LP, its General Partner
By:	GEC Group Ltd, its General Partner

By:	/s/ Jonathan B. Fairbanks
	Name:	Jonathan B. Fairbanks
	Title:	Managing Director

     IN WITNESS WHEREOF, this Agreement has been executed by the parties hereto as of the date first written above.

/s/ Erland P. Bassoe
ERLAND P. BASSOE

ANNEX I
EXISTING PRINCIPAL SHAREHOLDERS
1.	Carlyle/Riverstone Global Energy and Power Fund (Cayman), L.P.

2.	Carlyle/Riverstone Global Energy and Power Fund III (Cayman), L.P.

3.	Riverstone/Carlyle Global Energy and Power Fund IV (Cayman), L.P.

4.	C/R Energy Coinvestment III (Cayman), L.P.

5.	C/R Energy Coinvestment (Cayman), L.P.

6.	C/R Energy III Frontier Partnership, L.P.

7.	DLJMB Overseas Partners III, C.V.

8.	DLJ Offshore Partners III, C.V.

9.	DLJ Offshore Partners III-1, C.V.

10.	DLJ Offshore Partners III-2, C.V.

11.	DLJ MB PartnersIII GMBH & Co., Kg

12.	Millennium Partners II, L.P.

13.	Avista Capital Partners, L.P.

14.	Avista Capital Partners (Offshore), L.P.

15.	Carlyle Energy Coinvestment III Cayman, L.P.

16.	Global Energy Capital LP

17.	Global Energy Capital — FI LP

18.	Avista Capital Partners II, L.P.

19.	Avista Capital Partners (Offshore) II, L.P.

20.	MBP III Plan Investors, L.P.

21.	Erland Peter Bassoe

ANNEX II
RECAPITALIZING SHAREHOLDERS
1.	Carlyle/Riverstone Global Energy and Power Fund (Cayman), L.P.

2.	Carlyle/Riverstone Global Energy and Power Fund III (Cayman), L.P.

3.	Riverstone/Carlyle Global Energy and Power Fund IV (Cayman), L.P.

4.	C/R Energy Coinvestment III (Cayman), L.P.

5.	C/R Energy Coinvestment (Cayman), L.P.

6.	C/R Energy III Frontier Partnership, L.P.

7.	Carlyle Energy Coinvestment III Cayman, L.P.

8.	C/R Frontier Hungary Korlátolt Felelősségű Társaság

9.	Carlyle/Riverstone Hungary Korlátolt Felelősségű Társaság

10.	Avista Capital Partners (Offshore), L.P.

11.	Avista Capital Partners, L.P.

12.	Avista Capital Partners II, L.P.

13.	Avista Capital Partners (Offshore) II, L.P.

14.	Avista Capital Partners (Offshore) II-A, L.P.

15.	DLJ Offshore Partners III, C.V.

16.	DLJ Offshore Partners III-1, C.V.

17.	DLJ Offshore Partners III-2

18.	DLJ Mb PartnersIII Gmbh & Co., Kg

19.	DLJMB Overseas Partners III, C.V.

20.	DLJ Merchant Banking III, Inc.

21.	Millennium Partners II, L.P.

22.	MBP III Plan Investors, L.P.

23.	Global Energy Capital LP

24.	Global Energy Capital — FI LP

EXHIBIT A
FORM OF ADDENDUM AGREEMENT
                                        ,
     Reference is made to that certain Agreement and Plan Of Merger dated June 27, 2010 (the “Merger Agreement”), among Noble Corporation, a Swiss corporation (“Parent”), Noble AM Merger Co., an exempted company with limited liability in the Cayman Islands and an indirect wholly owned subsidiary of Parent (“Merger Sub”), FDR Holdings Limited, an exempted company with limited liability in the Cayman Islands having its registered office at Clifton House, 75 Fort Street, P.O. Box 1350, KY1-1108, George Town, Grand Cayman, Cayman Islands (the “Company”), the shareholders of the Company listed on Annex I to the Merger Agreement (the “Existing Principal Shareholders”) and all such parties to the Recapitalization Agreement other than the Company, as listed on Annex II to the Merger Agreement (the “Recapitalizing Shareholders,” together with the Existing Principal Shareholders, the “Closing Date Principal Shareholders”), pursuant to which Merger Sub will merge with and into the Company, with the Company continuing as the Surviving Company (the “Merger”). Each of Parent, Merger Sub, the Company and the Closing Date Principal Shareholders are referred to herein as a “Party” and together as the “Parties.” Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Merger Agreement.
     Pursuant to Section 6.4 of the Merger Agreement, for the consideration set forth in the Merger Agreement, [                                        ] (the “Additional Shareholder”) hereby (i) agrees to be bound by and subject to the terms and conditions of the Merger Agreement, (ii) adopts the Merger Agreement with the same force and effect as if the Additional Shareholder were originally a signatory to the Merger Agreement and (iii) agrees to be treated as a Closing Date Principal Shareholder under the Merger Agreement for all purposes.
     The Additional Shareholder hereby (i) represents and warrants to each Party that the Additional Shareholder has the complete right, power and authority to execute and deliver this Addendum Agreement and to perform all of the obligations hereunder and the obligations of it as a Party under the Merger Agreement and (ii) makes each of the representations and warranties set forth in Article III of the Merger Agreement as if the Additional Shareholder signed the Merger Agreement on the date thereof.
     The spouse of the Additional Shareholder, if applicable, executes this Addendum Agreement to acknowledge its fairness and that it is in such spouse’s best interests, and to bind such spouse’s community interest, if any, in the consideration to be received by the Additional Shareholder pursuant to the terms of the Merger Agreement.
     This Addendum Agreement shall be binding upon the undersigned and their successors and assigns (as permitted pursuant to the terms of the Merger Agreement) and shall inure to the benefit of each of Parent, Merger Sub, the Company, and the Closing Date Principal Shareholders.
     This Addendum Agreement shall be governed by, and construed in accordance with, the laws of the State of New York. This Addendum Agreement may be executed in any number of counterparts, each of which shall be an original, and all of which, when taken together, shall constitute one agreement. Delivery of an executed signature page of this Addendum Agreement by facsimile transmission shall be effective as delivery of a manually executed counterpart hereof.
[Signature pages follow]

     Executed as a sealed instrument as of the                      day of                                        , 2010.

[ADDITIONAL SHAREHOLDER]

By:
Name:
Title:

[ADDITIONAL SHAREHOLDER SPOUSE]

AGREED TO AND ACCEPTED BY:

Noble Corporation, a Swiss corporation

By:
Name:
Title:

Noble AM Merger Co., a Cayman Islands exempted company

By:
Name:
Title:

FDR Holdings Limited, a Cayman Islands company

By:
Name:
Title: